As filed with the Securities and Exchange Commission on July 10, 1998
                                             Registration File No._____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                          -----------------------------
                                    FORM S-4
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             Synovus Financial Corp.
             (Exact Name of registrant as specified in its charter)

   Georgia                              6022                          58-1134883
(State or other                 (Primary Standard               (I.R.S. Employer
 jurisdiction of                    Industrial                    Identification
 incorporation of                 Classification                         Number)
 organization)                     Code Number)
                          Suite 301, One Arsenal Place
                                901 Front Avenue
                             Columbus, Georgia 31901
                                 (706) 649-2387
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                      ------------------------------------
        Kathleen Moates, Senior Vice President and Deputy General Counsel
                             Synovus Financial Corp.
                          Suite 202, One Arsenal Place
                                901 Front Avenue
                             Columbus, Georgia 31901
                                 (706) 649-4818

 (Name, Address, including zip code, and Telephone Number of Agent for Service)

                     Approximate date of commencement of the
                       proposed sale of the securities to
                                   the public:

         The date of mailing the Proxy Statement/Prospectus to the shareholders of Community Bank Capital Corporation.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. _____

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______


                         CALCULATION OF REGISTRATION FEE

Title of                                    Proposed           Proposed
each class of              Amount           maximum            maximum
securities                 to be            offering           aggregate        Amount of
to be registered           registered       price per unit     offering price   registration fee
----------------           ----------       --------------     --------------   ----------------
Common Stock               4,002,253<F1>    <F2>               <F2>              $6,726
$1.00 par value

Common Stock
Rights                     4,002,253        <F3>               <F3>             <F3>

----------------------

<F1>     Maximum  number of shares which may be issued by  Registrant  under its
         Agreement in connection with the acquisition of Community Bank Capital Corporation.

<F2>     Determined pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based upon the book value of common stock of Community Bank Capital Corporation at June 30, 1998, there being 688,500 shares of such stock issued and outstanding on that date, having an aggregate book value on that date of approximately $22,800,000.

<F3>     The Common Stock Rights (the  "Rights")  are attached to and trade with the common stock of Synovus Financial Corp. The value, if any, attributable to the Rights is reflected in the market price of the common stock of Synovus Financial Corp.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                       COMMUNITY BANK CAPITAL CORPORATION
                        Haynes Bridge at Westside Parkway
                              8025 Westside Parkway
                            Alpharetta, Georgia 30004

                                  July __, 1998

Dear Shareholder:

         You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Community Bank Capital Corporation ("CBCC") to be held at 9:30 a.m., local time, on August __, 1998 at CBCC's headquarters at 8025 Westside Parkway, Alpharetta, Georgia 30004.

         As described in the enclosed Proxy Statement/Prospectus, at the Special Meeting you will be asked to consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement"), dated June 5, 1998, by and between CBCC and Synovus Financial Corp. ("Synovus"). The Merger Agreement provides for the Merger of CBCC with and into Synovus and for the Bank of North Georgia to operate as a separate subsidiary of Synovus after the Merger. The material terms of the Merger Agreement are described in the enclosed Proxy Statement/Prospectus.

         CBCC's Board of Directors has unanimously approved the Merger Agreement and recommends that you vote FOR the proposed Merger.

         Whether or not you plan to attend the Special Meeting in person, you are requested to complete, date, and sign the enclosed proxy and return it promptly in the enclosed envelope as soon as possible. If you decide to attend the Special meeting and wish to change your proxy vote, you may do so by voting in person at the Special Meeting. If you need assistance in completing your Proxy, please call Gerri Teel or me.

                                                     Very truly yours,

                                                     Gordon R. Teel
                                                     Chairman and CEO


                       COMMUNITY BANK CAPITAL CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         Notice is hereby given that a Special Meeting (the "Special Meeting") of Shareholders of Community Bank Capital Corporation ("CBCC") will be held at 9:30 a.m., local time, on August __, 1998 at CBCC's headquarters at 8025 Westside Parkway, Alpharetta, Georgia 30004 for the following purposes:

         To consider and vote upon a proposal to merge CBCC with and into Synovus Financial Corp. ("Synovus"), with Synovus being the resulting corporation of the merger (the "Merger"), upon the terms and conditions provided for in the Agreement and Plan of Merger dated June 5, 1998 (the "Merger Agreement"), and to consider and act upon all matters necessary or incidental to the Merger Agreement and the Merger; and

         To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

         Shareholders of CBCC shall have the right to dissent to the Merger and receive payment in cash of the fair value for their shares of CBCC Common Stock upon compliance with the procedures set forth in Section 14-2-1301 et. seq. of the Official Code of Georgia Annotated, as amended, a copy of which is attached as Appendix "B" to the Proxy Statement/Prospectus which accompanies this Notice of Special Meeting of Shareholders.

         Only shareholders of record at the close of business on July __, 1998 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

                                             By Order of the Board of Directors

Alpharetta, Georgia                          Gordon R. Teel
July __, 1998                                Chairman and CEO

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF CBCC SHAREHOLDERS, PLEASE VOTE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, SO THAT CBCC MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, VOTE IN PERSON.

                                 --------------------

THE BOARD OF DIRECTORS OF CBCC RECOMMENDS THAT THE HOLDERS OF CBCC COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AUTHORIZATION OF THE MERGER.


                                   PROSPECTUS
                                       OF
                             SYNOVUS FINANCIAL CORP.
                        4,002,253 SHARES OF COMMON STOCK

                                PROXY STATEMENT
                                       OF
                       COMMUNITY BANK CAPITAL CORPORATION
                      FOR A SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 1998
                        CALLED TO CONSIDER THE AGREEMENT
                            PROVIDING FOR THE MERGER

         This Proxy Statement/Prospectus relates to the issuance in the Merger described herein, pursuant to which Community Bank Capital Corporation ("CBCC") will be merged with and into Synovus Financial Corp. ("Synovus"), of up to 4,002,253 shares of common stock of Synovus in exchange for all of the outstanding shares of common stock of CBCC (the "Merger").

         At the Special Meeting, CBCC shareholders will be asked to approve an Agreement and Plan of Merger dated June 5, 1998 (the "Merger Agreement"), by and between CBCC and Synovus. The Merger Agreement is attached as Appendix "A" and is incorporated herein by reference.

         The Merger Agreement provides that on the effective date of the Merger (the "Effective Date") all holders of the $1.00 par value common stock of CBCC ("CBCC Common Stock"), except dissenting shareholders, will be entitled to receive 5.43489 (less fractional shares for which cash shall be paid in lieu thereof) of the $1.00 par value common stock of Synovus ("Synovus Common Stock") for each share of CBCC Common Stock held of record. See "THE MERGER."

         This Proxy Statement/Prospectus was first mailed to CBCC shareholders on or about _________, 1998.

THE SECURITIES OF SYNOVUS TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF SYNOVUS COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The Date of this Proxy Statement/Prospectus is _______, 1998.


                                TABLE OF CONTENTS

Caption                                                               Page

AVAILABLE INFORMATION....................................................1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................1
SUMMARY OF PROXY STATEMENT/PROSPECTUS....................................4
         The Companies and Their Businesses..............................4
         CBCC Special Shareholders' Meeting..............................5
         The Merger......................................................5
         Reasons for the Merger; Recommendation of Board of Directors....5
         Opinion of Financial Advisor....................................6
         Votes Required..................................................6
         Dissenters' Rights..............................................6
         Interests of Certain Persons
           in the Merger.................................................7
         Tax Opinion.....................................................8
         Accounting Treatment............................................8
         Conditions to the Merger; Regulatory Approvals..................8
         Effective Date..................................................9
         Waiver and Amendment............................................9
         Termination.....................................................9
         Description of Stock and Effect of Merger
           on Rights of CBCC Shareholders................................9
         Markets and Market Prices......................................10
COMPARATIVE PER SHARE DATA..............................................10
SELECTED FINANCIAL DATA.................................................12
THE SPECIAL MEETING.....................................................14
         General Information............................................14
         Voting Information.............................................14
THE MERGER..............................................................15
         The Merger Agreement...........................................15
         Terms of the Merger............................................16
         Recommendation of CBCC Board of Directors; Background of
           and Reasons for the Merger...................................17
         Opinion of Financial Advisor...................................19
         Conditions to the Merger.......................................24
         Regulatory Approvals...........................................26
         Waiver and Amendment...........................................26
         Termination....................................................26
         Interests of Certain Persons in the Merger.....................27
         Employee Benefits..............................................29
         Tax Opinion....................................................29
         Accounting Treatment...........................................30
         Expenses.......................................................30
         Resales of Synovus Common Stock................................30
         NYSE Listing...................................................31

                                        i


DESCRIPTION OF STOCK AND EFFECT OF MERGER
  ON RIGHTS OF CBCC SHAREHOLDERS........................................31
         Synovus Common Stock...........................................33
         Voting Rights - Certain Anti-Takeover
           Effects - The Voting Amendment...............................34
         The Rights Plan................................................35
         Staggered Board of Directors; Supermajority Approvals..........38
         Evaluation of Business
           Combinations.................................................39
         CBCC Common Stock..............................................39
         Dissenters' Rights.............................................40
         Conduct of Business of CBCC
           and Synovus Pending the Merger...............................42
DESCRIPTION OF SYNOVUS..................................................43
         Business.......................................................43
         Management and Additional Information..........................43
REGULATORY MATTERS......................................................44
         General........................................................44
         Dividends......................................................45
         Capital Requirements...........................................46
         Commitments to Subsidiary Banks................................48
         Prompt Corrective Action.......................................48
         Safety and Soundness Standards.................................49
         Depositor Preference Statute...................................50
DESCRIPTION OF CBCC.....................................................50
         Background.....................................................50
         Business.......................................................51
         CBCC Common Stock Owned by Management..........................51
         Management's Discussion and Analysis of
          Financial Condition and Results of Operations.................53
EXPERTS.................................................................61
         Synovus........................................................61
         CBCC...........................................................61
OTHER MATTERS...........................................................61
SHAREHOLDER PROPOSALS...................................................61
PRO FORMA FINANCIAL INFORMATION.........................................61
INDEX TO FINANCIAL STATEMENTS...........................................63
Appendix "A" - Agreement and Plan of Merger
Appendix "B" - Section 14-2-1301 et. seq. of the Official Code of Georgia
                 Annotated, as amended, relating to the rights of dissenting shareholders
Appendix "C" - Opinion of Brown, Burke Capital Partners, Inc.
Appendix "D" - Tax Opinion of KPMG Peat Marwick LLP

                                       ii


                              AVAILABLE INFORMATION

         Synovus is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission at: Chicago Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains an Internet World Wide Web site that contains reports, proxy and information statements and other information about issuers like Synovus, who file electronically with the Commission. The address of that site is http://www.sec.gov. The common stock of Synovus is listed on the New York Stock Exchange (the "NYSE") and such reports, proxy statements and other information concerning Synovus can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

         Synovus has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Synovus Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information and undertakings set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Documents relating to Synovus, excluding exhibits unless specifically incorporated herein, are available without charge upon written or oral request to Synovus Financial Corp., Suite 301, One Arsenal Place, 901 Front Avenue, Columbus, Georgia 31901,
Attention: G. Sanders Griffith, III, Senior Executive Vice President, General Counsel and Secretary, Telephone Number: (706) 649-2267. In order to ensure timely delivery of the documents, any request should be made at least five (5) business days prior to the date of the Special Shareholders' Meeting.

         The following documents filed by Synovus with the Commission are hereby incorporated by reference into this Proxy Statement/Prospectus: (i) Synovus' Annual Report on Form 10-K for the year ended December 31, 1997; (ii) Synovus' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iii) Synovus' Current Reports on Form 8-K dated March 9, 1998, April 23, 1998, May 18, 1998 and June 5, 1998; (iv) the description of Synovus Common Stock contained in Synovus' Registration

                                        1

Statement on Form 8-A filed with the Commission on August 21, 1989; and (v) the description of the Common Stock Rights of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the Commission on May 3, 1989.

         All documents filed by Synovus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the
Special Meeting are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Synovus or CBCC since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

         All information contained in this Proxy Statement/Prospectus with respect to Synovus and Synovus' subsidiaries has been supplied by Synovus and all information with respect to CBCC and CBCC's subsidiary has been supplied by CBCC.

         This Proxy Statement/Prospectus does not relate to any resale of Synovus Common Stock received by any person upon consummation of the Merger and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

         This Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations, and business of Synovus following the consummation of the Merger including statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (i) expected cost savings from the Merger cannot be realized; (ii) deposit attrition, customer loss, or revenue loss

                                        2

following the Merger is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the business of CBCC into Synovus are greater than expected;
(v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
(vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and inflation; and (ix) changes occur in the securities markets. Further information on other factors that could affect the financial results of Synovus after the Merger is included in the documents filed by Synovus with the Commission incorporated by reference herein.

                                        3


                      SUMMARY OF PROXY STATEMENT/PROSPECTUS

         The following is a brief summary of certain information contained elsewhere in or incorporated by reference into this Proxy Statement/Prospectus. This summary is necessarily incomplete and is qualified in its entirety by reference to the more detailed information contained elsewhere herein or in the accompanying exhibits or documents incorporated herein by reference.

The Companies and their Businesses

Synovus

         Synovus is a multi-financial services company, organized and existing as a business corporation under the laws of the State of Georgia. Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"). As of March 31, 1998, Synovus and its subsidiaries ("Subsidiaries") had total assets of $9.4 billion, total deposits of $7.9 billion, shareholders' equity of $927 million and net loans of $6.6 billion. Synovus and its 34 commercial banking affiliates presently provide banking services at approximately 227 offices located in the States of Georgia, Alabama, Florida and South Carolina. Synovus also owns nonbanking Subsidiaries including a full service brokerage firm and an 80.7% interest in Total System Services, Inc. ("Total System"), a bankcard data processing company whose stock is traded on the NYSE. The principal executive offices of Synovus are located at Suite 301, One Arsenal Place, 901 Front Avenue, Columbus, Georgia 31901 (telephone number (706) 649-2387).

         Synovus continually evaluates acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of Synovus' book value and/or net
income  per  common  share  may  occur  in  connection   with  any  such  future
acquisitions.

         Additional  information  about   Synovus   is   included  in  documents
incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CBCC

         CBCC is a financial services company, organized and existing as a business corporation under the laws of the State of Georgia. CBCC is registered as a bank holding company under the BHC Act. As of March 31, 1998, CBCC and the Bank of North Georgia, CBCC's wholly-owned subsidiary, had total assets of $348.4 million, total deposits of $315.2 million, total shareholders' equity of $21.3 million and net loans of $253.8 million. CBCC and the Bank of North Georgia provide banking services through six full-service offices located in its primary service area of north Fulton, Cherokee and

                                        4

Pickens Counties, Georgia. CBCC also operates a full-service mortgage company known as Bank of North Georgia Mortgage, as a division of the Bank of North Georgia. The principal executive offices of CBCC are located at 8025 Westside Parkway, Alpharetta, Georgia 30004 (telephone number (770) 751-4700).

CBCC Special Shareholders' Meeting

         The Special Meeting called to consider the Merger will be held at 9:30 a.m., local time, on August __, 1998 at CBCC's headquarters at 8025 Westside Parkway, Alpharetta, Georgia 30004. Only shareholders of record of CBCC Common Stock at the close of business on July __, 1998, will be entitled to receive notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING - General Information" and "- Voting Information."

The Merger

         Subject to approval by the shareholders of CBCC at the Special Meeting, the receipt of required regulatory approvals, and certain other conditions, CBCC will be merged with and into Synovus pursuant to the Merger Agreement. As a result of the Merger, the former shareholders of CBCC will receive from Synovus
5.43489 shares of Synovus Common Stock for each of their shares of CBCC Common Stock (the "Per Share Exchange Ratio").

         No fractional shares of Synovus Common Stock will be issued in connection with the Merger but rather cash (without interest) will be paid in lieu thereof, with the amount of cash to be paid in lieu of fractional shares to be determined based upon the closing price per share of Synovus Common Stock on the NYSE on the fifth business day immediately preceding the effective date of the Merger ("Effective Date"). See "THE MERGER - The Merger Agreement."

Reasons for the Merger; Recommendation of Board of Directors

         The Board of Directors of CBCC considered a variety of factors in evaluating the Merger, including: (i) the value of the consideration to be received by CBCC shareholders relative to the book value and earnings per share of CBCC Common Stock; (ii) certain information concerning the financial condition, results of operations and business prospects of Synovus; (iii) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus; (iv) the alternatives to the Merger, including remaining an independent institution; (v) the competitive and regulatory environment for financial institutions generally; (vi) the fact that the Merger will enable CBCC shareholders to exchange their shares of CBCC Common Stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and (vii) the opinion of Brown, Burke Capital Partners, Inc. that the consideration to be received by CBCC shareholders as a result of the Merger is fair from a financial point of view. Based on these factors, the Board of Directors of CBCC has determined that the Merger is

                                        5

in the best interests of the shareholders of CBCC and has unanimously approved the Merger Agreement. Accordingly, the Board of Directors recommends that the
shareholders   of  CBCC  vote  FOR  the  Merger  Agreement.  See "THE  MERGER -
Recommendation of CBCC Board of Directors and Reasons for the Merger."

         The Board of Directors of Synovus, after careful study and evaluation of relevant factors, believes the Merger will provide Synovus with expanded market opportunities for profitable long-term growth. The Synovus Board believes that the Merger will result in the addition of a well-suited and positioned banking organization to Synovus' existing organization.

Opinion of Financial Advisor

         CBCC's financial advisor, Brown, Burke Capital Partners, Inc., has rendered its opinion to CBCC's Board of Directors that the Per Share Exchange Ratio is fair from a financial point of view to CBCC and its shareholders. A copy of such opinion is attached hereto as Appendix "C" and should be read in its entirety with respect to the assumptions made, other matters considered and the reviews undertaken. See "THE MERGER - Opinion of Financial Advisor."

Votes Required

         The affirmative vote of the holders of a majority of the issued and outstanding shares of CBCC Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement and to authorize the Merger. The holders of CBCC Common Stock are entitled to one vote on each matter to be considered and voted on at the CBCC Special Shareholders' Meeting for each share of CBCC Common Stock held by them of record at the close of business on July ____, 1998.

         As of the record date for the Special Meeting, CBCC's present directors, executive officers and their affiliates had the power to vote, or direct the voting of, approximately 42% of the outstanding shares of CBCC Common Stock. It is anticipated that all shares of CBCC Common Stock as to which CBCC's directors, executive officers and their affiliates control the voting power will be voted to approve the Merger Agreement and the Merger. Approval of the Merger by the holders of Synovus Common Stock is not required and will not be sought. See "THE SPECIAL MEETING - Voting Information."

Dissenters' Rights

         The shareholders of CBCC Common Stock are entitled to dissenters' rights of appraisal with respect to the Merger under the Georgia Business Corporation Code. The failure by a shareholder of CBCC to precisely follow the statutory procedure for exercising dissenters' rights may result in the loss of such dissenters' rights. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF CBCC SHAREHOLDERS - Dissenters' Rights."

                                        6

Interests of Certain Persons in the Merger

         No officer or director of CBCC, nor any of their "associates," has any direct or indirect material interest in the Merger, except insofar as the following might be deemed to create such an interest: (i) the ownership by such person of CBCC Common Stock or options to purchase such stock under the existing CBCC stock option plan; (ii) the continued employment by such person with Bank of North Georgia after consummation of the Merger; (iii) the potential service by such person as a director of Bank of North Georgia after consummation of the Merger; (iv) after the Effective Date, the eligibility of such persons to participate in the Synovus Financial Corp. Director and/or Employee Stock Purchase Plans or Synovus' welfare, incentive and benefit plans; and (v) certain rights to indemnification.

         In addition, as a condition to the Merger, Synovus has agreed to enter into an Employment Agreement with Gordon R. Teel, Chairman of the Board and Chief Executive Officer of CBCC. Pursuant to the Employment Agreement, Mr. Teel will be elected as Chairman of the Board and Chief Executive Officer and as a director of Bank of North Georgia. The Agreement is for a two-year term and provides that Mr. Teel will be compensated for his services at an annual rate of base compensation of $276,600 per year, will be guaranteed an incentive bonus of at least $100,000 for 1998 and will be eligible to receive an annual incentitive bonus of 50% of his annual base compensation during the term of the Employment Agreement. The Employment Agreement also provides that Mr. Teel will be granted an option to purchase 15,000 shares of Synovus Common Stock on the Effective Date of the Merger at an exercise price equal to the closing price of Synovus Common Stock on the Effective Date of the Merger with the options becoming exercisable three years from the Effective Date. Finally, the Employment Agreement provides that Mr. Teel will not compete with Synovus following termination of his employment under certain circumstances for a two-year period following the Effective Date of the Merger.

         As an additional condition to the Merger, Synovus has agreed to enter into an Employment Agreement with Donald D. Howard, President and Chief Executive Officer of Bank of North Georgia. Pursuant to the Employment Agreement, Mr. Howard will be elected as President and Chief Operating Officer of Bank of North Georgia. The Agreement is for a three year term and provides that Mr. Howard will be compensated for his services at an annual rate of base compensation of $160,000 per year, will be guaranteed an incentive bonus of at least $64,000 for 1998 and will be eligible to receive an annual incentive bonus of 50% of his annual base compensation during the term of the Employment
Agreement. The Employment Agreement also provides that Mr. Howard will be granted an option to purchase 15,000 shares of Synovus Common Stock on the Effective Date of the Merger at an exercise price equal to the closing price of Synovus Common Stock on the Effective Date of the Merger with the options becoming exercisable three years from the Effective Date. Finally, the Employment Agreement provides that Mr. Howard will not compete with Synovus for a two-year period following termination of his employment under certain circumstances, with the restricted period ending, in all events, on the third anniversary of the Effective Date of the Merger.

                                        7


         In addition, Synovus has agreed to enter into its standard Change of Control Agreement ("Agreement") with Mr. Teel and Mr. Howard. Each Agreement provides severance pay and continuation of certain benefits in the event of a Change of Control. In order to receive benefits under the Agreement, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following a Change of Control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. See "THE MERGER - Interests of Certain Persons in the Merger."

Tax Opinion

         Synovus and CBCC have received a tax opinion ("Tax Opinion") from KPMG Peat Marwick LLP ("KPMG"), Certified Public Accountants, to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Tax Code"); the basis of Synovus Common Stock to be received by each CBCC shareholder will be the same as the basis of CBCC Common Stock surrendered in exchange therefor; the holding period of Synovus Common Stock will include the holding period of the CBCC Common Stock exchanged therefor, provided that such CBCC Common Stock is held as a capital asset at the Effective Date of the Merger; and that, for federal income tax purposes, the shareholders of CBCC will not recognize gain or loss on the exchange in the Merger of their CBCC Common Stock for Synovus Common Stock (except to the extent of any cash paid in lieu of fractional shares, any cash paid to those CBCC shareholders who perfect their statutory dissenters' rights against the Merger and except to the extent that the Share Purchase Rights, which are described on pages 35 through 38 of this Proxy Statement/Prospectus, are determined to be other property within the meaning of Section 356 of the Tax Code, as described on pages 8 and 9 of the Tax Opinion which is attached hereto as Appendix "D").

         ALL CBCC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

Accounting Treatment

         It is a condition precedent to the obligations of CBCC and Synovus to consummate the Merger for the Merger to qualify for pooling of interests accounting treatment. Synovus anticipates receiving a letter from KPMG to the effect that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER - Accounting Treatment"; and " - Resales of Synovus Common Stock."

Conditions to the Merger; Regulatory Approvals

         Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of the opinion of KPMG regarding certain tax aspects of the Merger (which has been satisfied), receipt of assurances that the Merger qualifies for pooling of interests

                                        8


accounting treatment and satisfaction of other customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the State of Georgia ("Georgia Banking Department"). Applications have been submitted for such approvals. The Merger has not yet been approved by the Federal Reserve or the Georgia Banking Department. See "THE MERGER - Conditions to the Merger; Regulatory Approvals."

Effective Date

         The Merger will become effective at the time a Certificate of Merger is filed in accordance with the Georgia Business Corporation Code, or on such later date as the Certificate of Merger may specify. This filing will be made on the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed to by Synovus and CBCC ("Effective Date"). Subject to the conditions specified in the Merger Agreement, the parties currently anticipate that the Merger will become effective during the third quarter of 1998, although there can be no assurances as to whether or when the Merger will occur. See "THE MERGER - Conditions to the Merger; Regulatory Approvals."

Waiver and Amendment

         Prior to the Effective Date, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. In addition, the Merger Agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between Synovus and CBCC after approval of their respective Boards of Directors. See "THE MERGER - Waiver and Amendment."

Termination

         The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual consent of Synovus and CBCC, if the Board of Directors of each so determines, and by either of them individually under certain specified circumstances, including if the Merger has not become effective by November 30, 1998. See "THE MERGER - Termination."

Description of Stock and Effect of Merger on Rights of CBCC Shareholders

         On the Effective Date, shareholders of CBCC (other than CBCC shareholders who exercise and perfect their statutory dissenters' rights against the Merger) will automatically become shareholders of Synovus and their rights as shareholders of Synovus will be determined by the Georgia Business Corporation Code and by Synovus'

                                        9


Articles of Incorporation and bylaws. The rights of shareholders of Synovus differ from the rights of shareholders of CBCC with respect to certain important matters, including the required shareholder votes as to certain matters, Synovus' Share Purchase Rights Plan and Synovus' Voting Rights Amendment which entitles certain of its shareholders to ten votes per share. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF CBCC SHAREHOLDERS."

Markets and Market Prices

         The following table presents the closing price for Synovus Common Stock reported on the NYSE on April 14, 1998, the last business day preceding the public announcement of the Merger, and the closing price for Synovus Common Stock reported on the NYSE on ______, 1998. On _______, 1998, there were ___ shareholders of record of CBCC Common Stock. No established trading market for CBCC Common Stock exists. Because transactions in CBCC Common Stock are infrequent and are negotiated privately between the persons involved in these transactions and because such transactions are not reported on an exchange or other organized trading system, CBCC does not have reliable data regarding recent trading activity in CBCC Common Stock. To the best of the knowledge of CBCC's management, the last transaction in CBCC Common Stock took place on May 17, 1996 at a price of $33.50 per share. The table also sets forth the CBCC Common Stock Equivalent which represents the closing price of Synovus on April 14, 1998 and _____, 1998 multiplied by the Per Share Exchange Ratio of 5.43489.

                   Synovus Common     CBCC Common        CBCC Common
                   Stock              Stock              Stock Equivalent

April 14, 1998      $24.05             $33.50            $130.71
_____, 1998

         Shareholders are advised to obtain current market quotations for Synovus Common Stock. It is expected that the market price of Synovus Common Stock will fluctuate between the date of the Proxy Statement/Prospectus and the Effective Date of the Merger and thereafter. No assurances can be given as to the market price of Synovus Common Stock or CBCC Common Stock at, or in the case of Synovus Common Stock after, the Effective Date of the Merger.

                           COMPARATIVE PER SHARE DATA

         The following summary presents selected comparative unaudited per share information: (1) for Synovus Common Stock, on a historical and pro forma basis assuming the Merger had been effective during the periods presented and (2) for CBCC on a historical basis and on a pro forma equivalent basis. In presenting the equivalent CBCC per share amounts, the data reflects one share of CBCC Common Stock as 5.43489 shares of Synovus Common Stock. The pro forma information has been prepared giving effect to the Merger as a pooling of interests. The pro forma financial

                                       10


information does not include the effects of other pending immaterial acquisitions by Synovus. These tables should be read in conjunction with the consolidated financial statements of Synovus and CBCC set forth in documents included or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The following information is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                       [Rest of page intentionally blank]

                                       11

The following table reflects the issuance of 3,646,811 shares of Synovus Common Stock pursuant to the Per Share Exchange Ratio of 5.43489 shares of Synovus Common Stock for each share of CBCC Common Stock currently outstanding.

                                                                                        As Of and For The
                                                Three Months                              Years Ended
                                                 Ended                                    December 31,
                                                March 31, 1998            1997            1996             1995
----------------------------------------------------------------------------------------------------------------------
                                                (Unaudited)         (Unaudited except Synovus and CBCC Historical)
Net income per common share - basic

Historical:

        Synovus                               $         0.16                  0.63            0.53             0.44

        Community Bank Capital Corporation              1.69                  6.38            3.61             2.65

Pro forma combined                                      0.16                  0.64            0.54             0.44

Pro forma equivalent per common
  Community Bank Capital Corporation share<F1>          0.87                  3.48            2.93             2.39

Net income per common share - assuming dilution

Historical:

        Synovus                                         0.15                  0.62            0.53             0.44

        Community Bank Capital Corporation              1.60                  6.04            3.43             2.53

Pro forma combined                                      0.16                  0.63            0.53             0.44

Pro forma equivalent per common
  Community Bank Capital Corporation share<F1>          0.87                  3.42            2.88             2.39

Cash dividends declared per common share

Historical:

        Synovus                                         0.07                  0.24            0.19             0.16

        Community Bank Capital Corporation              0.00                  0.00            0.00             0.00

Equivalent per common Community Bank
  Capital Corporation share<F2>                         0.38                  1.30            1.03             0.87

Book values per common share at period end

Historical:

        Synovus                                         3.53                  3.44

        Community Bank Capital Corporation             31.81                 30.13

Pro forma combined                                      3.55                  3.46

Pro forma equivalent per common Community Bank
  Capital Corporation share<F1>                        19.29                 18.80

<F1>   Determined by  multiplying  the pro forma amounts by the Exchange  Ratio of 5.43489:1.

<F2>   Determined by multiplying the Synovus historical cash dividends declared per share by Synovus by the Exchange Ratio of 5.43489:1.

                                      11.1

                             SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical financial information for Synovus and CBCC. The selected historical financial information is based upon, derived from, and should be read in conjunction with the historical consolidated financial statements of Synovus and CBCC and the related notes therein, set forth in documents included or incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

          Interim unaudited information for Synovus and CBCC for the three months ended March 31, 1998, and March 31, 1997, reflect, in the opinion of management of Synovus and CBCC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information.
Results for the three months ended March 31, 1998, are not necessarily indicative of results which may be expected for the year as a whole.

                       [Rest of page intentionally blank]

                                       12


                            SYNOVUS FINANCIAL CORP.
                            Selected Financial Data
                 (Dollars in thousands, except per share data)

                                              Three Months Ended
                                                 March 31,
                                                (Unaudited)                                    Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                   1998        1997        1997        1996       1995         1994        1993
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                              $  106,062     98,155     412,389     374,874     341,875     301,231     263,213

Provision for losses on loans                    $    7,594      7,001      32,296      31,766      25,787      25,387      24,924

Income before extraordinary item                 $   41,213     35,807     165,236     139,604     114,583      89,452      80,379

Net income                                       $   41,213     35,807     165,236     139,604     114,583      89,452      77,467

Per share data:

   Income before extraordinary item - basic      $     0.16       0.14        0.63        0.53        0.44        0.35        0.32

   Income before extraordinary item - assuming
     dilution                                    $     0.15       0.13        0.62        0.53        0.44        0.35        0.32

   Net income - basic                            $     0.16       0.14        0.63        0.53        0.44        0.35        0.31

   Net income - assuming dilution                $     0.15       0.13        0.62        0.53        0.44        0.35        0.31

   Cash dividends declared                       $     0.07       0.06        0.24        0.19        0.16        0.13        0.11

   Book value per share                          $     3.53       3.04        3.44        2.99        2.66        2.27        2.17

Long-term debt                                   $  117,860    100,897     126,174      97,283     106,815     139,811     143,481

Average total equity                             $  920,505    796,414     834,726     730,541     639,426     566,562     505,027

Average total assets                             $9,227,000  8,531,218   8,815,423   8,135,587   7,498,299   6,782,659   6,141,794

Ratios:

   Return on assets before extraordinary item<F1>      1.81 %     1.70        1.87        1.72        1.53        1.32        1.31

   Return on assets after extraordinary item <F1>      1.81       1.70        1.87        1.72        1.53        1.32        1.26

   Return on equity before extraordinary item<F1>     18.16      18.23       19.80       19.11       17.92       15.79       15.92

   Return on equity after extraordinary item<F1>      18.16      18.23       19.80       19.11       17.92       15.79       15.34

   Dividend payout ratio                              46.83      43.86       38.10       36.62       36.69       36.90       35.10

   Average equity to average assets                    9.98       9.34        9.47        8.98        8.53        8.35        8.22


<F1>All ratios for the three month periods have been annualized.

                                      12.1


                       COMMUNITY BANK CAPITAL CORPORATION

                             Selected Financial Data
                  (Dollars in thousands, except per share data)

                               Three Months Ended
                                    March 31,
                                   (Unaudited)                                   Years Ended December 31,
                              1998            1997           1997           1996            1995           1994          1993
------------------------- -------------  -------------- -------------- --------------  --------------  ------------- -------------
Net Interest Income       $   3,630            2,902          12,589          10,556           7,931         4,836       3,134

Provision for loan losses       150              100             700             350             245           142         149

Net Income                    1,136              760           4,284           2,340           1,614           847         989

Per share data:

  Net Income - basic           1.69             1.13            6.38            3.61            2.65          1.66        2.41

 Net Income - assuming
   dilution                    1.60             1.07            6.04            3.43            2.53          1.60        2.37

 Cash dividends
   declared                       -                -               -               -               -             -           -

Book value per share          31.81            24.42           30.13           23.83           19.39         16.23       12.41

Long-term debt                3,938            4,550           4,100           4,700           3,150         3,450       3,700

Average total equity         20,782           16,189          17,618          14,018          10,727         7,059       4,855

Average total assets        362,984          276,562         321,693         237,153         193,830       133,560      95,820

Ratios:

  Return on average
    assets <F1>                1.25%            1.10            1.33            0.99            0.83          0.63        1.03

  Return on average
    equity <F1>               21.87            18.78           24.32           16.69           15.05         12.00       20.37

  Dividend payout ratio        0.00             0.00            0.00            0.00            0.00          0.00        0.00

  Average equity to
   average assets              5.73             5.85            5.48            5.91            5.53          5.28        5.07

<F1>All ratios for three months have been annualized


                                                        13


                               THE SPECIAL MEETING

General Information

         This Proxy Statement/Prospectus is being furnished to the shareholders of CBCC in connection with the solicitation, by and on behalf of the Board of Directors of CBCC, of Proxies for use and to be voted at a Special Meeting of Shareholders of CBCC to be held at 9:30 a.m., local time, on August __, 1998 at CBCC's headquarters at 8025 Westside Parkway, Alpharetta, Georgia 30004, and at any adjournment thereof, and is being mailed on _______, 1998 to the CBCC shareholders entitled to receive Notice of and to vote at the Special Meeting.

         The Special Meeting has been called by the Board of Directors of CBCC so that CBCC shareholders may consider and vote upon a proposal to merge CBCC with and into Synovus with Synovus as the resulting corporation of the Merger pursuant to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix "A," and incorporated herein by reference. Upon the Effective Date of the Merger, CBCC shareholders will receive from Synovus
5.43489 shares of Synovus Common Stock for each of their shares of CBCC Common Stock (the "Per Share Exchange Ratio").

         No fractional shares of Synovus Common Stock will be issued in connection with the Merger but rather cash (without interest) will be paid in lieu thereof, with the amount of cash in lieu of fractional shares to be determined based upon the closing price per share of Synovus Common Stock on the NYSE on the fifth business day immediately preceding the Effective Date.

         If and when the Merger is consummated, Bank of North Georgia will operate as a wholly-owned banking subsidiary of Synovus and CBCC will cease to exist as a separate corporation.

Voting Information

         At the close of business on _______, 1998, the record date for determining shareholders of CBCC Common Stock eligible to receive Notice of and to vote at the Special Meeting, _________ shares of CBCC Common Stock were issued and out standing. With respect to all matters to be considered and voted upon at the Special Meeting, each shareholder of CBCC Common Stock is entitled to one vote for each share of CBCC Common Stock held by such shareholder on the record date.

         The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Some proxies may be broker non-votes (marked to indicate that the shares are not being voted on the Merger Agreement). Any proxy authorized to be voted at the meeting (including on routine matters pursuant to the discretionary authority granted to management's proxy) whether or not the proxy is marked to "ABSTAIN" or to effect a broker non-vote, will be counted in establishing a quorum.

                                       14


         Approval of the Merger Agreement and the authorization of the Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of CBCC Common Stock entitled to vote at the Special Meeting. Consequently, both abstentions and broker non-votes will have the effect of a vote against the Merger Agreement.

         As of the record date for the Special Meeting, CBCC's directors, executive officers and their affiliates had the power to vote, or direct the voting of, approximately 42% of the issued and outstanding shares of CBCC Common Stock entitled to be voted at the Special Meeting. It is anticipated that all shares of CBCC Common Stock as to which CBCC's present directors, executive officers and their affiliates control the voting power will be voted FOR approval of the Merger Agreement and the authorization of the Merger.

         Shares represented by properly executed Proxies, if such Proxies are received at or prior to the Special Meeting and not subsequently revoked, will be voted at the Special Meeting in accordance with the choice specified therein, or, if no choice is specified therein, will be voted FOR approval of the Merger Agreement and the authorization of the Merger. A Proxy may be revoked by its maker at any time before it is exercised by: (i) giving written notice of revocation to Gerri Teel, Assistant Secretary of CBCC, or (ii) properly submitting to CBCC a duly executed Proxy bearing a later date. Attendance at the Special Meeting will constitute revocation of the Proxy if the maker thereof elects to vote in person.

         The cost of soliciting proxies from holders of CBCC Common Stock will be borne by CBCC. In addition to use of the mail, CBCC shareholders may be solicited by personal contact, or by telephone, telegraph or other electronic communications, by directors, officers or employees of CBCC, who will receive no additional compensation therefor. Custodians, nominees and fiduciaries will be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with this solicitation of Proxies.

                                   THE MERGER

         The following is a description of certain provisions of the Merger Agreement, the Merger and the consequences thereof. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX "A" TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ CAREFULLY THE MERGER AGREEMENT, AS WELL AS THE OTHER EXHIBITS, IN THEIR ENTIRETY.

The Merger Agreement

         The Board of Directors of CBCC has approved, executed and delivered, and the proper officers of CBCC have executed and delivered, the Merger Agreement relating to the Merger. The Merger Agreement sets forth the terms of the Merger and contains: (i) conditions precedent to both parties' obligations to consummate the Merger; (ii)

                                       15

conditions precedent to Synovus' obligations to consummate the Merger; (iii) conditions precedent to CBCC's obligations to consummate the Merger; (iv) provisions relating to CBCC's and Synovus' operations pending consummation of the Merger; and (v) certain other provisions.

Terms of the Merger

         On the Effective Date of the Merger (which is the date of or to be specified in the certificate to be issued by the Secretary of State of Georgia causing the Merger to become effective), the issued and outstanding shares of CBCC Common Stock will be converted into shares of Synovus Common Stock at the Per Share Exchange Ratio, and outstanding certificates representing shares of CBCC Common Stock shall thereafter represent shares of Synovus Common Stock.

         Certificates representing shares of CBCC Common Stock shall be surrendered to Synovus by the holders thereof on or after the Effective Date of the Merger for new certificates representing shares of Synovus Common Stock. Until so surrendered to Synovus, such certificates theretofore representing shares of CBCC Common Stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus Common Stock which the holders could or would have been entitled to receive upon their surrender to Synovus (except for the payment of dividends, which shall be subject to the exchange of stock certificates as provided herein).

         UNTIL SUCH STOCK CERTIFICATES NOMINALLY REPRESENTING SHARES OF CBCC COMMON STOCK ARE SURRENDERED TO SYNOVUS IN EXCHANGE FOR CERTIFICATES REPRESENTING SHARES OF SYNOVUS COMMON STOCK, NO DIVIDENDS PAYABLE AS OF ANY DATE SUBSEQUENT TO THE EFFECTIVE DATE OF THE MERGER ON THE SHARES OF SYNOVUS COMMON STOCK REPRESENTED BY SUCH CBCC COMMON STOCK CERTIFICATES WILL BE PAID TO THE RECORD HOLDERS THEREOF (HOWEVER, FORMS 1099 REPORTING THE PAYMENT OF SUCH DIVIDENDS WILL BE FILED WITH THE INTERNAL REVENUE SERVICE AND MAILED TO EACH SHAREHOLDER); BUT UPON THE SURRENDER TO SYNOVUS OF SUCH CBCC COMMON STOCK
CERTIFICATES, THERE WILL BE PAID TO THE RECORD HOLDERS THEREOF THE AMOUNT OF DIVIDENDS WHICH THERETOFORE HAD BECOME PAYABLE, WITHOUT INTEREST THEREON, UPON THE SHARES OF SYNOVUS COMMON STOCK REPRESENTED BY SUCH OUTSTANDING CBCC COMMON STOCK CERTIFICATES.

         No fractional shares of Synovus Common Stock will be issued in connection with the Merger, but rather cash (without interest) will be paid in lieu thereof, with the amount of cash to be paid in lieu of fractional shares to be determined based upon the closing price per share of Synovus Common Stock on the NYSE on the fifth day immediately preceding the Effective Date.

         The delivery of Synovus stock certificates and other amounts may be subject to possible forfeiture under applicable escheat laws if CBCC stock certificates are not

                                       16

surrendered for exchange within the legally specified periods of time which vary with the state of residence of the certificate holder. Therefore, all CBCC shareholders are urged to surrender their CBCC stock certificates at the earliest possible date after consummation of the Merger.

         As soon as practicable following consummation of the Merger, Synovus will send each shareholder of CBCC Common Stock a Letter of Transmittal explaining the procedure to be followed in exchanging certificates representing shares of CBCC Common Stock for certificates representing shares of Synovus Common Stock. Until such Letter of Transmittal is received, shareholders of CBCC should continue to hold their certificates representing shares of CBCC Common Stock.

         On the basis of the number of shares of CBCC Common Stock which were outstanding on the date of this Proxy Statement/Prospectus and the number of options to purchase shares of CBCC currently outstanding, a maximum of 4,002,253 shares of Synovus Common Stock may be issued to the shareholders of CBCC Common Stock pursuant to the terms of the Merger Agreement.

Recommendation of CBCC Board of Directors; Background of and Reasons for the Merger

         Background of and Reasons for the Merger. During the fourth quarter of 1997, the Chairman and CEO of CBCC met with certain investment bankers to explore the possibility of a public offering and also met with representatives of various financial institutions, including Synovus, to explore the possibility of a combination between CBCC and such financial institutions. Discussions continued during the fourth quarter and into the first quarter of 1998.

         On January 15, 1998, in conjuction with these activities, CBCC and Synovus entered into a confidentiality agreement, and CBCC provided Synovus with certain confidential information describing CBCC and its operations.

         On February 20, 1998, Synovus presented a proposed letter of intent to CBCC, which did not provide for an exchange offer acceptable to CBCC.

         On March 10, 1998, CBCC engaged Brown, Burke Capital Partners, Inc. ("BBCP") to serve as its financial advisor in connection with the possible merger of CBCC and to render advice to CBCC concerning the financial aspects of a potential merger with one of several different banking companies. Thereafter, BBCP contacted various financial institutions, including Synovus, concerning their interest in a merger with CBCC, received confidentiality agreements from such institutions and provided them with confidential information describing CBCC and its operations as well as procedures for submitting an offer to acquire CBCC.

         On April 9, 1998, Synovus submitted a revised letter of intent which provided for an increased exchange ratio. CBCC's Chairman and CEO reviewed Synovus' revised letter of intent, together with an offer from another institution, with the members of

                                       17


CBCC's Board. Following these discussions, CBCC's Chairman and CEO executed the revised letter of intent from Synovus.

         From April 10 through June 5, 1998, CBCC and Synovus conducted due diligence investigations of each other and proceeded to negotiate the definitive merger agreement.

         On May 18, 1998, at a special meeting of the Board of Directors of CBCC, representatives of BBCP reviewed BBCP's analysis of the two offers made for CBCC and issued BBCP's oral opinion that the offer from Synovus was fair to the shareholders of CBCC from a financial point of view. At the same meeting, counsel to CBCC reviewed the proposed Merger Agreement with the Board. Following the presentations and subsequent discussions, the CBCC Board authorized its Chairman and CEO to execute the proposed Merger Agreement, subject to negotiation of certain additional points.

         Following the May 18, 1998 CBCC Board meeting, CBCC and Synovus continued to negotiate certain aspects of the Merger Agreement, resulting in its execution on June 5, 1998.

         Recommendation of CBCC Board of Directors. CBCC's Board of Directors has unanimously approved the Merger Agreement and has determined that the Merger is in the best interests of CBCC and its shareholders. The terms of the Merger were the result of arms'-length negotiations between representatives of CBCC and representatives of Synovus. Without assigning any relative or specific weights to the factors, the Board of Directors of CBCC considered the following material factors: (i) the value of the consideration to be received by CBCC shareholders relative to the book value and earnings per share of CBCC Common Stock; (ii) certain information concerning the financial condition, results of operations and business prospects of Synovus; (iii) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus; (iv) the alternatives to the Merger, including remaining an independent institution; (v) the competitive and regulatory environment for financial institutions generally; (vi) the fact that the Merger will enable CBCC shareholders to exchange their shares of CBCC Common Stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and (vii) the opinion of Brown, Burke Capital Partners, Inc. that the consideration to be received by CBCC shareholders as a result of the Merger is fair from a financial point of view.

         Each member of the Board of Directors of CBCC has agreed to vote such members' shares of CBCC Common Stock in favor of the Merger.

                                       18


         CBCC'S   BOARD   OF   DIRECTORS   UNANIMOUSLY   RECOMMENDS   THAT  CBCC
SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

         Management of Synovus believes that the Merger will provide Synovus with expanded market opportunities for profitable long-term growth. Management of Synovus also believes that the Merger will result in the addition of a well-suited and positioned banking organization to Synovus' existing organization.

Opinion of Financial Advisor

         CBCC has retained Brown, Burke Capital Partners, Inc. ("BBCP") to act as its financial advisor in connection with the Merger. Representatives of BBCP participated in a meeting of the CBCC Board held on May 18, 1998. At the meeting, subject to the draft of the Merger Agreement to purchase CBCC, BBCP rendered its oral opinion to the effect that, as of such date, conversion of each share of CBCC Common Stock into the right to receive a number of shares of Synovus Common Stock equal to the Per Share Exchange Ratio and the additional terms to be provided by the Merger Agreement (the "Per Share Purchase Price and Terms") were fair to the stockholders and option holders of CBCC from a financial point of view. BBCP has also rendered a written opinion to the CBCC Board that, on the date of this Prospectus/Proxy Statement, based on the information set forth therein, the Per Share Purchase Price and Terms were fair, from a financial point of view, to the CBCC stockholders and optionholders.

         The full text of BBCP's written opinion is attached as Appendix "C" to this Prospectus/Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix "C." CBCC stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BBCP in connection therewith.

         BBCP's opinion is directed to the CBCC Board only and is directed only to the Per Share Purchase Price and Terms and does not constitute a recommendation to any CBCC stockholder regarding how such stockholder should vote at the Special Meeting.

         In arriving at its written opinion, BBCP, among other things: (i) analyzed certain audited and unaudited financial statements and other information of CBCC and Synovus; (ii) reviewed and discussed with appropriate management personnel of CBCC and Synovus the past and current business activities and financial results and the business and financial outlook of CBCC and Synovus; (iii) reviewed the historical price and trading activity of the common stock of Synovus; (iv) compared certain financial and stock market data relating to Synovus with similar data of other publicly held banking institutions considered to be potential alternative affiliation candidates to Synovus for CBCC; (v) performed an analysis comparing the pro forma consequences of the Merger to CBCC stockholders with respect to earnings per share assuming dilution, book value per share and dividends per share represented by the Synovus Common Stock they will

                                       19


receive in the Merger to those same measures represented by the CBCC Common Stock they currently hold; (vi) reviewed the prices paid in certain comparable acquisition transactions of community banking and thrift institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions; (vii) reviewed the Merger Agreement and certain related documents; (viii) considered the financial implications of certain other strategic alternatives available to CBCC; and (ix) performed such other analyses as BBCP deemed appropriate.

         In conducting its analysis and arriving at its opinion, BBCP assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. BBCP also relied upon the management of CBCC with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. CBCC instructed BBCP that, for the purposes of its opinion, BBCP should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of CBCC. BBCP also assumed, with CBCC's consent, that the aggregate allowances for loan losses for each of CBCC and Synovus are adequate to cover such losses. BBCP is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. BBCP did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either CBCC or Synovus or any of their subsidiaries. BBCP did not, and was not asked to, express any opinion about what the value of Synovus Common Stock actually will be when issued to the holders of CBCC Common Stock pursuant to the Merger or the price at which Synovus Common Stock will trade subsequent to the Merger. Moreover, CBCC has informed BBCP, and BBCP has assumed, that the Merger will be recorded utilizing pooling of interests accounting under generally accepted accounting principles.

         No limitations were imposed by CBCC or the CBCC Board on the scope of BBCP's investigation or the procedures to be followed by BBCP in rendering its opinion. As part of its procedures, BBCP held discussions with selected major regional bank holding companies for their indications of acquisition interest in CBCC. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to BBCP as of, the date of its analysis.

         In arriving at the fairness, from a financial point of view, of the consideration to be received by the stockholders and optionholders of CBCC, BBCP developed an opinion of the value of CBCC Common Stock should the institution remain independent and analyzed such value in light of the premium represented by the Per Share Purchase Price and Terms. In connection with rendering its opinion to the CBCC Board, BBCP also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.

         The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, BBCP did not

                                       20

attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by BBCP were assigned a greater significance by BBCP than any other. Accordingly, BBCP believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, BBCP made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond CBCC's and Synovus' control. Any estimates contained in BBCP's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, BBCP's opinion and presentations to the CBCC Board were only a few of many factors taken into consideration by the CBCC Board in making its determination to approve the Agreement.

         The following is a brief summary of analyses performed by BBCP in connection with its opinion delivered to the CBCC Board on May 18, 1998:

         Summary of Proposal. BBCP reviewed the terms of the proposed transaction as reflected in the Agreement, including the calculation of the Per Share Exchange Ratio. BBCP stated that based on the closing price of Synovus Common Stock on May 15, 1998 of $23.38, the Per Share Exchange Ratio of 5.43489 shares of Synovus Common Stock per share of CBCC Common Stock would provide CBCC stockholders a per share value of $127.04 (the "Per Share Purchase Price") or a total deal value of $92.5 million.

         Indicated Value of CBCC as an Independent Bank. BBCP undertook an analysis addressing the range of potential values which would be implied if CBCC were to remain an independent bank. BBCP computed this range of values based on a discounted cash flow analysis, relying on projections extrapolated from CBCC's 1998 budget and its historical performance. In this analysis methodology, BBCP assumed stockholders received, in addition to the projected dividend stream of 35% of projected earnings, a terminal valuation at December 31, 2002 based upon an average of (i) 2.10 times projectable book value at December 31, 2002 and
(ii) 15.0 times projected earnings for such year. In addition, BBCP assumed that all common stock equivalents were converted to common stock. These amounts were discounted at rates ranging from 12% to 16% and indicated net present values to CBCC stockholders between $61.9 million and $73.2 million.

         Per Share Merger Consequences Analysis. Based upon the Per Share Exchange Ratio of 5.43489 shares of Synovus Common Stock for each share of CBCC Common Stock and common stock equivalents and using the earnings estimates for CBCC prepared by CBCC management and earnings estimates for Synovus prepared by independent securities analysts, BBCP compared the estimated 1998 and 1999 earnings per share assuming dilution of CBCC Common Stock on a stand-alone basis to the

                                       21


equivalent pro forma earnings per share assuming dilution of Synovus Common Stock which would be received in the Merger. BBCP concluded that the Merger would result in an earnings decrease of 40.8% in 1998 and 42.1% in 1999 for CBCC stockholders in the combined company.

         BBCP also analyzed the impact of the Merger on the amount of fully diluted book value represented by a share of CBCC Common Stock. BBCP assumed exercise of all outstanding options and consummation of the Merger. BBCP concluded that the Merger would result in a decrease of 39.3% in fully diluted book value on an equivalent per share basis for CBCC stockholders projected as of March 31, 1998.

         BBCP also compared the amount of dividends expected to be paid on a share of CBCC Common Stock before the Merger, assuming 10% payout for 1998, to the level expected to be paid on a pro forma basis reflecting the Merger. BBCP concluded that the Merger would result in an increase of 122.9% in dividends per share for CBCC stockholders.

         Synovus' stock price, in recent years, has exceeded banking industry averages in terms of market price-to-forecasted earnings per share and market price-to-book value per share. While comparable institutions (banks located in the Southeast with assets greater than $1 billion) as of June 1, 1998 trade at average multiples to projected 1998 earnings and book value of 18.3x and 3.03x, respectively, Synovus Common Stock trades at multiples to forecasted 1998 earnings and book value of 31.8x and 6.39x. Such premium to banking industry multiples may be partially attributed to Synovus' 80.7% ownership of a nonbanking subsidiary, Total System Services, Inc. ("Total System"). Total System is one of the world's largest credit, debit, commercial and private label card processing companies. Total System's Common Stock trades at multiples indicative of a high growth business. Each shareholder of CBCC Common Stock will also receive an ownership interest in Total System by virtue of Synovus' 80.7% ownership interest in Total System.

         To adjust Synovus' valuation so as to be comparable to more mainstream bank holding companies, BBCP removed earnings, equity and market value attributable to Total System from Synovus. The resulting market value, earnings and equity were then assumed to be attributable to adjusted Synovus ("Synovus Adjusted"). As of the date of BBCP's May 18, 1998 oral opinion, Synovus Adjusted traded at multiples to projected 1998 earnings and book value of 16.9x and 3.30x, which are in line with bank industry valuation benchmarks.

         In addition, BBCP analyzed the impact on the Merger if Synovus Adjusted, as a stand-alone entity, were to purchase CBCC. Using the same fully diluted share base, BBCP assumed that Synovus Adjusted purchased CBCC in an all equity transaction for $92.5 million. Such analysis resulted in the following per share consequences for CBCC shareholders. On an earnings per share assuming dilution basis, the Merger would result in an earnings increase of 15.2% in 1998 and 6.9% in 1999 for CBCC shareholders in the combined company. On a fully diluted book value basis, the Merger would result in an increase of 19.9% on an equivalent per share basis as of March 31,

                                       22

1998.

         Analysis  of  Selected  Other  Bank  Mergers   Involving   Southeastern
Community Banks and Thrifts. BBCP reviewed nine mergers involving Southeastern community banks, thrifts and bank holding companies announced since January 1, 1998 in which the selling institution had a return on average assets between
 .75% and 1.50%. BBCP noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. BBCP also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. BBCP then compared this data to that of CBCC and to the value to be received by CBCC stockholders in the Merger.

         This comparison yielded a range of transaction values as multiples of latest twelve-months earnings per share of a low of 21.5 times and a high of
36.3 times and a median value of 25.9 times. The CBCC multiple of trailing earnings was 26.7 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 2.13 times to a high of 4.78 times and a median value of 3.21 times. The CBCC multiple of book value was 4.33 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of 23.33% to a high of 49.05%, with a median value of 27.26%. The equivalent premium on CBCC deposits represented by the Per Share Purchase Price and Terms was 33.5%.

         No company or transaction used in the above analyses as a comparison is identical to CBCC, Synovus, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

         In connection with its opinion dated the date of this Proxy Statement/Prospectus, BBCP confirmed the appropriateness of its reliance on the analyses used to render its May 18, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         BBCP is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. CBCC has paid BBCP a fee of $25,000 in connection with its engagement. An additional fee of 1% of the aggregate market value of the consideration received by CBCC stockholders will be payable to BBCP upon consummation of the Merger. Based upon an assumed Market Price and value of a share of Synovus Common Stock at the Effective Date of the Merger of $24.125 (the closing price of Synovus Common Stock on July 6, 1998) this additional fee would be approximately $955,000. No compensation payable to BBCP is contingent on the

                                       23


conclusions reached in the opinion of BBCP. CBCC has also agreed to reimburse BBCP for reasonable out-of-pocket-expenses and to indemnify BBCP and certain related persons against certain liabilities relating to or arising out of its engagement.

Conditions to the Merger

         The respective obligations of Synovus and CBCC to effect the Merger are subject to the satisfaction prior to the Effective Date of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of a majority of CBCC Common Stock; (ii) approval of the Merger Agreement and the transactions contemplated thereby by the Federal Reserve and the Georgia Banking Department;
(iii) receipt of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Merger Agreement; provided, however, that no approval or consent referred to therein or in clause
(ii) above will be deemed to have been received if it includes any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated by the Merger Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or CBCC; (iv) the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the Merger Agreement; (v) neither Synovus nor CBCC shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement;
(vi) the Registration Statement of which this Proxy Statement/Prospectus forms a part will have become effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission and Synovus will have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated by the Merger Agreement; (vii) receipt by Synovus and CBCC of an opinion from KPMG to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Tax Code; (viii) receipt by Synovus and CBCC from each other of a certificate to the effect that the representations made by management of such party to KPMG in delivery of the opinion referenced in (vii) above were true, correct and complete when made; and (ix) receipt by Synovus of a letter dated as of the Effective Date from KPMG to the effect that Merger will qualify for pooling of interests accounting treatment.

         The obligation of Synovus to effect the Merger is subject to the satisfaction prior to the Effective Date of the following additional conditions:
(i) there shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of CBCC set forth in the Merger Agreement such that their aggregate effect has, or is reasonably likely to have, a material adverse effect on CBCC and Synovus will have received a certificate signed by the Chief Executive Officer of CBCC,

                                       24


dated the Effective Date, to such effect; (ii) there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either CBCC or Bank of North Georgia: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect (as defined in the Merger Agreement) upon CBCC or the consummation of the transactions contemplated by the Merger Agreement; (b) that challenges the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement or seeks damages in connection therewith; (iii) Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of CBCC which, in the reasonable judgment of Synovus, is materially and adversely at variance with one or more of the warranties or representations set forth in the Merger Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on CBCC; (iv) Gordon R. Teel and Donald D. Howard will have entered into Employment Agreements with Synovus;
(v) Bank of North Georgia will have a CAMEL rating of at least 2 on the Effective Date and a Community Reinvestment Act Rating of at least Satisfactory;
(vi) on the Effective Date, Bank of North Georgia will have a loan loss reserve of at least 1.0% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks; (vii) CBCC will have delivered to Synovus certain environmental reports; (viii) the results of any regulatory exam of CBCC and Bank of North Georgia shall be reasonably satisfactory to Synovus; and (ix) a "no claims" letter shall have been delivered to Synovus by each of CBCC's officers and directors.

         The obligation of CBCC to effect the Merger is subject to the satisfaction prior to the Effective Date of the following additional conditions:
(i) there shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of Synovus set forth in the Merger Agreement such that their aggregate effect has, or is reasonably likely to have, a material adverse effect on Synovus and CBCC will have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect; (ii) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of the Merger Agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance; (iii) there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of CBCC, would have a Material Adverse Effect upon either Synovus or the consummation of the transactions contemplated by the Merger Agreement; (b) that challenges the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement or seeks damages in connection therewith; and (iv) CBCC will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of CBCC, is materially and adversely at variance with one or more of the warranties or representations set forth in the Merger Agreement or which, in the reasonable judgment

                                       25


of CBCC, has or will have a Material Adverse Effect on Synovus.

Regulatory Approvals

         As indicated above, consummation of the Merger and the transactions contemplated thereby is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve and the Georgia Banking Department. Applications in connection with the Merger were filed with the Federal Reserve and the Georgia Banking Department on or about June 11, 1998. The Merger has not yet been approved by the Federal Reserve or the Georgia Banking Department. The Merger cannot be consummated for 15 days after approval thereof by the Federal Reserve, and during such period, the United States Justice Department may challenge the Merger on antitrust grounds.

         There can be no assurance that the Federal Reserve or the Georgia Banking Department or any other applicable regulatory authority will approve or take other required action with respect to the Merger. Synovus and CBCC are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described above. Should such other approval or action be required, it is contemplated that Synovus and CBCC would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

Waiver and Amendment

         Prior to the Effective Date, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. In addition, the Merger Agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between Synovus and CBCC after approval of their respective Boards of Directors.

Termination

         The Merger Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of CBCC: (i) by the mutual consent of Synovus and CBCC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; (ii) by Synovus or CBCC, if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in the Merger Agreement unless the failure to meet such condition precedent is due to a breach of the Merger Agreement by the party seeking to terminate; or (iii) by Synovus or CBCC if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by November 30, 1998 unless the failure to so consummate by such time is due to the breach of the Merger Agreement by the party seeking to terminate. In the event of the termination of the Merger Agreement by Synovus or CBCC for the reasons and as provided in this paragraph, the Merger Agreement will become void.

                                       26


Interests of Certain Persons in the Merger

         No officer or director of CBCC, nor any of their "associates," has any direct or indirect material interest in the Merger, except insofar as the following might be deemed to create such an interest: (i) the ownership by such person of CBCC Common Stock or options to purchase such stock under the existing CBCC stock option plan; (ii) the continued employment by such person with Bank of North Georgia after consummation of the Merger; (iii) the potential service by such person as a director of Bank of North Georgia after consummation of the Merger; (iv) after the Effective Date, the eligibility of such persons to participate in the Synovus Financial Corp. Director and/or Employee Stock Purchase Plans or Synovus' welfare, incentive and benefit plans; and (v) certain rights to indemnification. The CBCC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Pursuant to the Merger Agreement, for a period of six years after the Effective Date, Synovus will indemnify, defend and hold harmless each person entitled to indemnification from CBCC and Bank of North Georgia against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by the Merger Agreement) to the fullest extent permitted under Georgia law and by CBCC's and Bank of North Georgia's Articles of Incorporation and bylaws.

         CBCC officers and employees with outstanding stock options under any CBCC stock option plan will have their options converted into options with respect to Synovus Common Stock in accordance with the Per Share Exchange Ratio applicable to the Merger. All other provisions of the stock option plan of CBCC will remain in effect.

         In addition, as a condition to the Merger, Synovus has agreed to enter into an Employment Agreement with Gordon R. Teel, Chairman of the Board and Chief Executive Officer of CBCC. Pursuant to the Employment Agreement, Mr. Teel will be elected as Chairman of the Board and Chief Executive Officer and as a director of Bank of North Georgia. The Agreement is for a two-year term and provides that Mr. Teel will be compensated for his services at an annual rate of base compensation of $276,600 per year, will be guaranteed an incentive bonus of at least $100,000 for 1998 and will be eligible to receive an annual incentive bonus of 50% of his annual base compensation during the term of the Employment Agreement. The Employment Agreement also provides that Mr. Teel will be granted an option to purchase 15,000 shares of Synovus Common Stock on the Effective Date of the Merger at an exercise price equal to the closing price of Synovus Common Stock on the Effective Date of the Merger with the options becoming exercisable three years from the Effective Date. Finally, the Employment Agreement provides that Mr. Teel will not compete with Synovus following termination of his employment under certain circumstances for a two-year period following the Effective Date of the Merger.

         As an additional condition to the Merger, Synovus has agreed to enter into an Employment Agreement with Donald D. Howard, President and Chief Executive Officer of
                                       27


Bank of North Georgia. Pursuant to the Employment Agreement, Mr. Howard will be elected as President and Chief Operating Officer of Bank of North Georgia. The Agreement is for a three-year term and provides that Mr. Howard will be compensated for his services at an annual rate of base compensation of $160,000 per year, will be guaranteed an incentive bonus of at least $64,000 for 1998 and will be eligible to receive an annual incentive bonus of 50% of his annual base compensation during the term of the Employment Agreement. The Employment Agreement also provides that Mr. Howard will be granted an option to purchase 15,000 shares of Synovus Common Stock on the Effective Date of the Merger at an exercise price equal to the closing price of Synovus Common Stock on the Effective Date of the Merger with the options becoming exercisable three years from the Effective Date. Finally, the Employment Agreement provides that Mr. Howard will not compete with Synovus for a two-year period following termination of his employment under certain circumstances, with the restricted period ending, in all events, on the third anniversary of the Effective Date of the Merger.

         In addition, Synovus has agreed to enter into its standard Change of Control Agreement ("Agreement") with Mr. Teel and Mr. Howard. Each Agreement provides severance pay and continuation of certain benefits in the event of a Change of Control. In order to receive benefits under the Agreement, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following a Change of Control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. Generally, a "Change of Control" is deemed to occur in any of the following circumstances: (i) the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of the date of the Agreement and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Synovus Board ceasing to comprise at least two-thirds (2/3) of the Synovus Board; (iii) a merger, consolidation, reorganization or sale of Synovus' assets unless (a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company, (b) no person owns more than 20% of the new company, and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or (iv) a "triggering event" occurs as defined in the Synovus Rights Agreement. For information concerning the Synovus Rights Agreement, see "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF CBCC SHAREHOLDERS-The Rights Plan." Under each Agreement, severance pay would equal two times current base salary and bonus, with bonus being defined as the average of the previous three years measured as a percentage of base salary multiplied by current base salary. Medical, life, disability and other welfare benefits will be provided at the expense of Synovus for two years with the level of coverage being determined by the amount elected by the executive during the open enrollment period immediately preceding the Change of Control. The executive would also receive a short-year bonus for the year of separation based on the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times the market grant. If the executive were to be impacted by the Internal Revenue

                                       28


Service excise tax that applies to certain change of control agreements, he would receive additional gross up payments so that he would be in the same position as if there were no excise tax. The Agreement does not provide for retirement benefits or perquisites.

Employee Benefits

         Synovus has agreed in the Merger Agreement that, following the Effective Date, Synovus will provide generally to officers and employees of Bank of North Georgia employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, "Employee Benefits"), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by CBCC and Bank of North Georgia. As soon as administratively and financially practicable following the Effective Date, Synovus has agreed to provide generally to officers and employees of Bank of North Georgia employee benefits which, when taken as a whole, are substantially similar to those provided to Synovus and its Subsidiaries to their similarly situated officers and employees.

Tax Opinion

         Synovus and CBCC have received an opinion from KPMG, to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Tax Code; (ii) the basis of Synovus Common Stock to be received by each CBCC shareholder will be the same as the basis of CBCC Common Stock surrendered in exchange therefor; (iii) the holding period of Synovus Common Stock will include the holding period of the CBCC Common Stock exchanged therefor, provided that such CBCC Common Stock is held as a capital asset at the Effective Date of the Merger; and (iv) that, upon consummation of the Merger, no gain or loss will be recognized by the shareholders of CBCC upon their receipt of shares of Synovus Common Stock: (a) with the exception of any income or loss that will be recognized by any CBCC shareholders with respect to any cash payments required to be received by them in lieu of their receipt of fractional shares of Synovus Common Stock; (b) with the exception of any income or loss that will be recognized by any CBCC shareholders with respect to any cash payments received by them by virtue of their exercise of their statutory dissenters' rights against the Merger; and (c) except to the extent that the Share Purchase Rights, which are described on pages 35 through 38 of this Proxy Statement/Prospectus, are determined to be other property within the meaning of
Section 356 of the Tax Code, as described on pages 8 and 9 of the opinion, which is attached hereto as Appendix "D." The Tax Opinion was issued on July 7, 1998. The Tax Opinion is based upon certain assumptions and representations by the managements of Synovus and CBCC (including, in general, the absence of any plan or intention of CBCC's shareholders to sell or otherwise dispose of any amount of Synovus Common Stock received in the Merger that would violate certain precedents regarding continuity of interest required to exist in a reorganization). KPMG serves Synovus as independent auditors.

         ALL CBCC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER

                                       29


UNDER FEDERAL, STATE, LOCAL AND ANY OTHER APPLICABLE INCOME TAX LAWS.

Accounting Treatment

         It is anticipated that the Merger will be accounted for as a pooling of interests for financial reporting purposes. The Merger Agreement provides that consummation of the Merger is subject to the receipt by Synovus of an opinion from KPMG to the effect that the Merger will qualify as a pooling of interests under generally accepted accounting principles and applicable rules of the Commission if consummated in accordance with the Merger Agreement.

Expenses

         The Merger Agreement provides that Synovus and CBCC will each pay its own expenses in connection with the Merger and the transactions contemplated by the Merger Agreement, including, but not limited to, the fees and expenses of its own counsel and accountants.

Resales of Synovus Common Stock

         The shares of Synovus Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of CBCC for purposes of Rule 145 under the Securities Act as of the date of the CBCC Special Meeting. Affiliates may not sell their shares of Synovus Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of CBCC generally include individuals or entities that control, are controlled by or are under common control with CBCC and may include certain officers and directors of CBCC as well as principal shareholders of CBCC.

         CBCC has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of CBCC to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of CBCC Common Stock owned by such person or Synovus Common Stock to be received by such person in the
Merger: (i) in the case of shares of Synovus Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) during the periods when any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Commission, disqualify the Merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of publication of financial results covering at least 30 days of combined operations of Synovus and CBCC. This Proxy Statement/Prospectus does not

                                       30


cover resales of Synovus Common Stock following consummation of the Merger, and no person may make use of this Proxy Statement/Prospectus in connection with any such resale.

NYSE Listing

         Synovus Common Stock is listed on the NYSE. The Synovus Common Stock issued to the shareholders of CBCC pursuant to the Merger Agreement will be listed on the NYSE.

                    DESCRIPTION OF STOCK AND EFFECT OF MERGER
                         ON RIGHTS OF CBCC SHAREHOLDERS

         If  the  Merger  is   consummated,   CBCC   shareholders   will  become
shareholders of Synovus (other than CBCC shareholders who perfect their statutory dissenters' rights against the Merger).

         The following sets forth, in summary form, a comparison of certain rights of shareholders owning Synovus Common Stock and shareholders owning CBCC Common Stock.

                       [Rest of page intentionally blank]

                                       31


               Synovus                                                             CBCC
   1.   Ten votes for each share held,                        1.   One vote for each share held
        except in certain limited
        circumstances described below

   2.   No cumulative voting rights in the                    2.   Shareholders have cumulative
        election of directors, meaning that                        voting rights in the election of
        the holders of a plurality of the                          directors, meaning that a
        shares elect the entire Board of                           shareholder may vote the number
        Directors                                                  of shares owned by such
                                                                   shareholder for each nominee or
                                                                   may cumulate his or her
                                                                   votes by giving one nominee as many votes as
                                                                   equals the number of
                                                                   directors  to  be elected
                                                                   multiplied by the number of
                                                                   his or her shares, or
                                                                   may distribute
                                                                   his or her votes on the
                                                                   same principle
                                                                   among any number of
                                                                   such nominees

   3.   Dividends may be paid from funds                      3.   Dividends may be paid from funds
        legally available, subject to                              legally available, subject to
        contractual and regulatory                                 contractual and regulatory
        restrictions                                               restrictions

   4.   Right to  participate  pro rata in                   4.    Right to  participate  pro rata in
        distribution  of assets upon                               distribution  of assets  upon  liquidation
        liquidation

   5.   No  pre-emptive  or other  rights to                 5.    Shareholders  have  pre-emptive
        subscribe  for any  additional  shares                     rights to  subscribe  for any
        or securities                                              additional shares of CBCC
                                                                   Common Stock if issued for cash
                                                                   consideration

   6.   No conversion  rights                                 6.   No conversion rights

   7.   Directors serve staggered 3-year                      7.   Directors serve one-year terms
        terms

                                       32


   8.   Certain corporate actions, including                  8.   Corporate actions require the
        business combinations, require the                         affirmative vote of a majority of the
        affirmative action or vote of 66-                          votes actually cast at the meeting,
        2/3% of the votes entitled to be                           unless otherwise required by law,
        cast by the shareholders of all                            as is the case in business
        voting stock                                               combinations which require the
                                                                   affirmative vote of a majority of the
                                                                   votes entitled to be cast at the
                                                                   meeting

   9.  No preferred stock is authorized                       9.   5,000,000 shares of preferred
                                                                   stock are authorized

  10.  Common Stock  Purchase  Rights                        10.   No  comparable  provision
       trade with shares as described below


Synovus Common Stock

         Synovus is incorporated under the Georgia Business Corporation Code, and Synovus is authorized to issue 600,000,000 shares of Synovus Common Stock, of which shares 263,110,874 were outstanding on June 30, 1998. Synovus has no preferred stock authorized. Synovus' Board of Directors may at any time, without additional approval of the holders of Synovus Common Stock, issue authorized but unissued shares of Synovus Common Stock.

         Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who does not have the support of Synovus' Board of Directors. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF CBCC SHAREHOLDERS - Voting Rights - Certain Anti-Takeover Effects - The Voting Amendment"; " - The Rights Plan"; " - Staggered Board of Directors"; and " - Evaluation of Business Combinations."

Voting Rights - Certain Anti-Takeover Effects - The Voting Amendment

         Pursuant to an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986 ("Voting Amendment"), shareholders of Synovus Common Stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus Common Stock which: (i) has had the same beneficial owner since April 24, 1986;
(ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (iii) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights, including shares of Synovus Common Stock to be issued to the former shareholders of CBCC upon consummation of the Merger; (iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan; (v) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (vi) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (vii) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (i)-(vii) above, is the beneficial owner of less than 1,139,063 shares of Synovus Common Stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus Common Stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986) ("ten-vote shares"). Shareholders of shares of Synovus Common Stock not described above are entitled to one vote per share for each such share ("one-vote shares"). A shareholder may own both ten-vote shares and one-vote shares, in which case he will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

         In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' Board of Directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus Common Stock are ten-vote shares. If such information is not provided to Synovus' Board of Directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

         As Synovus Common Stock is registered with the Commission and is listed on the NYSE, Synovus Common Stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' Voting Amendment falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus Common Stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the Voting Amendment and restoring the principle of one share/one vote.

         If the Merger is approved, present shareholders of CBCC Common Stock, as future shareholders of Synovus Common Stock, will, pursuant to the Voting Amendment described above, be entitled to ten votes per share for each share of Synovus Common Stock received by them on the Effective Date of the Merger. In addition, present employees of CBCC will be entitled to ten votes per share for each share of Synovus Common Stock received by them on exercise of their options to purchase CBCC Common Stock (which will be converted into options to purchase Synovus Common Stock as a result of the Merger) and on exercise of options to purchase Synovus Common Stock which may be granted by Synovus in the future pursuant to any of its employee, officer and/or director benefit plans maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries. In addition to such ten vote shares, such persons may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus Common Stock which will also be entitled to ten votes per share. However, if CBCC shareholders acquire by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus Common Stock, they will be entitled to only receive one vote per share for each of such shares in excess of 1,139,063 shares until they have been held for four years.

         Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus Common Stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus Common Stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Synovus Common Stock.

The Rights Plan

         On April 20, 1989, the Board of Directors of Synovus established a Share Purchase Rights Plan ("Rights Plan") and declared a dividend distribution of one Common Stock Purchase Right ("Right") for each outstanding share of Synovus Common Stock. Each Right once it becomes exercisable entitles the registered holder to purchase from Synovus one share of Synovus Common Stock at a price of $12.84 per share ("Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement ("Rights Agreement") between Synovus and SunTrust Bank, Atlanta

(formerly Trust Company Bank), as Rights Agent ("Rights Agent").

         As discussed below, initially the Rights will not be exercisable, certificates will not be sent to shareholders and the Rights will automatically trade with Synovus Common Stock. Until the close of business on the tenth day following the earlier to occur of (i) a public announcement that a person or group of affiliated persons has become an Acquiring Person, which is defined as a person who has acquired, or obtained the right to acquire, beneficial ownership of securities of Synovus representing 10% or more of the outstanding Common Stock of Synovus, or such earlier date as a majority of the Board of Directors shall become aware of the existence of an Acquiring Person (the "Stock Acquisition Date"), or (ii) the commencement of, or public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the outstanding Synovus Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the Synovus Common Stock certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Synovus Common Stock as of the close of business on the Distribution Date, and such separate certificates alone will evidence the Rights from and after the Distribution Date.

         Each of the following persons (an "Exempt Person") will not be deemed to be an Acquiring Person even if they have acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Common Stock of
Synovus: (i) Synovus, any subsidiary of Synovus, any employee benefit plan or employee stock plan of Synovus or of any subsidiary of Synovus; (ii) any shareholder who is a descendant of D. Abbott Turner (the "Turner Family"), any shareholder who is affiliated or associated with the Turner Family and any person who would otherwise become an Acquiring Person as a result of the receipt of Common Stock or a beneficial interest in Common Stock from one or more members of the Turner Family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of Synovus Common Stock; (iii) any person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Synovus Common Stock unless and until such person shall become the beneficial owner of any additional shares of Synovus Common Stock; and (iv) any person who is not otherwise an Exempt Person and who as of April 20, 1989 was the beneficial owner of 10% or more of the outstanding Common Stock unless and until such person shall become the beneficial owner of any additional shares of Synovus Common Stock.

         The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 4, 1999, unless earlier redeemed by Synovus as described below.

         The Purchase Price payable, and the number of shares of Synovus Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding dividends payable in Common Stock) or of subscriber rights or warrants (other than those referred to above).

         After the Rights have become exercisable, if Synovus is acquired in a merger or other business combination (in which any shares of Synovus Common Stock are changed into or exchanged for other securities or assets) or more than 30% of the assets or earning power of Synovus and its Subsidiaries (taken as a whole) are sold or transferred in one transaction or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.

         In the event (i) any Person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of Synovus Common Stock or any Exempt Person who is the beneficial owner of 15% or more of the outstanding shares of Synovus Common Stock fails to continue to qualify as an Exempt Person (unless, in either case, such Person's failure is inadvertent and, within 10 days after the date upon which Synovus first becomes aware of the occurrence of such ownership, the Board of Directors in its sole discretion approves the beneficial ownership interest then held by such Person or provides such Person a 30-day period to divest a sufficient number of shares so as to decrease the beneficial ownership of such Person to less than 15% or to requalify as an Exempt Person, and such Person does so) or (ii) any Acquiring Person or any of its affiliates or associates, directly or indirectly, engages in certain self-dealing transactions with Synovus as more particularly described in the Rights Agreement, such as entering into a merger with Synovus or engaging in transactions with Synovus on terms and conditions less favorable to Synovus than Synovus would be able to obtain in an arm's-length negotiation with an unaffiliated third party, then, and in each such case, each holder of record of a Right, other than the Acquiring Person, will thereafter have the right to receive, upon payment of the Purchase Price, that number of shares of Synovus Common Stock having a market value at the time of the transaction equal to twice the Purchase Price. Any Rights that are or were at any time, on or after the earlier of the Stock Acquisition Date or the Distribution Date, beneficially owned by an Acquiring Person which is or was involved in or which caused or facilitated, directly or indirectly, the event or transaction or transactions described in this paragraph shall become null and void. Each of the above described events and each of the events described in the previous paragraph is referred to as a "Triggering Event."

         To the extent that sufficient shares of Synovus Common Stock are not available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of Common Stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the Purchase Price. Synovus, however, shall not be required to issue any cash, property or securities (other than Synovus Common Stock) upon exercise of the Rights to the extent their aggregate value would exceed the amount of cash Synovus would otherwise be entitled to receive upon exercise in full of the then exercisable Rights.

         No fractional shares of Synovus Common Stock will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of Synovus Common Stock.

         At any time until the date of the first Triggering Event (subject to extension by the Board of Directors), Synovus may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Immediately upon the action of the Board of Directors of Synovus authorizing redemption of the Rights, the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price without any interest thereon.

         Until the close of business on the date of the first Triggering Event (subject to extension) Synovus may, except with respect to the redemption price or the date of expiration of the Rights, amend the Rights in any manner. After the date of the first occurrence of a Triggering Event (subject to extension), Synovus may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights.

         Until a Right is exercised, the holder, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

         The issuance of the Rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus Common Stock. If the Rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

         A copy of the Rights Agreement has been filed with the Commission as an Exhibit to a Registration Statement on Form 8-A which is incorporated into this Proxy Statement/Prospectus by reference. A copy of the Rights Agreement is available free of charge from either SunTrust Bank, Atlanta or Synovus. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. If the Merger is approved, Rights will attach to the Synovus Common Stock issued to the present shareholders of CBCC.

Staggered Board of Directors; Supermajority Approvals

         Pursuant to Synovus' Articles of Incorporation and bylaws, Synovus' Board of Directors is divided into three classes of directors serving staggered 3-year terms, with the terms of each class of directors to expire each succeeding year. Also pursuant to Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the shareholders of all the issued and outstanding shares of Synovus Common Stock is required to: (i) call a special meeting of Synovus' shareholders; (ii) fix, from time to time, the number of members of

Synovus' Board of Directors; (iii) remove a member of Synovus' Board of Directors; (iv) approve any merger or consolidation of Synovus with or into any other corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and
(v)  alter,   delete  or  rescind  any   provision   of  Synovus'   Articles  of
Incorporation.

         This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered Board of Directors, especially when combined with the Voting Amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the Board. A potential acquiror with shares recently acquired and not entitled to 10 votes per share under the Voting Amendment may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

Evaluation of Business Combinations

         Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' Board of Directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of Synovus or its Subsidiaries are located, and any other factors the Board of Directors deem pertinent.

CBCC Common Stock

         The authorized capital stock of CBCC consists of 5,000,000 shares of Common Stock, $1.00 par value and 5,000,000 shares of Preferred Stock. As of June 30, 1998, 688,500 shares of CBCC Common Stock were issued and outstanding and no shares of CBCC Preferred Stock were issued and outstanding.

         Holders of CBCC Common Stock are entitled to one vote per share on all matters to be voted on by shareholders except in the election of directors where they are entitled to cumulative voting. Cumulative voting means that a holder of CBCC Common Stock is entitled to vote the number of shares owned by him or her for each of the nominees for election as a director or to cumulate his or her votes by giving one nominee as many votes as equals the number of directors to be elected multiplied by the number of his or her shares, or to distribute his or her votes on the same principle among any number of such nominees.

         Holders of shares of CBCC Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by CBCC out of funds legally available therefor and to share pro rata in the distribution to shareholders upon dissolution of CBCC.

         Holders of CBCC Common Stock have pre-emptive rights which means they are entitled to purchase their pro rata portion of any shares of CBCC Common Stock issued by CBCC for cash consideration. Holders of CBCC Common Stock do not have conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of CBCC Common Stock are fully paid and nonassessable.

         The preceding descriptive information supplied herein concerning Synovus Common Stock and CBCC Common Stock outlines certain provisions of Synovus' Articles of Incorporation and bylaws, CBCC's Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and CBCC Common Stock. The information does not purport to be complete and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus and CBCC and the laws of the State of Georgia.

Dissenters' Rights

         Pursuant to Sections 14-2-1301 et. seq. of the Official Code of Georgia Annotated, as amended ("Georgia Law"), any shareholder of record of CBCC Common Stock who objects to the Merger, and who fully complies with all of the provisions of Georgia Law, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of CBCC Common Stock if the Merger is consummated. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies CBCC in writing of the names and addresses of each person on whose behalf he or she asserts dissenters' rights. A beneficial owner must dissent with respect to all the shares he or she owns. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under Georgia Law, the fair value of a dissenting shareholder's CBCC Common Stock is determined as of the close of the business on the date prior to the Effective Date of the Merger, excluding any appreciation or depreciation therein in anticipation of the Merger.

         Any CBCC shareholder desiring to receive payment of the fair value of his CBCC Common Stock in accordance with the requirements of Georgia Law: (i) must file with CBCC prior to the Special Meeting of Shareholders of CBCC at which the vote will be taken on the Merger Agreement and the Merger, or at the Special Meeting, but before the vote is taken, a written notice of his or her intent to demand payment of the fair value of his or her shares of CBCC Common Stock if the Merger Agreement is approved and the Merger is consummated; (ii) must not vote in favor of the proposal to which the shareholder objects (although he or she may abstain from voting); and (iii) must, by the date specified in the dissenters' notice ("Dissenters' Notice") mailed to him or her by CBCC, or Synovus as successor to CBCC, which date shall not be fewer than 30 nor more than 60 days from the shareholder's receipt of the Dissenters' Notice, demand payment for his or her shares and deposit his or her share certificates in accordance with the terms of the Dissenters' Notice. A filing of the written notice of intent to demand payment for shares and the demand for payment pursuant to conditions (i) and
(iii) above should be sent to: Community Bank Capital Corporation, 8025 Westside Parkway, Alpharetta, Georgia 30004. A vote against the Merger Agreement and the Merger alone will not satisfy the requirements for the separate written notice of intent to demand payment and the payment demand referred to in conditions (i) and (iii) above; all three conditions must be separately satisfied.

         If the Merger Agreement is approved and the Merger is authorized, CBCC, or Synovus as successor to CBCC, will mail within 10 days thereafter to each CBCC shareholder who has complied with conditions (i) and (ii) above, a Dissenters' Notice, addressed to the CBCC shareholder at such address as he or she has furnished CBCC in writing, or, if none, at the CBCC shareholder's address as it appears on the records of CBCC, which notice will: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, and (iii) set a day by which CBCC, or Synovus as successor to CBCC, must receive the payment demand which date may not be less than 30 nor more than 60 days after the Dissenters' Notice is delivered. A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date specified in the Dissenters' Notice, is not entitled to payment for his or her shares.

         If all of the conditions specified in (i), (ii) and (iii) above are fully satisfied, CBCC, or Synovus as successor to CBCC, is required to make a written offer, within 10 days of the later of the date the Merger is consummated or receipt of the payment demand, to each dissenting shareholder to purchase all of his or her shares of CBCC Common Stock at a specified price which Synovus considers to be their fair value, plus accrued interest, as of the close of business on the day prior to the Merger, excluding any change in value induced by the proposed Merger or its consummation.

         The offer of payment must be accompanied by:

    (i) A copy of CBCC's consolidated balance sheet as of the end of a fiscal year not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (ii) A statement of CBCC's and/or Synovus' estimate of the fair value of the shares;

    (iii)      An explanation of how the interest was calculated;

    (iv)       A statement  of the  dissenter's  right to demand  payment  under
               Section 14-2- 1327 of Georgia Law; and

    (v) A copy of Section 14-2-1301 et. seq. of Georgia Law, a copy of which is attached to this Proxy Statement/Prospectus as Appendix "B."

         Assuming the Merger has been effected, if the shareholder accepts Synovus' offer by written notice within 30 days after the offer or is deemed to have accepted the offer by failing to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer of or the consummation of the Merger, whichever is later. If a dissenting shareholder's demand for payment under Section 14- 2-1327 of Georgia Law remains unsettled, Synovus shall commence a proceeding within 60 days after receiving the payment demand and petition the Superior Court of Muscogee County, Georgia to determine the fair value of the dissenter's shares and accrued interest, which interest shall be computed from the Effective Date of the Merger. If Synovus does not commence the proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

         The foregoing does not purport to be a complete statement of the provisions of Georgia Law relating to statutory dissenters' rights and is qualified in its entirety by reference to said provisions, relevant portions of which are reproduced in full in Appendix "B" to this Proxy Statement/Prospectus, which is incorporated herein by reference.

Conduct of Business of CBCC and Synovus Pending the Merger

         The Merger Agreement provides that prior to the Effective Date of the Merger, CBCC and Bank of North Georgia shall conduct their banking business only in the ordinary course and will not, without the prior written consent of
Synovus: (i) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of CBCC Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of CBCC Common Stock; (ii) declare, set aside, or pay any dividend or distribution with respect to the capital stock of CBCC; (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of CBCC or Bank of North Georgia; (iv) effect a split or reclassification of the capital stock of CBCC or Bank of North Georgia or a recapitalization of CBCC or Bank of North Georgia; (v) amend the articles of incorporation or bylaws of CBCC or Bank of North Georgia; (vi) grant any increase in the salaries payable or to become payable by CBCC or Bank of North Georgia to any employee other than normal, annual salary increases to be made with regard to the employees of CBCC or Bank of North Georgia's employees or as required by law or as described in the disclosure letter; (vii) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of CBCC or Bank of North Georgia, except to the extent such changes are required by applicable laws or regulations or result from a third party's exercise of its rights to terminate an insurance contract providing benefits under such benefit plan, payment or arrangement;
(viii) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of CBCC or Bank of North Georgia or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Exchange Act, other than in the ordinary course of their banking business; (ix) incur or assume any liabilities, other than in the ordinary course of their business; (x) dispose of any of their assets or properties, other than in the ordinary course of their business; (xi) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of CBCC's business or assets, or the acquisition of its voting securities, or the merger of CBCC or Bank of North Georgia with any corporation or other entity other than as provided by the Merger Agreement, or, subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and CBCC shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (xii) take any other action or permit Bank of North Georgia to take any action not in the ordinary course of business; or (xiii) directly or indirectly agree to take any of the foregoing actions.

         The Merger Agreement also provides that without the prior written consent of CBCC, Synovus will not: (i) declare, set aside or pay any cash dividend on its Common Stock other than normal and customary cash dividends in accordance with Synovus' current Dividend Policy; or (ii) take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated by the Merger Agreement; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under the Merger Agreement.

                             DESCRIPTION OF SYNOVUS

Business

         The disclosures made in this Proxy Statement/Prospectus together with the following information which is specifically incorporated by reference herein describe the business of Synovus:

        1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (which includes certain portions of Synovus' 1997 Annual Report to Shareholders and its Proxy Statement for its Annual Meeting of Shareholders held on April 23, 1998).

        2. Synovus' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

        3. Synovus' Current Reports on Form 8-K dated March 9, 1998, April 23, 1998, May 18, 1998 and June 5, 1998.

Management and Additional Information

         Certain information relating to the executive compensation, various benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Shareholders of CBCC desiring copies of such documents may contact Synovus at its address or phone number indicated under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                               REGULATORY MATTERS

General

         Synovus is a registered multi-bank holding company and CBCC is a registered bank holding company, subject to supervision and regulation by the Federal Reserve under the BHC Act, and by the Georgia Banking Department under the bank holding company laws of the State of Georgia (the "Georgia Act"). As a bank holding company, Synovus is required to furnish the Federal Reserve and the Georgia Banking Department with annual reports of the financial condition, management and inter-company relationships of Synovus and its subsidiaries and affiliates at the end of each fiscal year, and such additional information as the Board and the Georgia Banking Department may require from time to time. The Board and the Georgia Banking Department also make examinations of Synovus and certain of its subsidiaries and affiliates.

         The BHC Act and the Georgia Act require each bank holding company to obtain the prior approval of the Federal Reserve and the Georgia Banking Department before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank, if, after such acquisition, such bank holding company will, directly or indirectly, own or control more than 5% of the voting shares of such bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; or (iii) it may merge or consolidate with any other bank holding company. In addition, under the Georgia Act, it is unlawful for any bank holding company to acquire, direct or indirect, ownership or control of more than 5% of the voting shares of any presently operating bank, unless such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of making application to the Georgia Banking Department for approval of said acquisition.

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), effective September 29, 1995, bank holding companies were permitted to acquire banks in any state. Under the Interstate Banking Act, effective June 1, 1997, banks may merge or consolidate across state lines, unless either of the states involved elected to prohibit such merger or consolidation prior to May 31, 1997. Finally, under the Interstate Banking Act, states may authorize banks from other states to engage in branching across state lines.

         In addition, a bank holding company is, with certain exceptions, prohibited by the BHC Act from engaging in, or acquiring or retaining direct or indirect control of the voting shares of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve to be so closely related to banking, or managing or controlling banks, as to be a proper incident thereto.

         Because Synovus is a registered multi-bank holding company, its subsidiary banks are also subject to examination, supervision and regulation by the Board. The banks which are chartered under the banking laws of the States of Georgia, Florida and Alabama are subject to examination, supervision and regulation by the Georgia Banking Department, Florida Banking Department and the Alabama Banking Department, respectively. The banks which are chartered under the banking laws of the United States are subject to examination, supervision and regulation by the Office of the Comptroller of the Currency ("OCC"). In addition, the deposits of Synovus' subsidiary banks are insured by the FDIC to the extent provided by law, and are subject to examination, supervision and regulation by the FDIC.

         The Georgia Banking Department, Florida Banking Department, Alabama Banking Department, OCC and the FDIC regulate all areas of the banks' banking and trust operations, including, where appropriate, reserves, investments, loans, mergers, the issuance of securities, payment of dividends, interest rates, extension of credit to officers and directors, establishment of branches, maintenance of capital and other aspects of their operations.

         Also, the payment of management fees by banking subsidiaries of a bank holding company is subject to supervision and regulation by the Georgia Banking Department, Florida Banking Department, Alabama Banking Department, the OCC, the Federal Reserve and the FDIC. The payment of management fees by non-banking subsidiaries of a bank holding company is also subject to supervision and regulation by the Federal Reserve.

         Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the Georgia Banking Department, Florida Banking Department, Alabama Banking Department, the OCC and the FDIC govern almost all aspects of the operations of the banks.

Dividends

         Under the laws of the State of Georgia, Synovus and CBCC, as business corporations, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in their Articles of Incorporation, and unless, after payment of the dividend, they would not be able to pay their debts when they become due in the usual course of its businesses or their total assets would be less than the sum of their total liabilities. Synovus is also subject to certain contractual and regulatory capital restrictions that limit the amount of cash dividends that Synovus may pay.

         The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary source of funds for CBCC's operation are dividends and fees from Bank of North Georgia . Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and CBCC may pay. Pursuant to the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment: (i) the ratio of such banking affiliate's equity capital (defined to include the aggregate par value of all outstanding common stock, paid-in surplus, retained earnings, capital resources, reserves for loan losses, aggregate par value of outstanding preferred stock which is not redeemable and other outstanding instruments which are required to be converted into common stock) to its adjusted total assets is less than 6%;
(ii) the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profit for the previous calendar year; or (iii) its total classified assets in its most recent regulatory examination exceeded 80% of its equity capital (as defined above) as reflected in such examination. In general, the approval of the Alabama Banking Department and the Florida Banking Department, as applicable, is required if the total of all dividends declared by an Alabama or Florida bank, as the case may be, in any year would exceed the total of its net profits (as defined) for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's net income for the current year plus retained net income for the preceding two years, less any required transfers to surplus.

         Certain of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of such limits in the future. If such prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

         Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out approximately one-third of prior year's earnings in cash dividends to its shareholders.

         Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $92.9 million during 1998 without obtaining regulatory approval.

         CBCC has not paid cash dividends to its shareholders. At March 31, 1998, under restrictions imposed under federal and state laws, the Bank of North Georgia could declare aggregate dividends to CBCC of approximately $2,163,877 without obtaining regulatory approval. For information concerning Bank of North Georgia's conversion from a federal savings bank to a state-chartered commercial bank, see "DESCRIPTION OF CBCC - Background."

Capital Requirements

         Synovus and CBCC are required to comply with the capital adequacy standards established by the Federal Reserve and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than-minimum capital ratios if they have supervisory, financial, operational, or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve of any specific minimum Leverage Ratio applicable to it.

         At March 31, 1998, Synovus' Total Capital ratio was 13.77%, its Tier 1 Capital ratio was 12.49% and its Tier 1 Leverage Ratio was 10.13%. Assuming the Merger, and Synovus' other pending acquisitions, had been consummated on March 31, 1998, the Total Capital ratio of the resulting corporation of the Merger would have been 13.60%, its Tier 1 Capital ratio would have been 12.40% and its Tier 1 Leverage Ratio would have been 10.00%. Each of these ratios exceeds the current requirements under the Federal Reserve's capital guidelines. Each of Synovus' subsidiary banks was in compliance with applicable minimum capital requirements as of March 31, 1998.

         At March 31, 1998, CBCC's Total Capital ratio was 10.03%, its Tier 1 Capital ratio was 9.19% and its Tier 1 Leverage Ratio was 6.67%. Each of these ratios exceeds the current requirements under the Federal Reserve's capital guidelines. CBCC's subsidiary bank was also in compliance with applicable minimum capital requirements as of March 31, 1998.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "PROMPT CORRECTIVE ACTION."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the federal banking agencies have amended the risk-based capital standards that calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

Commitments to Subsidiary Banks

         Under the Federal Reserve's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of such bank.

         In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act (the "FDIA") provides that any financial institution whose deposits are insured by the FDIC generally shall be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

         The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Pursuant to FDICIA,  the  Federal  Reserve,  the FDIC,  the OCC and the
Office of Thrift Supervision ("OTS") have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories: (a) well capitalized (an institution that has a Total Capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 Leverage Ratio of at least 5%); (b) adequately capitalized (an institution that has a Total Capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 Leverage Ratio of at least 4%); (c) undercapitalized (an institution that has a Total Capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 Leverage Ratio of under 4%); (d) significantly undercapitalized (an institution that has a Total Capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 Leverage Ratio of under 3%); and
(e) critically undercapitalized (an institution whose tangible equity is not greater than 2% of total tangible assets). The regulations permit the appropriate Federal banking regulator to downgrade an institution to the next lower category if the regulator determines (a) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (b) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate Federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDICIA regulations.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

         The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt correction action provisions of FDICIA. See "Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

         Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

                               DESCRIPTION OF CBCC

Background

         CBCC was formed during 1992 as a privately-held Georgia corporation. On January 12, 1993, CBCC acquired Cherokee Federal Bank ("CFB"), headquartered in Canton, Georgia, and CBCC became a one-thrift holding company. In July 1994, CBCC acquired North Georgia National Bank, headquartered in Woodstock, Georgia, by merging North Georgia National Bank into CFB, with the combined entity being known as the "Bank of North Georgia." In April 1996, the Bank of North Georgia (the "Bank") started a mortgage business as a division of the Bank under the name "Bank of North Georgia Mortgage." On April 16, 1998, Bank of North Georgia completed its conversion from a federal savings bank to a commercial bank organized under the laws of the State of Georgia.

         CBCC has obtained capital for growth through three private offerings completed in 1993, 1994 and 1996.

Business

         The principal business of the Bank is to accept deposits from the public and to make loans and other investments in and around its primary service area of north Fulton, Cherokee and Pickens Counties, Georgia. The principal sources of income for the Bank are interest and fees collected on loans, interest and dividends collected on other investments, and service charges on deposit accounts. The principal expenses of the Bank are interest paid on deposits, employee compensation, office expenses, and other overhead expenses.

         The Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand accounts, savings accounts, and other time deposit accounts. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law, which is generally $100,000 per depositor subject to certain aggregation rules.

         The Bank also provides loans to businesses, including both secured and unsecured short-term loans for working capital purposes, term loans for fixed asset and expansion needs such as real estate acquisition and improvements, real estate construction loans (primarily residential), and other commercial loans suitable to the needs of its business customers. Loans to individuals which are offered by the Bank include mortgage loans and installment loans for personal use such as education and personal investment, or for the purchase of automobiles or other consumer items.

         The Bank's loan portfolio at December 31, 1997, consisted of approximately 28% real estate construction loans, 42% commercial mortgage loans (based on the underlying collateral), 13% commercial loans, 6% real estate mortgage loans, primarily single family residences, 5% home equity lines and second mortgages, and 6% consumer and other installment loans.

         The Bank's marketing plan relies heavily upon local advertising and promotional activity and upon personal contacts by its directors, officers and employees to attract business and to acquaint potential customers with the Bank's personalized services. The Bank emphasizes a high degree of personalized client service to provide for each customer's banking needs. All banking services are reviewed periodically to assess their profitability and their position relative to the Bank's competition. At the present time, the Bank does not currently offer trust or securities services.

CBCC Common Stock Owned by Management

         The following table sets forth as of June 30, 1998, the number and percentage ownership of shares of CBCC Common Stock beneficially owned by each director of CBCC, by all directors and executive officers as a group, and by each owner of more than 5% of the outstanding shares of CBCC Common Stock. Unless otherwise indicated, each person is the record owner of and has sole voting and investment powers over his or her shares.


                                                Number of Shares           Percentage
Name of Director                                Beneficially Owned<F1>     of Total<F2>
-----------------------------------------------------------------------------------------
George A. Budd                                      69,600<F3>               10.06

Donald D. Howard                                    19,250<F4>                2.74

Gordon R. Teel                                     111,360<F5>               15.77

J. C. Wallace, Jr.                                  25,270                    3.67

Orlando Wilson                                       7,500                    1.09

Thomas H. Wotka, Jr.                                42,800                    6.22
All Directors and Executive Officers
as a Group ( 7 persons)                           305,982<F6>                42.25


Name/Address of Additional 5% Shareholders

Joann Harrison<F7>                                  40,000                    5.81
5526 SW 53rd St.
Topeka, KS  66610

Bradford M. Johnson                                 49,600                    7.20
President, Heron Hill Corporation
7301 Mission Road
P. O. Box 8208
Shawnee Mission, KS  66208-0208

Mid-Atlantic Investors                              62,060                    9.01
c/o Jerry Shearer
289 Hunters Blind Dr.
Columbia, SC  29212

Jane E. Novak                                       59,760                    8.68
701 Ponte Vedra Blvd.
Ponte Vedra Beach, FL  32082

--------------------

<F1> The  information  shown above is based upon  information  furnished  by the named persons. Information relating to beneficial ownership is based upon "beneficial

                                       52

     ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934, as amended. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest.

<F2> The shares of CBCC Common  Stock  issuable  upon  exercise  of  outstanding options held by the indicated shareholder (and no other shareholders) are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by the indicated shareholder.

<F3> Includes options to purchase an aggregate of 3,000 shares.

<F4> Includes options to purchase an aggregate of 8,250 shares.

<F5> Includes options to purchase an aggregate of 17,500 shares.

<F6> Includes options to purchase an aggregate of 35,750 shares.

<F7> Consists  of  40,000  shares  held of  record by  Community  National  Bank
     Custodian FBO Joanne Harrison IRA, P.O. Box 210, Seneca, KS 66538.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     1997 Compared to 1996. Net income for 1997 of $4,283,567 exceeds comparable 1996 net income which amounted to $2,340,317. The level of 1997 performance represents an increase of 83% compared to 1996. 1997 results reflect measurable growth in the fundamental performance of CBCC even after considering the positive impact of some non-recurring events and transactions. These include non-interest income from the sale of the Ellijay Banking Office which contributed approximately $1.2 million to 1997 earnings on an after-tax basis and a large increase in income from sales of investment securities which resulted in an after-tax gain of approximately $410,000. Comparisons are also affected by income from loan sales and sale of mortgage servicing rights, and the gain on sale of CBCC's former operations center, which significantly increased 1996 non-interest income.

         The significant increase in income from mortgage banking activities to $2,281,479 in 1997 from $591,185 a year earlier, reflects the Mortgage Division's first full year of operations, during which mortgage loans totaling $120 million were originated.

        The decline in interest rates during 1997 and high levels of liquidity from a deposit promotion afforded the opportunity to realize significant gains on securities available for sale. During the year, net gains of $631,359 were realized, as compared to net gains in 1996 of $188,007. At year-end 1997, unrealized net gains, net of taxes, on securities available for sale were $2,536, as compared with $55,865 at December 31, 1996. The available for sale portfolio decreased to $1,834,017 at December 31, 1997 compared to $31,162,889 a year earlier. Reinvestment in investment securities has not occurred because of the interest rate environment, liquidity needs for the pending Ellijay sale settlement, loan demand and other balance sheet needs.

         Net interest income increased to $12,589,395 during 1997 from $10,555,893 a year earlier. This increase was less than expected primarily due to an increase in the average cost of funds. The cost of funds increased substantially as a result of a money market deposit promotion initiated in June 1997. The success of this promotion resulted in excess liquidity as loan growth did not accelerate as quickly as expected.

         The loan portfolio continued to experience excellent growth during 1997. At December 31, 1997, total loans reached $205,689,400 compared to a portfolio total of $152,240,450 at December 31, 1996. This growth, net of repayments, represents total new loans other than residential mortgages during 1997 in excess of $160,000,000.

         The performance of the loan portfolio continues to reflect strong credit quality. Non-accrual loans, foreclosed real estate and repossessed assets remain at relatively low levels at December 31, 1997 and net loan losses for the year were $117,889 as compared to $66,260 for 1996. Past due loans increased to $3,817,000 at December 31, 1997 from $1,769,000 at December 31, 1996, primarily reflecting loan growth. The provision for loan losses increased to $700,000 in 1997 from $350,000 for 1996 also reflecting portfolio growth. At December 31, 1997, the allowance for loan losses was $2,118,096 as compared to $1,535,985 a year earlier. Management believes that the allowance, at 1.03% of total loans outstanding, is adequate to absorb any inherent loan losses based on all methods it uses to evaluate risk in the loan portfolio.

         Premises and equipment increased to $13,750,617 at December 31, 1997 from $10,811,786 a year earlier. The increase includes the cost of CBCC's new main office facilities, as well as total remodeling of the Roswell Banking Center.

         The increase in other assets to $7,484,567 at December 31, 1997 reflects increases in accrued interest receivable and other assets consistent with the growth in loans and operations. Increases in these assets are somewhat offset by declines in intangibles from amortization.

         Deposits grew to $349.8 million at December 31, 1997 compared to $241 million at the prior year-end. Transaction accounts, which generally represent a lower cost source of funds than term deposits, continued to increase during 1997 comprising 54% of total deposits compared to 41% at December 31, 1996.

         The decrease in the term loan balance to $4,100,000 at December 31, 1997 represents scheduled principal repayments during 1997.

         Stockholders' equity increased to $20,219,874 at December 31, 1997, or $30.13 per share based on 671,000 shares outstanding. Stock options awarded to purchase 65,400 shares remain outstanding at December 31, 1997, at per share prices ranging from $11.58 to $38.60. During 1997, 4,900 options were granted, 500 were forfeited and no options were exercised.

         1996 Compared to 1995. Net income for 1996 of $2,340,317, or $3.61 per weighted average share outstanding, exceeds comparable 1995 amounts of $1,613,784 or $2.65, respectively. This level of 1996 performance represents an increase of 45% in net income and 36% increase in per share earnings as more shares were issued in 1996. In reviewing 1996 performance, it is particularly important to note the positive trends in fundamentals such as growth in net interest income, growth in service charge income and CBCC's continuing effort to build a solid reserve for loan losses, even through credit risk management and performance continues very strong. At the same time, 1996 was a very unusual year and some comparisons were affected. The start-up costs of the mortgage division and other initiatives together with the special FDIC assessment significantly increased non-interest expense. Income from some of the loan sales and sale of mortgage servicing rights, as well as mortgage division revenues greatly increased non-interest income. In reviewing year-to-year trends, it is also important to consider that 1995 non-interest income related to the recognition of $207,000 of capitalized mortgage servicing rights.

         The investment securities portfolio was further adjusted in 1996 in conjunction with loan and loan servicing sales, all of which significantly changed the balance sheet. At the same time, the portfolio was expanded during the year to $57,576,588, and at year-end was composed almost entirely of U.S. Treasury securities. The overall average maturity remains fairly short as the longest security owned matures in December 2001. The split between securities being held to maturity and those being held for possible sale generally reflects maturity dates or potential pledging needs for public deposits. Only securities with enough remaining life to achieve real gains as they move down the yield curve are carried as available for sale. During the year net gains of $188,007 were realized, as compared to net gains in 1995 of $132,049. At year-end 1996 unrealized net gains, net of taxes, on securities held available for sale were $55,865, as compared with $275,407 at December 31, 1995.

         The loan portfolio continued to experience excellent growth and improving mix (balance) as between the various types of lending. At December 31, 1996, total loans reached $152,240,450 compared to the comparable portfolio total of $107,145,026 at December 31, 1995. This growth, net of repayments, represents total new loans other than residential mortgages during 1996 in excess of $121,760,000. Loan quality was strong as net loan losses for the year were $66,260 as compared to $41,209 for 1995.

         Loans monitored by past due status continue to reflect CBCC's strong loan quality. At December 31, 1996, the past due status of the portfolio was $1,769,000 as compared with $2,209,000 at December 31, 1995. Non-accrual loans continue to be immaterial and foreclosed real estate and repossessed collateral also continue at low levels consistent with prior years. At the same time, because of high loan volume and portfolio growth, the provision for loan losses was increased to $350,000 for 1996 from $245,000 for 1995. After absorbing net losses during 1996, the resulting loan loss reserve stands at $1,535,935, an increase of 23% over the prior year level. The reserve represents 1.01% of total loans outstanding at December 31, 1996, a level at which management deems as adequate given CBCC's loan loss history for four years under current management, past due status, collateral status, and loan mix.

         The premises and equipment account grew to $10,811,786 at December 31, 1996, from $8,142,474 a year earlier, as costs of CBCC's major new building facilities project were capitalized. Very little funding was expended on other capital projects, as CBCC generally had facilities and system capacity in place to accommodate 1996 growth.

         The change in other assets from December 31, 1995 to 1996, reflects declines in intangibles from amortization, elimination of capitalized servicing rights on mortgages which were sold, and increases in accrued interest receivable and other asset categories affected by growth.

         Deposits grew to $240,976,630 at December 31, 1996 as compared to $181,580,000 at the prior year-end. Of the total, 41% of year-end deposits were in transaction accounts which 59% were in certificate of deposit and IRA term deposit categories. This mix compares to 39% and 61% at December 31, 1995. The increase in the percentage of funding from transaction accounts represents a lower cost source of funds generally as compared to the rates paid on term deposits.

         The term loan balance of $4,700,000 at December 31, 1996 represents the result of both added borrowing and principal repayments on schedule. In conjunction with the stock rights offering and debt increase, CBCC was able to obtain a reduction in the interest rate to prime.

         Stockholders' equity grew to $15,989,636 at December 31, 1996, or $23.83 per share based on 671,000 shares outstanding. In addition to growth from earnings retention, the proceeds of the May 1996 rights offering of 61,000 new shares added almost $2,050,000 of equity. Stock options awarded in prior years to purchase 61,000 shares remain outstanding at per share prices ranging from $11.58 to $20.00. During 1996 no new options were granted and no options were exercised.

         Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997. Net income for the three months ended March 31, 1998 increased to $1,135,951, an increase of 49% over net income of $760,140 for the comparable period in 1997. A 25% increase in net interest income and a 73% increase in noninterest income contributed to CBCC's performance for the 1998 three-month period compared to the same period in 1997.

         Net interest income increased to $3,629,735 for the three months ended March 31, 1998 compared to $2,901,804 the same period a year earlier. Increases in interest earning assets, primarily loans and loans held for sale, were the primary factors contributing to the $727,931 increase in net interest income. CBCC's provision for loan losses increased by $50,000 to $150,000 for the three months ended March 31, 1998 consistent with the increase in loans.

         Noninterest income increased to $1,415,572 for the three months ended March 31, 1998 compared to $816,966 for the first three months of 1997. Income from mortgage banking activities was the primary reason for this record performance, improving by $728,661 to $1,133,199 for the three months ended March 31, 1998. The increase in mortgage loans originated which exceeded $63 million for the first three months of 1998 compared to $21.3 million for the same period a year earlier produced the improvement in mortgage banking income. A favorable interest rate environment and additions to CBCC's mortgage lending personnel contributed to the significant increase in mortgage loans originated.

         CBCC had no noninterest income from sales of SBA loans during the first three months of 1998 compared to $76,633 for the same period in 1997. No sales of investment securities occurred during the three months ended March 31, 1998, while declining interest rates during the first quarter of 1997 provided CBCC with the opportunity to realize a gain of $80,184 on the sale of investment securities available for sale.

         Noninterest expense increased 29% to $3,146,656 for the three months ended March 31, 1998 compared to $2,443,130 for the first three months of 1997. Increases in salaries and employee benefits, primarily attributable to the volume related increase in incentive based compensation of mortgage lending personnel, is the principal cause of the increase in noninterest expense.

         Interest earning assets continued to grow during the first three months of 1998. Loans increased $10.3 million during the three months ended March 31, 1998 compared to an increase of $11.6 million during the same period in 1997. The decrease in net growth for the first three months of 1998 is attributable to the final settlement and delivery during 1998 of $3.2 million of loans sold in conjunction with the 1997 sale of the Ellijay Banking Center. Loans held for sale (mortgage loans) increased $7.4 million for the three months ended March 31, 1998 compared to a decrease of $480,000 for the same three months of 1997. CBCC management believes loan growth for fiscal 1998 will exceed 1997 growth based on the current level of loan demand and the increase in unfunded loan commitments and undisbursed construction loans. Such commitments totaled $79.4 million as of March 31, 1998 compared to $60.1 million at March 31, 1997.

         Asset quality remains solid as measured by the performance of CBCC's loan portfolio which continues to experience relatively low levels of charge-offs, foreclosures and nonaccrual loans with increases reflecting growth in total loans outstanding. The allowance for loan losses was $2,217,361 or 1.03% of loans as of March 31, 1998 compared to $1,635,356 or 1% of loans as of March 31, 1997.

         Premises and equipment decreased approximately $275,000 for the three months ended March 31, 1998 to $ 13,475,680 compared to an increase of $1,658,823 for the same three-month period in 1997. The 1998 decrease represents depreciation expense for the three-month period. The 1997 increase includes a portion of the cost of CBCC's new main office facilities as well as remodeling costs for the Roswell Banking Center.

         Deposits decreased $34.6 million for the three months ended March 31, 1998 to $315.2 million compared to an increase of $7.5 million for the same three-month period in 1997. The 1998 decrease reflects the impact of the settlement of the 1997 sale of the Ellijay Banking Center as well as a decline in money market deposits resulting from the conclusion of a special promotion initiated in June of 1997.

         Short-term borrowings consisting primarily of advances from the Federal Home Loan Bank increased for the three months ended March 31, 1998 by $3.9 million compared to an increase of $8.6 million for the same three-month period in 1997.

         Long-term debt decreased $162,500 for the three months ended March 31, 1998 compared to a decrease of $150,000 for the same three-month period in 1997. The decreases represent scheduled quarterly principal payments.

         Nonperforming Loans. The following table represents nonperforming loans at December 31, 1997, 1996, 1995, 1994 and 1993. Nonperforming loans consist solely of loans which are contractually past due 90 days or more as to interest or principal payments and still accruing (past-due loans) and loans accounted for on a nonaccrual basis(nonaccrual loans).

                                      Past-due loans          Nonaccrrual loans
                                   --------------------------------------------
                                                  (dollars in thousands)

  December 31, 1997                      $1,168                    $ 64
  December 31, 1996                      $1,159                    $199
  December 31, 1995                      $  417                    $  -
  December 31, 1994                      $  277                    $121
  December 31, 1993                      $    -                    $356

         Total interest income recognized on nonperforming loans for the year ended December 31, 1997 was approximately $105,000. Additional interest income of approximately $2,000 would have been recorded in 1997 if all nonperforming loans had performed in accordance with their original terms.

         If, as a result of CBCC's loan review and evaluation procedures, it is determined that payment of interest on a commercial or real estate loan is questionable, such loan is placed on nonaccrual status. A loan can be reinstated to full accrual status when and if the borrower's financial condition and payment performance can justify sustainable performance of all conditions and terms of the loan.

         Summary of Loan Loss Experience. The following table summarizes loan balances at the end of each year, average loans outstanding during the year and activity in the allowance for loan losses for each of the last five years.

                                       58

                                                                 Year ended December 31,

                                                        1997      1996        1995       1994         1993
                                                    -----------------------------------------------------------
                                                                         (dollars in thousands)
Allowance for loan losses at beginning of
 year                                               $1,536      $1,252    $  1,048    $    536    $    429

Loans charged off:
  Commercial,  financial and agricultural               50          13          --          13          --
  Real estate loans                                     --          20          --          76          --
  Consumer installment                                  73          45          70          --          48
-----------------------------------------------------------------------------------------------------------------
      Total charged off                                123          78          70          89          48
-----------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial,  financial and agricultural               --          --          --          --          --
  Real estate loans                                     --          --          --          --          --
  Consumer installment                                   5          12          29          29           6
-----------------------------------------------------------------------------------------------------------------
      Total recoveries                                   5          12          29          29           6
-----------------------------------------------------------------------------------------------------------------
  Net  charge-offs                                     118          66          41          60          42
-----------------------------------------------------------------------------------------------------------------
Allowance acquired in
 business combinations                                  --          --          --         430          --
Provision for loan losses                              700         350         245         142         149
-----------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year          $  2,118    $  1,536    $  1,252    $  1,048    $    536
=================================================================================================================
Loans outstanding, net of unearned income,
 excluding held for sale                          $205,505    $152,067    $106,638    $100,441    $ 64,458
=================================================================================================================
Average loans outstanding, including held
 for sale, net of unearned income                 $212,430    $164,582    $126,655    $ 89,126    $ 66,311

Ratio of net charge-offs to average
  net loans outstanding                               0.06%       0.04%       0.03%       0.07%       0.06%

Ratio of allowance for loan losses to net loans
  (excluding held for sale) outstanding               1.03%       1.01%       1.17%       1.04%       0.83%


         Provision for Loan Losses. CBCC's provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) charge-offs and recoveries in the current year; (3) growth in the loan portfolio; (4) the current level of the allowance in relation to total loans and to historical loss levels; (5) past due and nonaccruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's evaluation of current and future economic conditions and the resulting impact on CBCC.

         Allowance for loan losses. The allowance for loan losses is based on management's evaluation of the loan portfolio under current economic conditions. The

                                       59


evaluation includes a study of loss experience, a review of delinquencies and an estimate of the probability of loss based on the risk characteristics of the portfolio. Loans monitored by past due status continue to reflect strong loan quality. Nonaccrual loans continue to be immaterial and foreclosed real estate and repossessed collateral continue at low levels consistent with prior years. Charge-offs for fiscal 1998 are not expected to increase significantly compared to 1997.

Forward Looking Statements

         Certain statements contained in this Proxy Statement/Prospectus and the exhibits hereto which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). In addition, certain statements by CBCC in oral and written statements made by or with the approval of CBCC which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of CBCC or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

         Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Facts that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (ii) the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve; (iii) inflation, interest rate, market and monetary fluctuations; (iv) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (v) changes in consumer spending, borrowing and saving habits; (vi) technological changes;
(vii) acquisitions; (viii) the ability to increase market share and control expenses; (ix) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which CBCC and its subsidiary must comply; (x) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board; (xi) changes in CBCC's organization, compensation and benefit plans; (xii) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and (xiii) the success of CBCC at managing the risks involved in the foregoing.

         Such forward-looking statements speak only as of the date on which such statements are made, and CBCC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

                                       60

                                     EXPERTS

Synovus

         The consolidated balance sheets of Synovus and its Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, all of which are incorporated by reference in this Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon is incorporated herein by reference. Such financial statements have been so incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP and upon their authority as experts in accounting and auditing.

CBCC

         The consolidated financial statements of CBCC at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

         CBCC's Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth above. If any other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         Synovus management expects to hold its next annual meeting of shareholders during April 1999. Under the Commission's rules, proposals of shareholders intended to be presented at that meeting must have been received by Synovus at its principal executive offices on or before November 13, 1998 for consideration by Synovus for possible inclusion in such proxy materials.

         If the Merger is not consummated, CBCC will inform its shareholders of the date and time of the 1999 annual meeting of shareholders of CBCC.

                         PRO FORMA FINANCIAL INFORMATION

         Pro forma financial information reflecting the acquisition of CBCC by Synovus is not presented herein since the pro forma effect is not significant.

                                       61


         On April 22, 1998, Synovus signed an Agreement and Plan of Merger providing for the acquisition of Bank of Georgia. At March 31, 1998, Bank of Georgia had total assets of $54 million and shareholders' equity of $5.6 million, and for the three months ended March 31, 1998, reported net income of $215,000. On April 20, 1998, Synovus signed a letter of intent providing for the acquisition of Georgia Bank & Trust. At March 31, 1998, Georgia Bank & Trust had total assets of $166.4 million and shareholders' equity of $13.6 million, and for the three months ended March 31, 1998, reported net income of $715,000. These two pending acquisitions were not considered significant for inclusion in pro forma statements either individually or in the aggregate, or when combined with CBCC.

                       [Rest of page intentionally blank]

                                       62



                          INDEX TO FINANCIAL STATEMENTS

Community Bank Capital Corporation:

Report of Independent Auditors                                   F-1

Consolidated Balance Sheets - December 31, 1997 and 1996         F-2

Consolidated Statements of Income for the Years
         ended December 31, 1997, 1996 and 1995                  F-3

Consolidated Statements of Stockholders' Equity for the Years
         ended December 31, 1997, 1996 and 1995                  F-4

Consolidated Statements of Cash Flows for the Years
         ended December 31, 1997, 1996 and 1995                  F-5

Notes to Consolidated Financial Statements                       F-7

Unaudited Consolidated
         Balance Sheets - March 31, 1998 and 1997               F-26

Unaudited Consolidated Statements of Income
         for the Three Months Ended
         March 31, 1998 and 1997                                F-27

Unaudited Consolidated Statements of Cash Flows
         for the Three Months Ended
         March 31, 1998 and 1997                                F-28

Notes to Unaudited Consolidated
         Financial Statements                                   F-30

                       [Rest of page intentionally blank]


                                       63



                         Report of Independent Auditors

The Board of Directors and Stockholders
Community Bank Capital Corporation

We have audited the accompanying consolidated balance sheets of Community Bank Capital Corporation and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders equity, and cash flows for each of the years in the period ended December 31, 1997. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bank Capital Corporation and subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

February 17, 1998

                                        Ernst & Young LLP

                                      F-1

               Community Bank Capital Corporation and Subsidiary

                          Consolidated Balance Sheets

                                                                      December 31
                                                                 1997           1996
---------------------------------------------------------------------------------------
Assets
Cash                                                        $ 11,118,435   $  7,682,535
Interest-bearing balances with banks                          67,812,406      5,784,744
---------------------------------------------------------------------------------------
Total cash and cash equivalents                               78,930,841     13,467,279
Investment securities  held-to-maturity (estimated fair
value of $39,797,504 and $26,244,694 at December 31, 1997
and 1996, respectively)                                       39,599,931     26,413,699
Investment securities available for sale                       1,834,017     31,162,889
Loans held for sale                                           32,608,340     28,881,021
Loans receivable, net                                        203,387,037    150,531,101
Premises and equipment, net                                   13,750,617     10,811,786
Other assets                                                   7,484,567      6,832,677
---------------------------------------------------------------------------------------
Total assets                                                $377,595,350   $268,100,452
=======================================================================================

Liabilities and stockholders' equity
Liabilities:
     Deposits:
          Interest-bearing deposits                         $317,888,300   $221,011,996
          Noninterest-bearing deposits                        31,903,492     19,964,634
---------------------------------------------------------------------------------------
Total deposits                                               349,791,792    240,976,630

Short-term borrowings                                          1,595,261      5,044,232
Long-term debt                                                 4,100,000      4,700,000
Other liabilities                                              1,888,423      1,389,954
---------------------------------------------------------------------------------------
Total liabilities                                            357,375,476    252,110,816

Stockholders' equity:
Serial preferred stock, $1 par value per share;
authorized 5,000,000 shares; none issued                         -                -
Common stock, $1 par value per share;
authorized 5,000,000 shares; issued and outstanding
671,000 shares at December 31, 1997 and 1996,
respectively                                                     671,000        671,000
Additional paid-in capital                                     9,472,734      9,472,734

Net unrealized gain on investment  securities
available for sale, net of tax of
$1,365 and $30,081 at December 31, 1997 and 1996,
respectively                                                       2,536         55,865
Retained earnings                                             10,073,604      5,790,037
---------------------------------------------------------------------------------------
Total stockholders' equity                                    20,219,874     15,989,636
---------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                  $377,595,350   $268,100,452
========================================================================================
See accompanying notes.

                                      F-2

               Community Bank Capital Corporation and Subsidiary

                       Consolidated Statements of Income

                                                           Year ended December 31
                                                  1997             1996          1995
---------------------------------------------------------------------------------------------
Interest income:
     Loans receivable                           $22,612,032   $18,132,198      $13,948,863
     Investment securities held-to-maturity       2,043,323       492,058        2,323,133
     Investment securities available for sale     1,626,953     2,406,427          335,508
     Interest-bearing deposits                    1,275,432       308,096          290,035
---------------------------------------------------------------------------------------------
Total interest income                            27,557,740    21,338,779       16,897,539
Interest expense:
     Deposits                                    14,283,600    10,344,437        8,294,313
     Short-term borrowings                          295,799        30,781          339,179
     Long-term debt                                 388,946       407,668          332,989
---------------------------------------------------------------------------------------------
Total interest expense                           14,968,345    10,782,886        8,966,481
---------------------------------------------------------------------------------------------
Net interest income                              12,589,395    10,555,893        7,931,058
Provision for loan losses                           700,000       350,000          245,000
---------------------------------------------------------------------------------------------
Net interest income after provision for
     loan losses                                 11,889,395    10,205,893        7,686,058

Noninterest income:
     Service charges on deposit accounts          1,067,509       862,671          736,407
     Loan servicing income                             --         150,096          157,225
     Mortgage banking activities                  2,281,479       591,185                -
     Net gain on sale of loans and loan
          servicing                                 144,912       960,294          268,718
     Net gain on sale of
          premises and equipment                  1,842,269       137,224                -
     Gain on sale of investment  securities         631,359       188,007          132,049
     Other income                                    33,960        28,878          100,493
--------------------------------------------------------------------------------------------
Total  noninterest income                         6,001,488     2,918,355        1,394,892
Noninterest expense:
     Salaries and employee benefits               6,593,370     4,941,424        3,362,109
     Occupancy expense                            1,867,684     1,541,142        1,099,867
     Deposit insurance expense                      125,139     1,090,743          318,048
     Other operating expenses                     2,697,623     1,936,622        1,808,123
--------------------------------------------------------------------------------------------
Total noninterest expense                        11,283,816     9,509,931        6,588,507
---------------------------------------------------------------------------------------------
Income before income taxes                        6,607,067     3,614,317        2,492,443

Income tax expense (including tax effect of
     securities  gains of $214,662, $63,922 and
     $44,897 for the years ended December
     31, 1997, 1996 and 1995 respectively)        2,323,500     1,274,000          878,659
---------------------------------------------------------------------------------------------
Net income                                      $ 4,283,567   $ 2,340,317      $ 1,613,784
=============================================================================================
Net income per share
     of common stock                            $     6.38    $      3.61      $      2.65
=============================================================================================
Net income per share of
     common stock, diluted                      $     6.04    $      3.43      $      2.53
=============================================================================================

See accompanying notes.
                                      F-3


                Community Bank Capital Corporation and Subsidiary

                 Consolidated Statements of Stockholders' Equity

                                                                                     Net
                                                                                 Unrealized
                                                                                 Gain (Loss)
                                                                                     on
                                                                                 Investment
                                                                                 Securities
                                                                  Additional      Available                       Total
                                           Common Stock            Paid-In        for Sale,      Retained       Stockholders'
                                        ------------------
                                        Shares         Amount      Capital        Net of Tax     Earnings         Equity
-----------------------------------------------------------------------------------------------------------------------------
Balance at
    December 31,1994                  610,000   $    610,000     $7,490,000    $   (35,841)     $1,835,936     $9,900,095
    Change in net
      unrealized gain on
       investment
       securities for sale,
       net of tax of
       $160,340                          --             --             --           311,248           --          311,248
Net income                               --             --             --                        1,613,784      1,613,784
                           ---------------------------------------------------------------------------------------------------
Balance at
     December 31, 1995                610,000        610,000      7,490,000        275,407       3,449,720     11,825,127
     Sale of common stock              61,000         61,000      1,982,734           --              --        2,043,734
     Change in net
          unrealized gain on
          investment
          securities available
          for sale, net of tax
          of $118,215                    --             --             --         (219,542)           --         (219,542)
Net income                               --             --             --             --         2,340,317      2,340,317
                                     -------------------------------------------------------------------------------------
Balance at
     December 31, 1996                671,000        671,000      9,472,734         55,865       5,790,037     15,989,636
     Change in net
          unrealized gain on
          investment
          securities available
          for sale, net of tax
          of $28,716                     --             --             --          (53,329)          --           (53,329)
     Net income                          --             --             --                        4,283,567      4,283,567
                                    --------------------------------------------------------------------------------------
Balance at
     December 31, 1997                671,000   $    671,000   $  9,472,734    $     2,536    $ 10,073,604   $ 20,219,874
                                    =======================================================================================

See accompanying notes
                                      F-4

               Community Bank Capital Corporation and Subsidiary

                     Consolidated Statements of Cash Flows

                                                                                 Year ended December 31
                                                                          1997             1996              1995
-------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                         $   4,283,567    $   2,340,317         $1,613,784
Adjustments to reconcile net income
     to net  cash  provided  by  operating
     activities:
          Provision for loan losses                                      700,000          350,000            245,000
          Depreciation and amortization                                  849,887          869,780            677,865
          Gain on sale of bank property and OREO                      (1,854,561)        (141,296)                 -
          Gain on sale of loans                                             --           (178,626)                 -
          Gain on sale of investment securities                         (631,359)        (188,007)                 -
          Net (increase) decrease in loans held for sale              (3,727,319)       6,045,859          1,119,541
          Changes in operating assets and liabilities:
               Increase in other assets                               (1,948,499)        (904,007)          (163,203)
               Increase (decrease) in other liabilities                  498,469         (427,945)           740,208
               Other, net                                                578,030           56,657           (692,149)
--------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                   (1,251,785)       7,822,732          3,541,046

Investing activities
Purchase of investment securities held-to-maturity                   (13,552,079)     (20,430,806)       (10,439,952)
Purchase of investment securities available for sale                 (66,572,538)     (36,064,068)       (17,227,729)
Proceeds from maturities of investment securities held-to-
     maturity                                                               --          8,705,251          4,978,022
Proceeds from maturities of investment securities available
     for sale                                                               --          2,000,000          4,000,000
Proceeds from sale of investment securities available for sale        96,216,258       23,514,004         25,649,908
Principal  collected on investment securities available for sale         170,277        1,395,541            293,932
Proceeds from sale of loans                                                 --         12,417,471                  -
Net increase in loans receivable                                     (53,555,936)     (57,733,734)       (29,951,274)
Proceeds from sale of real estate acquired
      through foreclosure                                              1,308,901          416,771            138,014
Proceeds from sale of premises and equipment                           2,177,300        1,383,250                  -
Purchase of premises and equipment                                    (4,243,027)      (1,469,132)          (614,687)
Net increase in construction in progress                                    --         (2,916,640)                 -
--------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                (38,050,844)     (68,782,092)       (23,173,766)

Financing activities
Net increase in deposits                                             108,815,161       59,396,473         24,487,430
(Decrease) increase in short-term borrowings                          (3,448,970)       1,744,232         (2,900,000)
Proceeds from sale of common stock                                          --          2,043,734                  -
(Decrease) increase in long-term debt                                   (600,000)       1,550,000           (300,000)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                            104,766,191       64,734,439         21,287,430

Net increase in cash                                                  65,463,562        3,775,079          1,654,710
Cash and cash equivalents at beginning of year                        13,467,279        9,692,200          8,037,490
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                           $  78,930,841    $  13,467,279         $9,692,200
==========================================================================================================================

                                      F-5

              Community Bank Capital Corporation and Subsidiary

               Consolidated Statements of Cash Flows (continued)

                                                                            Year ended December 31
                                                                          1997             1996          1995
--------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information
Cash paid during the year for:
     Interest                                                      $  14,347,059    $  10,556,605        $ 8,927,245
     Income Taxes                                                  $   2,554,000    $   1,536,000        $   812,000
====================================================================================================================
Supplemental disclosures of noncash transactions
Loans receivable transferred to real estate acquired through
     foreclosure                                                   $   2,395,346    $     470,704        $   199,552
====================================================================================================================

See accompanying notes.
                                      F-6

                Community Bank Capital Corporation and Subsidiary

                   Notes to Consolidated Financial Statements

                                December 31, 1997

1. Summary of Significant Accounting Policies

Description of Community Bank Capital Corporation and Subsidiary and Basis of Presentation

Community Bank Capital Corporation ("CBCC") is a Georgia corporation established for the purpose of acquiring financial services companies. CBCC principally operates through its wholly owned subsidiary Bank of North Georgia (the "Bank"). The Bank is a federally chartered stock savings bank regulated by the Office of Thrift Supervision ("OTS") and provides a full range of banking services to individual and corporate customers through its banking offices in Roswell, Alpharetta, Crabapple, Canton, Woodstock, and Jasper, Georgia.

The financial statements of CBCC and subsidiary (collectively the "Company") are prepared in accordance with generally accepted accounting principles and practices within the financial services industry which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts have been reclassified to conform to current year presentation. The following is a summary of significant accounting policies.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CBCC and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Loans Held for Sale

Loans held for sale are carried at the lower of aggregate cost or market value.

Investment Securities

Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. Investment securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

                Community Bank Capital Corporation and Subsidiary

1.  Summary of Significant Accounting Policies (continued)

Investment securities not classified as held-to-maturity are classified as available for sale. Available for sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

The amortized cost of investment securities classified as held-to-maturity or available-for sale is adjusted for premiums and discounts on investment securities amortized or accreted over the securities' remaining term to maturity. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income and fees on loans are recognized over the terms of the loans using methods which generally result in level rates of return on principal amounts outstanding. The Company discontinues the accrual of interest on loans when the collectibility of all principal or interest cannot reasonably be expected. Such expectation is based upon the delinquency status of the loan, the financial strength of the borrower and an evaluation of any collateral. When interest accruals are discontinued, income in the current year is reversed.

Allowance for Loan Losses

The allowance for loan losses is based on management's evaluation of the loan portfolio under current economic conditions. The evaluation includes a study of loss experience, a review of delinquencies and an estimate of the probability of loss based on the risk characteristics of the portfolio.

                Community Bank Capital Corporation and Subsidiary

1. Summary of Significant Accounting Policies (continued)

Real Estate Acquired Through Foreclosure

Real estate, acquired principally through foreclosure, is initially recorded at the lower of the investment in the loan or fair value, less estimated costs to sell, at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management, with a corresponding charge to operations if the carrying value of a property exceeds its fair value, less estimated costs to sell.

Loan Origination Fees and Costs

Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income effectively using the interest method over the contractual life of the loans.

Premises and Equipment

Premises and equipment are recorded at cost net of accumulated depreciation. Depreciation is computed on a straight-line basis at rates based on estimated useful lives.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Statements of Cash Flows

For  purposes of  presentation  in the  statements  of cash  flows,  the Company
considers  all  short-term   interest-bearing   deposits  in  other  banks  with
maturities of three months or less as cash equivalents.

                Community Bank Capital Corporation and Subsidiary

1. Summary of Significant Accounting Policies (continued)

Stock Options

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Earnings Per Share

The Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share" ("Statement 128") in February 1997. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. The new standard is required for presentation of earnings per share for entities that have issued common stock traded in a public market or non-public entities voluntarily presenting earnings per share information.

Recent Accounting Pronouncements

In June 1997, the FASB issued Statement 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement was developed in response to financial statement users' concerns about the increasing number of items that bypass the income statement, such as changes in value of available-for-sale securities, and the effort required to analyze them. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the consolidated financial statements. Statement 130 will become effective in 1998.

                Community Bank Capital Corporation and Subsidiary

2.   Investment Scurities

                                                                      December 31, 1997
----------------------------------------------------------------------------------------------------------------------
                                                                                Gross
                                                            Amortized        Unrealized       Unrealized     Fair
                                                              Cost              Gains           Losses       Value
----------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
U. S. Treasury and federal
     agencies                                               $39,599,931     $ 197,573            $-       $39,797,504
----------------------------------------------------------------------------------------------------------------------
Total investment securities
     held-to-maturity                                        39,599,931       197,573            $-        39,797,504
----------------------------------------------------------------------------------------------------------------------
Available for Sale Securities
U. S. Treasury and federal
     agencies                                                 1,744,812         3,547           1,562       1,746,797
Mortgage-backed securities                                       85,304         1,916             _            87,220
----------------------------------------------------------------------------------------------------------------------
Total investment securities
     available for sale                                       1,830,116         5,463           1,562       1,834,017
----------------------------------------------------------------------------------------------------------------------
Total investment securities                                 $41,430,047     $ 203,036      $    1,562     $41,631,521
======================================================================================================================


                                                                           December 31, 1996
----------------------------------------------------------------------------------------------------------------------
                                                                               Gross             Gross
                                                            Amortized        Unrealized       Unrealized     Fair
                                                              Cost              Gains           Losses       Value
----------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
U. S. Treasury and federal
     agencies                                               $26,413,699     $  12,759      $  181,764     $26,244,694
----------------------------------------------------------------------------------------------------------------------
Total investment securities
     held-to-maturity                                        26,413,699        12,759         181,764      26,244,694
----------------------------------------------------------------------------------------------------------------------
Available for Sale Securities
U. S. Treasury and federal
     agencies                                                30,822,110       157,122          74,619      30,904,613
Mortgage-backed securities                                      254,833         3,443            --           258,276
----------------------------------------------------------------------------------------------------------------------
Total investment securities
     available for sale                                      31,076,943       160,565          74,619      31,162,889
----------------------------------------------------------------------------------------------------------------------
Total investment securities                                 $57,490,642     $ 173,324      $  256,383     $57,407,583
======================================================================================================================

                                      F-12

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


2. Investment Securities  (continued)

The following table sets forth the maturities of investments in debt securities at December 31, 1997.


                                                            Amortized Cost      Fair Value
----------------------------------------------------------------------------------------------
Investment securities held to maturity:
     Due in one year or less                                $11,027,415         $11,041,250
     Due after one year through five years                   23,332,847          23,493,754
     Due after five years through ten years                   5,239,669           5,262,500
----------------------------------------------------------------------------------------------
Total investment securities held-to-maturity                $39,599,931         $39,797,504
==============================================================================================

Investment securities available for sale:
     Due in one year or less                                $ 1,744,812        $  1,746,797
     Mortgage-backed securities                                  85,304              87,220
----------------------------------------------------------------------------------------------
Total investment securities available for sale              $ 1,830,116        $  1,834,017
==============================================================================================

Proceeds from sales of investment securities available for sale during 1997, 1996 and 1995 were $96,216,258, $23,514,004 and $25,649,908, respectively. Gross gains of $631,672,  $229,401 and $268,264 and gross losses of $313,  $41,394 and
$132,003 were realized on those sales during 1997, 1996 and 1995, respectively.

Proceeds from sales of investment securities held-to-maturity during 1996 and 1995 were $1,796,626 and $999,837, respectively. There were no such sales in 1997. These sales were related to securities that were within 90 days of maturity. For the purpose of the statement of cash flows these were included in proceeds from maturities.

Investment securities with amortized costs of $25,349,184 and $6,065,408 and estimated fair values of $25,369,909 and $6,031,750 at December 31, 1997 and 1996, respectively, were pledged to secure public funds, other deposits and short term borrowings as provided by law.

                                      F-13

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


3. Loans Receivable

Loans receivable are summarized as follows:

                                                                December 31
                                                          1997             1996
---------------------------------------------------------------------------------
Real estate mortgage loans, primarily single family
     residences                                       $ 12,327,467   $ 12,187,720
Home equity lines and second mortgages                  10,025,061      9,433,382
Commercial loans secured by real estate                 85,693,869     42,072,124
Real estate construction                                58,500,396     56,328,761
Commercial loans                                        25,891,134     19,192,773
Consumer and other installment                          13,251,473     13,025,690
---------------------------------------------------------------------------------
                                                       205,689,400    152,240,450
---------------------------------------------------------------------------------
Less:
     Deferred loan fees                                    172,211        156,359
     Unearned income                                        12,056         17,005
     Allowance for loan losses                           2,118,096      1,535,985
---------------------------------------------------------------------------------
                                                         2,302,363      1,709,349
---------------------------------------------------------------------------------
                                                      $203,387,037   $150,531,101
=================================================================================

Activity in the allowance for loan losses is summarized as follows:

                                                                       Year ended December 31
                                                                 1997          1996          1995
----------------------------------------------------------------------------------------------------------
     Balance at beginning of year                           $ 1,535,985    $ 1,252,245      $1,048,454
     Provision for loan losses                                  700,000        350,000         245,000
     Charge-offs                                               (122,711)       (78,271)        (70,166)
     Recoveries                                                   4,822         12,011          28,957
----------------------------------------------------------------------------------------------------------
     Balance at end of year                                 $ 2,118,096    $ 1,535,985      $1,252,245
==========================================================================================================

                                      F-14

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


3. Loans Receivable (continued)

At December 31, 1997, outstanding mortgage loan commitments, exclusive of loans in process, amounted to approximately $24,746,000. These outstanding loan commitments consisted of $4,949,200 in variable rate commitments and $19,796,800 in fixed rate commitments with terms of up to 30 years and interest rates ranging from 5.50% to 9.375%. The majority of these loan commitments are at rates locked with an outside investor, therefore the Company has no significant interest rate risk on these commitments. The Company also had commitments to extend credit for certain commercial and real estate loans totaling $41,725,000 at December 31, 1997. In addition, the Company is committed to loan funds on unused variable rate consumer lines of credit (the unused portions of home equity lines of credit) of approximately $11,124,000 at December31,1997. The Company's policy is to offer these lines where collateral requirements are residential real estate with aggregate loan-to-value ratios of 90% or less. At December31,1997, the Company also had unused lines on credit card accounts totaling $4,407,488 which were primarily unsecured. In addition, standby letters of credit were $3,665,000 and $2,245,699 at December 31, 1997 and 1996,
respectively.

A substantial portion of the Company's loans are secured by real estate in North Georgia communities, primarily in Cherokee, Fulton, Gilmer, and Pickens counties. In addition, a substantial portion of real estate acquired through foreclosure consists of single-family residential properties and land located in those same markets. The ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate are susceptible to changes in market conditions in North Georgia.

                                      F-15

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


3. Loans Receivable (continued)

The following is a summary of activity of loans outstanding to officers, directors and their related interests.

                                                            December 31
                                                    1997                  1996
--------------------------------------------------------------------------------------
     Balance at beginning of year              $ 3,532,204              $ 4,172,418
     New loans                                   5,818,177                2,884,212
     Principal repayments                       (3,341,265)              (3,524,426)
--------------------------------------------------------------------------------------
     Balance at end of year                    $ 6,009,116              $ 3,532,204
======================================================================================

4. Premises and Equipment

Premises and equipment accounts are summarized as follows:

                                                   December 31
                                               1997         1996
--------------------------------------------------------------------------------
     Land                                  $ 3,187,577   $ 2,778,148
     Buildings and building improvements     9,041,523     4,224,005
     Construction in progress                     --       2,916,640
     Furniture, fixtures, and equipment      4,349,003     2,920,357
--------------------------------------------------------------------------------
                                            16,578,103    12,839,150
     Less accumulated depreciation           2,827,486     2,027,364
--------------------------------------------------------------------------------
                                           $13,750,617   $10,811,786
================================================================================

                                      F-16

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


5. Interest-Bearing Deposits

Interest-bearing deposits are summarized as follows:

                                                     December 31
                                      1997                               1996
----------------------------------------------------------------------------------------
                                             Weighted                           Weighted
                                             Average                            Average
                              Amount         Rate                Amount         Rate
----------------------------------------------------------------------------------------
NOW accounts           $   25,816,664          2.67%         $ 25,585,534       2.77%
Savings accounts           11,916,348          3.00%           14,901,664       3.25%
Money market
     demand accounts      117,642,378          5.51%           37,777,840       4.55%
Time deposits:
     3.01%-4.00%                 --                                11,924
     4.01%-5.00%            1,448,887                           1,551,590
     5.01%-6.00%           97,781,514                          95,178,201
     6.01%-7.00%           59,111,440                          38,255,048
     7.01%-8.00%            4,171,069                           7,750,195
                       ---------------                       -------------
                          162,512,910          6.00%          142,746,958       5.98%
--------------------------------------------------------------------------------------
                       $  317,888,300          5.44%         $221,011,996       5.18%
======================================================================================

Interest expense on deposit accounts is summarized as follows:

                                                            Year ended December 31
                                                  1997            1996                 1995
------------------------------------------------------------------------------------------------
          NOW accounts                        $   633,832        $   636,422         $  480,300
          Savings accounts                        408,012            455,789            441,676
          Money market demand accounts          4,221,707          1,518,448          1,204,292
          Time deposits                         9,020,049          7,733,778          6,168,045
------------------------------------------------------------------------------------------------
                                              $14,283,600        $10,344,437         $8,294,313
================================================================================================

                                      F-17


                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


5. Interest-Bearing Deposits (continued)

A summary of time deposits by year of maturity at December 31, 1997 is as follows:

          1998                   $ 105,394,962
          1999                      31,417,132
          2000                       7,878,824
          2001                      14,508,591
          2002 and after             3,313,401
-----------------------------------------------
          Total time deposits    $ 162,512,910
================================================

The Company had approximately $42,753,000 and $33,100,000 in time deposits over $100,000 at December31, 1997 and 1996, respectively. Interest expense on these deposits approximated $2,265,985, $1,873,289 and $1,451,000 in 1997, 1996 and
1995, respectively.

6. Short Term Borrowings

The Company had $5,000,000 in borrowings from the Federal Home Loan Bank outstanding as of December 31, 1996. The average amount outstanding during 1997 was approximately $4,940,876 with a weighted average rate of 5.64%.

The Company had securities sold under agreements to repurchase in the amount of $1,595,261 and $44,232 as of December 31, 1997 and 1996, respectively. At December 31, 1997 the securities underlying these agreements were US Treasury securities with a book value and market value of $2,021,340 and $2,026,750, respectively. The Company maintains possession of the securities underlying this type of agreement. The maximum amount of these agreements at any month end during 1997 was $1,595,262 and the average outstanding for the year ended December 31, 1997 was $495,045.

7. Long-Term Debt

Long-term  debt of  $4,100,000  and  $4,700,000  at December  31, 1997 and 1996,
respectively, consisted of a term note. A new term note was entered into on July 1, 1996, with amounts payable in thirty consecutive quarterly installments beginning on September 30, 1996, with the final installment of all principal and interest then remaining due at maturity on December 31, 2003. Interest is payable quarterly at the prime rate. At December 31, 1997 and 1996, the interest rate was 8.50% and 8.25%, respectively.

                                      F-18

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


7. Long-Term Debt (continued)

Maturities of long-term debt for the five years subsequent to December 31, 1997 are as follows:

               1998        $       650,000
               1999                737,500
               2000                762,500
               2001                787,500
               2002                812,500
               Thereafter          350,000
------------------------------------------
                                $4,100,000
==========================================

The debt is collateralized by a first security interest in all of the shares of the common stock of the Bank.

The most restrictive provisions of the Company's loan agreement include, among other things, provisions relative to additional borrowings, maintenance of capital, maintenance of certain financial ratios, and restrictions on stock issuance and capital expenditures.

8. Income Taxes

The Company's subsidiary qualified in prior years under provisions of the Internal Revenue Code that permitted it to deduct from taxable income an allowance for bad debts that differed from the provision for such losses charged to income. Accordingly, retained income for tax purposes includes approximately $960,000 for which no provision for federal or state income taxes has been made. If in the future this portion of retained income is used for any purpose other than to absorb bad debt losses, including distributions and liquidation, income taxes may be imposed at the then-applicable rates.

                                      F-19

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


8. Income Taxes (continued)

The income tax provision consisted of the following:

                                                          Year ended December 31
                                                 1997              1996            1995
--------------------------------------------------------------------------------------------
     Current                                 $2,551,409         $1,289,719       $904,790
     Deferred                                  (227,909)           (15,719)       (26,131)
---------------------------------------------------------------------------------------------
                                             $2,323,500         $1,274,000       $878,659
=============================================================================================

Federal income tax expense approximates income tax expense expected utilizing the statutory federal income tax rate.

Significant components of the deferred tax liabilities and assets are as follows:

                                                         December 31
                                                     1997           1996
----------------------------------------------------------------------------
Deferred tax liabilities:
     Tax bad debt reserves over base year         $  325,588   $  325,588
     Purchase accounting adjustment (loan
          valuation)                                  87,063      131,877
     Stock dividend on FHLB stock                    130,274      130,274
     Depreciation and purchase accounting
          adjustments on premises and equipment      759,715      740,860
     Market value adjustment on investment
          securities available for sale                1,365       30,081
     Other                                              --          6,473
----------------------------------------------------------------------------
     Total deferred tax liabilities                1,304,005    1,365,153
     Deferred tax assets:
          Allowance for loan losses                  779,981      575,209
          Deferred loan fees                          93,848       84,696
          Other purchase accounting adjustments      217,643      177,701
          Other, net                                   3,340       57,552
----------------------------------------------------------------------------
Total deferred tax assets                          1,094,812      895,158
----------------------------------------------------------------------------
Net deferred tax liabilities                      $  209,193   $  469,995
============================================================================


Taxes paid in 1997, 1996 and 1995 totaled  $2,554,000,  $1,536,000 and $812,000, respectively.

                                      F-20

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


9. Subsidiary Dividend Restrictions

The OTS capital distribution regulations, which were enacted in August 1990, restrict the Bank's cash dividend payments and other capital distributions to the Company. The OTS regulations provide that an institution that has not been notified by the OTS of the need for more than the normal supervision, such as the Bank, that exceeds all fully phased-in capital requirements before and after the proposed capital distribution, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year plus the amount that would reduce by one-half the excess capital over fully phased-in capital requirements at the beginning of the calendar year or 75% of its net income over the most recent four-quarter period. Any additional capital distributions would also require prior notice to the OTS. The Bank paid and declared dividends totaling $1,300,000 in 1997.

In order to grant a priority to eligible account holders (as defined in the Plan of Conversion) in the event of future liquidation, the Bank, at the time of conversion to a capital stock institution, established a liquidation account in an amount equal to its net worth as of December 31, 1988, adjusted as described below. In the event of future liquidation of the Bank, eligible account holders who continue to maintain their deposit accounts shall be entitled to receive a distribution from the liquidation account based on their proportionate share of the then total remaining qualifying deposits. The total amount of the liquidation account will be decreased as the balances of eligible account holders are reduced on annual determination dates subsequent to the conversion. No dividends may be paid to the Company if such dividends reduce the stockholder's equity of the Bank below the amount required for the liquidation account.

10. Stock Option Plan

Effective July 16, 1993, the Company adopted a stock option plan for certain employees and members of the Board of Directors. Under the plan, as amended, options could be granted for up to 67,100 shares of the Company's common stock. The number of options granted to any one individual are determined by a committee of the Board of Directors.

                                      F-21

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


10. Stock Option Plan (continued)

The plan provides that the option price shall not be less than the fair market value of the shares on the date of grant and that no portion of the option may be exercised beyond five years from that date.

On February 7, 1997, options for the purchase of 3,400 shares were granted to employees of the Company at a per share price of $33.50. On July 25, 1997, options for the purchase of 1,500 shares were granted to employees of the Company at a per share price of $38.60. Options for the purchase of 500 shares were canceled during 1997. At December 31, 1997 there were a total of 65,400 options outstanding with exercise prices ranging from $11.58 to $38.60. At
December 31, 1996, there were a total of 61,000 options outstanding with exercise prices ranging from $11.58 to $20. No options were exercised during 1997 or 1996, however 61,000 options were exercisable at December 31, 1997.

Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123 "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value in these options was estimated at the date of grant using the "minimum value" method allowed by the Statement. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are, of a necessity, estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. Pro forma net income and earnings per share was $4,188,572 and $6.25 for the year ended December31,1997. The weighted average fair value of options granted during the year ended December31,1997 was $46,106. There were no options issued during the year ended December 31, 1996. The weighted average share price of options outstanding was $16.12 and $14.74 at December 31, 1997 and 1996, respectively.

                                      F-22

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


11. Regulatory Capital

Regulatory capital is the basis by which the OTS determines whether an institution is insolvent and whether the institution is meeting its regulatory capital requirements. Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a core ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of its most recent regulatory notification, the Bank was considered well capitalized under current regulatory guidelines. There are no conditions or events since that notification that management believes have changed the institution's category.

12. Fair Value of Financial Instruments

FASB Statement No. 107,"Disclosures about Fair Value of Financial Instruments" ("Statement 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

Cash and Interest-Bearing Deposits in Banks

The carrying amounts reported in the balance sheet for cash and interest-bearing deposits in banks approximate those assets' fair values.

                                      F-23

                Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


12. Fair Value of Financial Instruments (continued)

Investment Securities

For investment securities held-to-maturity and available for sale, fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes. See Note 2 for fair values on investment securities.

Loans

For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Due to the nature of the loan portfolio, the carrying amounts of loans and accrued interest approximate their fair values.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term money market deposit accounts, time deposits and certificates of deposits, fixed-rate time deposits and certificates of deposit with maturities less than one year approximate their fair values at the reporting date. Fair values for all other fixed-rate time deposits and certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these deposits to a schedule of aggregated expected monthly maturities. The carrying amounts for deposits also approximate their fair values.

Short-Term Borrowings

The carrying amounts reported in the balance sheet for short-term borrowings approximately those liabilities' fair values.

                                      F-24

               Community Bank Capital Corporation and Subsidiary

             Notes to Consolidated Financial Statements (continued)


12. Fair Value of Financial Instruments (continued)

Long-Term Debt

The  carrying   amounts  reported  in  the  balance  sheet  for  long-term  debt approximate fair value.

13. SAIF Assessment

A portion of the Bank's deposits are subject to FDIC deposit insurance assessments for the Savings Association Insurance Fund (SAIF). On September 30, 1996, legislation authorizing the recapitalization of the SAIF became effective. This legislation required the Bank, and all other depository institutions having SAIF insured deposits, to pay a one-time assessment. As a result of this legislation the Bank recorded a pretax charge of $787,134 during the year ended December 31, 1996.

14.   Sale of Office

In December 1997, the Bank completed the sale of its Ellijay office operations and facilities to another financial institution. The Bank recorded a gain on the sale of the office of $1,836,000. In conjunction with such sale, the Bank agreed to transfer loans of $3,201,271 and deposits of $23,582,495 at the conclusion of a regulatory waiting period. Such waiting period expired and the transfer occurred on January 30, 1998. The loans and deposits transferred are included in the accompanying statement of financial condition.

                                      F-25

               Community Bank Capital Corporation and Subsidiary
                          Consolidated Balance Sheets
                                  (Unaudited)

                                                                   March 31
                                                             1998           1997
-------------------------------------------------------------------------------------
Assets
  Cash                                                     $9,116,437      $6,658,626
  Interest-bearing balances with  banks                    15,436,070       2,153,961
-------------------------------------------------------------------------------------
  Total cash and cash equivalents                          24,552,507       8,812,587
  Investment securities held-to-maturity
     (estimated fair value
    of $40,733,445 and $33,976,260 at March 31, 1998
    and 1997, respectively)                                40,540,803      34,501,569
  Investments securities available for sale                 7,823,038      31,478,516
  Loans held for sale                                      39,977,527      28,401,352
  Loans receivable, net                                   213,782,052     162,214,879
  Premises and equipment, net                              13,475,680      12,470,609
  Other assets                                              8,220,027       7,144,156
-------------------------------------------------------------------------------------
  Total assets                                           $348,371,634    $285,023,668
=====================================================================================
Liabilities and stockholders' equity
Liabilities:
    Deposits:
      Interest-bearing deposits                          $290,368,270    $227,954,863
      Noninterest-bearing deposits                         24,803,058      20,478,769
-------------------------------------------------------------------------------------
  Total deposits                                          315,171,328     248,433,632

  Short-term borrowings                                     5,507,272      13,644,739
  Long-term debt                                            3,937,500       4,550,000
  Other liabilities                                         2,411,912       2,007,066
-------------------------------------------------------------------------------------
  Total liabilities                                       327,028,012     268,635,437

Stockholders' equity:
  Serial preferred stock, $1 par value per share:
    authorized 5,000,000 shares; none issued                      --             --
  Common stock, $1 par value per share:
    authorized 5,000,000 shares: issued and outstanding
    671,000 shares at March 31, 1998 and 1997,
    respectively                                              671,000         671,000
  Additional paid-in-capital                                9,472,734       9,472,734
  Net unrealized loss on investment securities available
    for sale, net of tax of $5,078 and $164,471 at
    March 31, 1998 and 1997, respectively                      (9,431)       (305,447)
  Retained earnings                                        11,209,319       6,549,944
--------------------------------------------------------------------------------------
  Total stockholders' equity                               21,343,622      16,388,231
--------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity             $348,371,634    $285,023,668
======================================================================================

                                      F-26


               Community Bank Capital Corporation and Subsidiary
                       Consolidated Statements of Income
                                  (Unaudited)

                                                        Three months ended March 31
                                                             1998           1997
--------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                         $6,326,316      $4,908,630
  Investment securities held-to-maturity                      615,859         272,667
  Investment securities available for sale                     72,639         690,138
  Interest-bearing deposits                                   322,980          30,080
--------------------------------------------------------------------------------------
Total interest income                                       7,337,794       5,901,515

Interest expense:
  Deposits                                                  3,612,411       2,752,620
  Short-term borrowings                                         6,912         106,641
  Long-term debt                                               88,736         140,450
--------------------------------------------------------------------------------------
Total interest expense                                      3,708,059       2,999,711
--------------------------------------------------------------------------------------

Net interest income                                         3,629,735       2,901,804

Provision for loan losses                                     150,000         100,000
--------------------------------------------------------------------------------------

Net interest income after provision for loan losses         3,479,735       2,801,804

Noninterest income:
  Service charges on deposit accounts                         278,951         237,069
  Mortgage banking activities                               1,133,199         404,538
  Net gain on sale of loans                                       -            76,633
  Gain on sale of investment securities                           -            80,184
  Other income                                                  3,422          18,542
--------------------------------------------------------------------------------------
Total noninterest income                                    1,415,572         816,966

Noninterest expense:
  Salaries and employee benefits                            1,912,665       1,478,238
  Occupancy expense                                           437,266         424,913
  Deposit insurance expense                                    64,948          31,337
  Other operating expenses                                    731,777         508,642
--------------------------------------------------------------------------------------
Total noninterest expense                                   3,146,656       2,443,130
--------------------------------------------------------------------------------------
Income before income taxes                                  1,748,651       1,175,640

Income tax expense (including tax effect of securities
     gains of $27,263 for the three months
     ended March 31, 1997                                     612,700         415,500
--------------------------------------------------------------------------------------
Net income                                                 $1,135,951        $760,140
======================================================================================

                                      F-27

               Community Bank Capital Corporation and Subsidiary
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                           Three months ended March 31,
                                                                         1998                     1997
----------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                            $1,135,951                $760,140
Adjustments to reconcile net income to net cash provided by
  operating activities:
        Provision for loan losses                                        150,000                 100,000
        Depreciation and amortization                                    371,999                 286,724
        Gain on sale of OREO                                               8,205                 (14,031)
        Net (increase) decrease in loans held for sale                (7,369,187)                479,669
        Changes in operating assets and liabilities:
                Increase in other assets                                (846,753)               (463,494)
                Increase in other liabilities                            523,489                 617,115
                 Other, net                                               11,973                 142,089
---------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                   (6,014,323)              1,908,212

Investing activities
Purchase of investment securities held-to-maturity                    (3,000,000)                     -
Purchase of investment securities available for sale                  (6,011,620)            (14,085,216)
Proceeds from maturities of investment securities held-to-
        maturity                                                       2,000,000                      -
Proceeds from sale of investment securities available for sale                 -               4,926,066
Principal collected on investment securities available for sale            6,027                 151,941
Net increase in loans receivable                                     (10,545,014)            (11,783,778)
Proceeds from sale of real estate acquired through
        foreclosure                                                      102,851                 165,810
Purchase of premises and equipment                                       (45,302)               (131,022)
Net increase in construction in progress                                       -              (1,714,214)
Net cash used in investing activities                                (17,493,058)            (22,470,413)


Financing activities
Net (decrease) increase in deposits                                  (34,620,464)              7,457,002
Increase in short-term borrowings                                      3,912,011               8,600,507
Decrease in long-term debt                                              (162,500)               (150,000)
Net cash (used in) provided by financing activities                  (30,870,953)             15,907,509

Net decrease in cash                                                 (54,378,334)             (4,654,692)
Cash and cash equivalents at beginning of three month period          78,930,841              13,467,279
Cash and cash equivalents at end of three month period               $24,552,507              $8,812,587

                                      F-28

                Community Bank Capital Corporation and Subsidiary
                Consolidated Statements of Cash Flows (continued)



                                                                           Three months ended March 31,
                                                                         1998                     1997
----------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information
Cash paid during the year for:
        Interest                                                      $3,587,695              $2,873,182
==========================================================================================================

Supplemental disclosures of noncash transactions
Loans receivable transferred to real estate acquired through
        foreclosure                                                     $116,070                $179,246
==========================================================================================================

                                      F-29

               Community Bank Capital Corporation and Subsidiary
                   Notes to Unaudited Consolidated Financial Statements

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments consisting of normally occurring accruals which, in the opinion of management are necessary for a fair presentation of the financial position and results of operations for the periods covered by this report have been included.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in an annual financial statement that is displayed in equal prominence with the other annual financial statements. For interim period financial statements, enterprises are required to disclose a total for comprehensive income in those financial statements. The term "comprehensive income" is used in SFAS No. l30 to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains, and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for CBCC consists solely of items previously recorded as a component of shareholders' equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". CBCC has adopted the interim-period disclosure requirements of SFAS No. 130 effective March 31, 1998 and will adopt the annual financial statement reporting and disclosure requirements of SFAS No. 130 effective December 31, 1998.

Total comprehensive income for the three months ended March 31, 1998 was $1,123,984 compared to $398,828 for the three months ended March 31, 1997.

                                      F-30

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT  AND PLAN OF  MERGER,  dated as of the 5th day of June,  1998
(the  "Plan"  or  the  "Agreement"),   by  and  among  Synovus  Financial  Corp.
("Synovus") and Community Bank Capital Corporation ("CBCC").

                                    RECITALS:

         A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of the date hereof, Synovus has 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 263,080,194 shares are outstanding on the date hereof. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 34 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof.

         B. CBCC. CBCC has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Alpharetta, Georgia. As of the date hereof, CBCC has 5,000,000 authorized shares of common stock, par value $1.00 per share ("CBCC Common Stock"), of which 671,000 shares are outstanding on the date hereof. All of the issued and outstanding shares of CBCC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and subject to preemptive rights. CBCC has one wholly-owned banking Subsidiary, Bank of North Georgia.

         C. Board Approvals. The Boards of Directors of Synovus and CBCC have duly approved the Plan and have duly authorized its execution.

         D. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries, or in the case of CBCC, its Subsidiary, in each case taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and CBCC hereto adopt and make the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

         (A)  Structure  of the  Merger.  On the  Effective  Date (as defined in
Article VII), CBCC will merge (the "Merger") with and into Synovus, with Synovus being the surviving corporation (the "Surviving Corporation") under the name Synovus Financial Corp. pursuant to the Georgia Business Corporation Code ("Georgia Act"). On the Effective Date, the Articles of Incorporation and by-laws of Synovus (as the Surviving Corporation) shall be the Articles of Incorporation and by-laws of Synovus in effect immediately prior to the Effective Date.

         (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of CBCC Common Stock issued and outstanding on the Effective Date (other than shares as to which dissenters' appraisal rights have been validly exercised and perfected and for which cash is payable pursuant to the Georgia Act ("Dissenters' Shares")) shall become and be converted into 5.43489 shares of Synovus Common Stock ("Per Share Exchange Ratio"). As of the Effective Date, each share of CBCC Common Stock held as treasury stock of CBCC shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

         No fractional shares of Synovus Common Stock shall be issued in connection with the Merger, but rather cash shall be paid in lieu thereof (without interest), with the amount of cash to be paid in lieu of fractional shares to be determined based upon the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the fifth business day immediately preceding the Effective Date of the Merger.

         Each shareholder of CBCC Common Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on June 5, 1998 in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide CBCC with certified copies of such Resolutions.

         Upon and after the Effective Date, each issued and outstanding share of Synovus Common Stock shall remain unchanged and shall continue to evidence the same number of shares of Synovus Common Stock.

         Dissenters' Shares shall be purchased and paid for in accordance with the applicable provisions of Section 14-2-1301, et seq. of the Georgia Act.

         In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio.

         (C) Procedures. Certificates which represent shares of CBCC Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the

                                        2


transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.

         As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of CBCC Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the CBCC Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, together with a duly executed stock power and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of shares of Synovus Common Stock to which such holder is entitled, and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of CBCC of shares of CBCC Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If, after the Effective Date, Certificates are presented for transfer to CBCC, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph C.

         After the Effective Date, holders of CBCC Common Stock shall cease to be, and shall have no rights as, stockholders of CBCC, other than to receive shares of Synovus Common Stock into which such shares have been converted or fractional share payments pursuant to the Plan.

         Notwithstanding the foregoing, neither Synovus nor CBCC nor any other person shall be liable to any former holder of shares of CBCC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (D) Options. On the Effective Date, each option granted by CBCC to purchase shares of CBCC Common Stock, which is outstanding and unexercised immediately prior thereto, shall be converted automatically without tax to the holder of the option into an option to purchase shares of Synovus Common Stock in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

                  (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of CBCC Common Stock subject to the original option multiplied by the Per Share Exchange Ratio provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                                        3


                  (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of CBCC Common Stock under the original option divided by the Per Share Exchange Ratio provided that such exercise price shall be rounded up to the nearest cent.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

         Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase CBCC Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests.

                           II. ACTIONS PENDING MERGER

         (A) CBCC and its Subsidiary shall conduct their banking business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of CBCC Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of CBCC Common Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of CBCC, (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of CBCC or its Subsidiary; (4) effect a split or reclassification of CBCC or its Subsidiary's capital stock or a recapitalization of CBCC or its Subsidiary; (5) amend the Articles of Incorporation or bylaws of CBCC or its Subsidiary; (6) grant any increase in the compensation payable or to become payable by CBCC or its Subsidiary to any employee other than normal, annual compensation increases that are desired to be made with regard to CBCC or its Subsidiary's employees or are required by law or as described in the disclosure letter; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of CBCC or its Subsidiary, except to the extent such changes are required by applicable laws or regulations or result from a third party's exercise of its rights to terminate an insurance contract providing benefits under such benefit plan, payment or arrangement; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of CBCC or its Subsidiary or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of their banking business; (9) incur or assume any liabilities, other than in the ordinary course of their banking business; (10) dispose of any of their assets or properties, other than in the ordinary course of their banking business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiary with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or

                                        4


negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and CBCC shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiary to take any action not in the ordinary course of business of it and its Subsidiary; or (13) directly or indirectly agree to take any of the foregoing actions.

         (B) Without the prior written consent of CBCC, which consent will not be unreasonably withheld, Synovus will not declare, set aside or pay any cash dividend on its Common Stock other than normal and customary quarterly cash dividends in accordance with Synovus' current dividend policy or take any action that would: (1) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (2) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

                       III. REPRESENTATIONS AND WARRANTIES

         Synovus hereby represents and warrants to CBCC, and CBCC represents and warrants to Synovus, that, except as previously disclosed in a letter of Synovus or CBCC, respectively, of even date herewith delivered to the other party (all references to Subsidiaries below shall, in the case of CBCC, be deemed to be Subsidiary):

         (A) the representations set forth in Recitals A through C of the Plan with respect to it are true and correct;

         (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. ss.55 in the case of a national bank subsidiary) non-assessable, and (in the case of Synovus) subject to no preemptive rights;

         (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not as a whole have a Material Adverse Effect, as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) the shares of capital stock of each of its Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;

         (E) subject, in the case of CBCC, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders and required regulatory approvals, is a valid and binding agreement of it enforceable against it in accordance with its terms,

                                        5


subject  to  bankruptcy,   insolvency,   fraudulent  transfer,   reorganization,
moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (F) the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a material adverse effect on the financial condition, results of operations or business of it and its subsidiaries, taken as a whole (a "Material Adverse Effect"), or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of CBCC, both of which are referred to in Paragraph (A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) in the case of Synovus, its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, nor any other document filed subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form filed with the Securities and Exchange Commission ("SEC") (collectively, its "Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into Synovus' Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into Synovus' Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. Synovus has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Reports. For purposes of this Paragraph, material shall have the meaning as defined under the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act and the rules promulgated thereunder;

         (H) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or

                                        6


reserved against in its audited financial statements as of December 31, 1997 or in its unaudited financial statements as of March 31, 1998 or disclosed in the notes thereto;

         (I) there has not been the occurrence of one or more events, conditions, actions or states of facts which have caused a Material Adverse Effect with respect to it since December 31, 1997;

         (J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect;

         (K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which in the reasonable judgment of its Chief Executive Officer is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

         (L) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default;

         (M) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be

                                        7


incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a "multi-employer plan", as defined in
Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

         (N) each of it and its Subsidiaries has good and marketable title to its properties and assets, tangible or intangible (other than property as to which it is lessee) that are material to its business except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) or why the accountants' letter referred to in Paragraph (A)(8) of Article V cannot be obtained;

         (P) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

         (Q) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights;

         (R) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and

                                        8


conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

         (S) other than services performed by Brown, Burke Capital Partners, Inc., which has been retained by CBCC and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

         (T) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act with the SEC by Synovus for the purpose of, among other things, registering the issuance of the Synovus Common Stock to be issued to the shareholders of CBCC in the Merger (the "Registration Statement"); or (2) the proxy statement to be distributed in connection with CBCC's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (U) for purposes of this section, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                                        9


         "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or CBCC, as applicable, or any of their respective Subsidiaries.

         (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to its actual knowledge, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of it and its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

         (2) CBCC will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the banking facilities currently owned by CBCC upon which CBCC is conducting a banking business, which assessment shall meet the standards of ASTM E1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the two properties that CBCC leases, which are known as "John's Creek and "Dogwood," and in addition, CBCC agrees to conduct a phase I assessment of the leased properties if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify CBCC in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on CBCC. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on CBCC, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given CBCC good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

         (V) in the case of Synovus, its reserve for possible loan losses as shown in its audited financial statements as of December 31, 1997 was, and its reserve for possible loan losses as shown in its Quarterly Reports on Form 10-Q filed prior to the Effective Date

                                       10


will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies and, in the case of CBCC, its reserve for possible loan losses as shown in its audited financial statements as of December 31, 1997 was, and its reserve for possible loan losses as shown in its unaudited quarterly financial statements prepared for all quarters ending prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

         (W) in the case of CBCC, other than options to purchase 65,400 (or fewer) shares of CBCC Common Stock pursuant to the Community Bank Capital Corporation 1993 Stock Option Plan, there are no outstanding options, agreements, contracts, calls or commitments which would require the issuance by CBCC of any shares of CBCC Common Stock or securities convertible into such Common Stock; and

         (X) it has adopted and is in the process of implementing policies and procedures to ensure that it will be in compliance with the Federal Financial Institution Examination Counsel's May 5, 1997 Interagency Statement on Year 2000 Project Management Awareness and subsequent regulatory directives with respect to Year 2000 issues.

                                  IV. COVENANTS

         Synovus hereby covenants to CBCC, and CBCC hereby covenants to Synovus, that:

         (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including, in the case of Synovus, the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

         (B) in the case of CBCC, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving, upon the recommendation of its Board of Directors, the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and by-laws; (3) recommend to its shareholders that they approve the Plan (unless such recommendation would constitute a breach of its board of directors' fiduciary duties as determined in good faith after consultation with counsel); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

         (C) it will  cooperate  in the  preparation  and  filing  of the  Proxy
Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

         (D) Synovus will advise CBCC, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for

                                       11


offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

         (F) subject to its disclosure obligations imposed by law, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided, however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

         (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants full access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan. Any nonpublic information regarding either party shall be held strictly confidential and used solely for the purposes of the transactions contemplated herein. In the event of termination, each party shall return all nonpublic information regarding the other party to such other party;

         (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

         (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Georgia Department of Banking and Finance ("Georgia Department") and to such other regulatory agencies as required by law;

                                       12


         (J) it will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and, in the case of CBCC, it will not cash out any of the options granted pursuant to the Community Bank Capital Corporation 1993 Stock Option Plan;

         (K) in the case of Synovus, it shall cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

         (L) in the case of Synovus, following the Effective Date, it shall provide generally to officers and employees of CBCC and its Subsidiary employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements ("Employee Benefits") on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by CBCC and its Subsidiary. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of CBCC and its Subsidiary Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which CBCC and its Subsidiary participate after the Effective Date, Synovus agrees: (1) to treat service by CBCC employees prior to the Effective Date as service with Synovus for eligibility, vesting, and with the exception of the Synovus Financial Corp./Total System Services, Inc. Money Purchase Pension Plan, Profit Sharing Plan and 401(K) Savings Plan, benefit accrual purposes; and (2) to waive pre-existing condition limitations and waiting periods, if any, as would otherwise be applied to participating employees of CBCC upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of Section 5000(b)(i) of the Code;

         (M) in the case of CBCC, it will use its best efforts to deliver to Synovus on or prior to the date of this Agreement audited consolidated financial statements of CBCC and its Subsidiary as of, and for the year ended, December 31, 1997;

         (N) in the case of CBCC, it shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of interests" treatment as described below) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the CBCC shareholders meeting called to approve the Merger, a written agreement providing that such person will not sell, or in any other way reduce his or her risk relative to any shares of CBCC Common Stock held by such "affiliate" and the shares of Synovus Common Stock to be received by such "affiliate" in the
Merger: (1) in the case of shares of Synovus Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for "pooling-of-interests" accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The certificates of Synovus Common Stock

                                       13


issued to affiliates of CBCC will bear an appropriate legend reflecting the foregoing. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Synovus and CBCC within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

         (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

         (P) in the case of Synovus, it shall take no action which would cause the shareholders of CBCC to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(7) of Article V;

         (Q) it shall take no action which would prevent the issuance of the accountants' letter referred to in Paragraph (A)(8) of Article V; and

         (R)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, for a period of six years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from CBCC and its Subsidiary (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia law and by CBCC's and its Subsidiary's Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

              (2) Any Indemnified Party wishing to claim indemnification under Paragraph (a) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final,

                                       14


that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                          V. CONDITIONS TO CONSUMMATION

         (A) The respective obligations of Synovus and of CBCC to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

         (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of CBCC;

         (2) the procurement by Synovus of approval of the Plan and the transactions contemplated hereby by the Board of Governors and by the Georgia Department;

         (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or CBCC;

         (4) the satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Plan;

         (5) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, unreasonably restricts or makes illegal consummation of the Merger;

         (6) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

         (7) each party shall have received an opinion from KPMG Peat Marwick, Certified Public Accountants ("KPMG"), updated as of the Effective Date, to the effect that, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or CBCC as a result of the Merger; and (ii) no gain or loss will be recognized by the shareholders of CBCC who exchange their shares of CBCC Common Stock solely for shares of Synovus Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Synovus Common Stock or cash received as a result of the exercise of statutory dissenters' rights against the Merger);

                                       15


         (8) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chairman of the Board, and its Chief Financial Officer or Controller to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph
(A)(7) of this Article V; and

         (9) Synovus shall have received a letter dated as of the Effective Date from KPMG, its independent certified public accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

         (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1)(a) For purposes of this Article V(B)(1), the accuracy of the representations and warranties of CBCC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Date with the same effect as though all such representations and warranties had been made on and as of the Effective Date (provided, that representations and warranties that are confined to a specific date shall speak only as of that date).

                    (b) The representations and warranties set forth in Recital B regarding the number of shares of CBCC Common Stock outstanding shall be true and correct (except for inaccuracies that are de minimus in amount). There shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of CBCC set forth in this Agreement such that the aggregate effect of such inaccuracies or such instances of non-compliance has, or is reasonably likely in the opinion of Synovus to have, a material adverse effect on CBCC, and Synovus shall have received a certificate, signed by the Chief Executive Officer of CBCC, dated the Effective Date, to such effect. For purposes of this subsection (b) only, those representations and warranties that are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications;

         (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either CBCC or its Subsidiary: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect upon either CBCC or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

         (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of CBCC or its Subsidiary which, in the reasonable judgment of Synovus, is materially and adversely at variance with one or more of the warranties or representations set forth in this Agreement

                                       16


or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on CBCC or its Subsidiary, including, without limitation, the loan portfolio of Subsidiary and the adequacy of the loan loss reserves for such loan portfolio;

         (4) Gordon R. Teel, Donald D. Howard and Glenn Jack Johnson shall have executed employment agreements with Synovus as proposed by Synovus and approved by Messrs. Teel, Howard and Johnson;

         (5) on the Effective Date, Subsidiary will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

         (6) on the Effective Date, Subsidiary will have a loan loss reserve of at least 1.0% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

         (7) CBCC shall have delivered to Synovus the environmental reports referenced in Paragraph (U) of Article III;

         (8) the results of any regulatory exam of CBCC and its Subsidiary occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus; and

         (9) each of the officers and directors of CBCC and its Subsidiary shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against CBCC or its Subsidiary other than routine compensation (with the exception of the Bank of North Georgia Long Term Incentive Award), benefits and the like as an employee, or ordinary rights as a customer.

         (C) The obligation of CBCC to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1)(a) For purposes of this Article V(C)(1), the accuracy of the representations and warranties of Synovus set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Date with the same effect as though all such representations and warranties had been made on and as of the Effective Date (provided, that representations and warranties that are confined to a specific date shall speak only as of that date).

                     (b)The representations and warranties set forth in Recital B regarding the number of shares of Synovus Common Stock outstanding shall be true and correct (except for inaccuracies that are de minimus in amount). There shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of Synovus set forth in this Agreement such that the aggregate effect of such inaccuracies or such instances of non-compliance has, or is reasonably likely in the opinion of CBCC to have, a material adverse effect on Synovus, and CBCC shall have received a certificate, signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect. For purposes of this subsection (b) only, those

                                       17


representations and warranties that are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

         (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

         (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its
Subsidiaries: (a) which, in the reasonable judgment of CBCC, would have a Material Adverse Effect upon either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith; and

         (4) CBCC shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of CBCC, is materially and adversely at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of CBCC, has or will have a Material Adverse Effect on Synovus.

                                 VI. TERMINATION

         A. The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of CBCC:

                  (1) by the mutual consent of Synovus and CBCC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (2) by Synovus or CBCC if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in
Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate; or

                  (3) by Synovus or CBCC if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by November 30, 1998 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate.

         B. In the event of the termination of this Plan by Synovus or CBCC for the reasons and as provided in 1, 2 or 3 above, this Plan shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors.

                                       18


                               VII. EFFECTIVE DATE

         The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia approving the Merger.

                               VIII. OTHER MATTERS

         (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (Q) of Article III, and Paragraphs (N) and (R) of
Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of
Article IV and Paragraphs (E) and (F) of this Article shall survive such termination.

         (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefitted by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

         (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

         (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

         (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

         (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (fax (706)649-2342), with a copy to Ms. Kathleen Moates at the same address.

                                       19


         If to CBCC, to Mr. Gordon R. Teel, Chairman of CBCC, P.O. Box 1407, Alpharetta, Georgia 30239 (fax (770)754-9950), with a copy to Mr. Walter G.
Moeling, IV, Powell, Goldstein, Frazer & Murphy LLP, 16th Floor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303 (fax (404) 572-6999).

         (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

         (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

                                       20


         In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                  SYNOVUS FINANCIAL CORP.

                  By:/s/Thomas J. Prescott

                           Title: Executive V.P. and CFO

                  Attest:/s/Kathy Moates

                           Title: Assistant Secretary

                  COMMUNITY BANK CAPITAL CORPORATION

                  BY:/s/Gordon R. Teel

                           Title: Chairman & CEO

                  Attest:/s/Edward P. Vollertsen, III

                           Title: Executive Vice President


                                       21


                                   APPENDIX B

                        Georgia Business Corporation Code
                         Article 13. Dissenters' Rights

             Part 1. Right to Dissent and Obtain Payment for Shares

          14-2-1301  DEFINITIONS. -  As   used   in   this   article, the  term:
         (1) "Beneficial Shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
         (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.
         (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
         (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
         (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
         (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
         (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
         (8) "Shareholder" means the record shareholder or the beneficial shareholder.

          14-2-1302 RIGHT TO DISSENT. - (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
         (1) Consummation of a plan of merger to which the corporation is a party:
         (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
         (2) Consummation of plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
         (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
         (A) Alters  or  abolishes  a  preferential  right of the  shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2- 604; or
         (F) Cancels, redeems, or repurchases all or part of the shares of the class;
         (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
         (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.
         (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
         (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
         (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

          14-2-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. - A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this

Code section are determined as if the shares as to which he dissents and his other shares were registerd in the names of different shareholders.

              Part 2. Procedure for Exercise of Dissenters' Rights

          14-2-1320 NOTICE OF DISSENTERS' RIGHTS. -(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
         (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

         14-2-1321 NOTICE OF INTENT TO DEMAND PAYMENT. - (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:
         (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
         (2) Must not vote his  shares in favor of the  proposed  action.
         (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

         14-2-1322 DISSENTERS' NOTICE. - (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
         (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:
         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
         (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
         (4) Be accompanied by a copy of this article.

         14-2-1323 DUTY TO DEMAND PAYMENT. - (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

         (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
         (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         14-2-1324 SHARE RESTRICTIONS. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         14-2-1325 OFFER OF PAYMENT. - (a) Except as provided in Code Section 14- 2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
         (b) The offer of payment must be accompanied by:
         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2) A statement of the corporation's estimate of the fair value of the shares;
         (3) An explanation of how the interest was  calculated;
         (4) A statement of the dissenter's right to demand payment under Code
Section 14-2-1327; and
         (5) A copy of this article.
         (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

         14-2-1326 FAILURE TO TAKE ACTION. - (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

         14-2-1327 PROCEDURE IF SHAREHOLDER  DISSATISFIED WITH PAYMENT OR OFFER.
- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
         (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
         (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
         (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
         (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
         (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
         (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                      Part 3. Judicial Appraisal of Shares

         14-2-1330  COURT  ACTION.  - (a) If a demand  for  payment  under  Code
Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
         (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
         (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.
         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.
         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

         14-2-1331 COURT COSTS AND COUNSEL FEES. - (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
         (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2- 1320 through 14-2-1327; or
         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
         (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         14-2-1332 LIMITATION OF ACTIONS. - No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                   APPENDIX C

                      BROWN, BURKE CAPITAL PARTNERS, INC.
                                ATLANTA, GEORGIA


                                                                   July 10, 1998

Board of Directors
Community Bank Capital Corporation
8025 Westside Parkway
Alpharetta, GA  30004

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the shareholders of Community Bank Capital Corporation (the Company), from a financial point of view, of the per share purchase price and terms (the Per Share Purchase Price and Terms) provided for in the Agreement and Plan of Merger (the Merger Agreement) dated June 5, 1998 between the Company and Synovus Financial Corp. (Synovus). The Merger Agreement provides for a merger (the Merger) of the Company and Synovus pursuant to which the common shareholders of the Company will receive 5.43489 common shares of Synovus for every common share of the Company and optionholders shall receive the right to 5.43489 shares of Synovus common stock for each option to purchase a share of the Company. The exercise price per share for each of the options to acquire common stock of the Company shall be adjusted by dividing the original exercise price by 5.43489.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Synovus and the Company. We have also reviewed certain other information, including financial forecasts and budgets, provided to us by Synovus and the Company, and have discussed with the Company's management the business and prospects of the Company.

We have also considered certain financial and stock market data of Synovus and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently



                         ONE BUCKHEAD PLAZA, SUITE 1585
               3060 PEACHTREE ROAD, N.W., ATLANTA, GEORGIA 30305
                    TEL. (404) 364-2092 / FAX (404) 364-2058


Board of Directors
Community Bank Capital Corporation

July 10, 1998
Page Two

available estimates and judgments of Synovus' and the Company's managements as to the future financial performance of Synovus and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of Synovus or the Company and we have assumed that the aggregate allowances for loan losses for Synovus and the Company are adequate to cover such losses. We have solicited third party indications of interest in acquiring the Company and have considered the results of that solicitation in arriving at our opinion.

It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Synovus common stock necessarily will be when the Synovus common stock is issued to the stockholders of the Company upon consummation of the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

We agree to the inclusion of this opinion letter in the Proxy Statement/Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Purchase Price and Terms of the Merger are fair to the common shareholders and optionholders of the Company from a financial point of view.

Very truly yours,

BROWN, BURKE CAPITAL PARTNERS, INC.





                                   APPENDIX D
July 7, 1998

PRIVATE & CONFIDENTIAL

Board of Directors                      Board of Directors
Synovus Financial Corp.                 Community Bank Capital Corporation
P.O. Box 120                            8025 Westside Parkway
Columbus, GA  31902                     Alpharetta, GA  30004

Board Members:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") regarding certain Federal income tax consequences relating to the merger of Community Bank Capital Corporation ("CBCC") with and into Synovus Financial Corp. ("Synovus"). Specifically, you have requested us to opine that the form and substance of the merger of CBCC with and into Synovus constitutes a tax-free reorganization under Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter all section references are to the Code unless otherwise indicated) and that under the Code no gain or loss will be recognized by the shareholders of CBCC upon receipt of the Synovus common stock in exchange for their CBCC common stock upon consummation of the merger.

Our opinion as to the tax-free reorganization treatment of the merger of CBCC with and into Synovus does not include: (1) cash payments that are to be made to CBCC common shareholders in lieu of their receipt of fractional shares of Synovus common stock and (2) cash payments that are made to CBCC shareholders who exercise their statutory dissenters' rights against the merger and receive cash. All affected CBCC common shareholders should consult their own tax advisers on these matters.

                                      Facts

Synovus is a bank holding company organized and existing under the laws of Georgia and having its principal office in Muscogee County, Georgia. It has authorized 600,000,000 shares of $1.00 par value common stock of which 263,080,194 were outstanding at June 30 1998. Synovus common stock is widely held, is publicly traded and is listed on the New York Stock Exchange.

Synovus common stock carries ten votes per share unless the shares do not meet certain ownership tests, in which case each share is entitled to only one vote. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986, a holder of Synovus common stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock beneficially owned on the record date for any meeting of shareholders which: (1) has had the same beneficial owner since April 24, 1986; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;
(3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 2


resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has been held by the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares that are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). There are no other classes of stock authorized. Ten-vote shares will be issued to the CBCC shareholders in the proposed transaction.

Effective April 20, 1989, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights ("poison pill rights"), i.e. rights to acquire the stock of Synovus or its successor.

Under the terms of the plan, holders of Synovus common stock received a poison pill right for each share of Synovus common stock held by them. A shareholder's ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 10% or more, of Synovus common stock by a corporation or individual (the "acquiring person") without the approval of the Synovus' Board of Directors.

In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15% or more of the outstanding shares of Synovus common stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. Additional, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 4, 1999.

Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of the poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

If, after the rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15% or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A "flip-over" event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 3

CBCC is a one-bank holding company organized and existing under the laws of Georgia and having its principal office in Alpharetta, Georgia. CBCC has authorized 5,000,000 shares of $1.00 par value common stock and 5,000,000 shares of $1.00 par value serial preferred stock. As of June 30, 1998, 688,500 shares of CBCC common stock were issued and outstanding and no shares of CBCC preferred stock were issued and outstanding. CBCC shares are not listed on an exchange and are not publicly traded. There are no outstanding warrants, options, rights, calls, or other commitments of any nature to which any person could acquire stock in CBCC that, if exercised or converted, would affect Synovus' acquisition or retention of control of CBCC. There are no outstanding securities or debt obligations of CBCC convertible into shares of CBCC common stock.

Bank of North Georgia, a wholly-owned subsidiary of CBCC, is a Georgia banking corporation with its principal office in Alpharetta, Georgia. As of the date hereof, Bank of North Georgia had outstanding capital stock of $595,125, divided into 595,125 shares of common stock with a par value of $1 each.

                              PROPOSED TRANSACTION

For what has been represented to be valid business purposes, Synovus and CBCC want to combine their businesses. In order to reach that result, the following transaction is proposed:

1. Pursuant to the Agreement and Plan of Merger dated June 5, 1998 (collectively referred to as the "Merger Agreement"), by and among Synovus and CBCC, CBCC will merge with and into Synovus in accordance with Georgia state law. Synovus will survive the merger and the separate corporate existence of CBCC will cease.

2. Immediately after the Merger and pursuant to the Merger Agreement dated June 5, 1998, the separate corporate existence of Bank of North Georgia will continue. After the merger, Bank of North Georgia will retain its name.

3. As a result of the Merger and on its effective date, CBCC shareholders will be entitled to receive from Synovus not less than 5.43489 shares of Synovus common stock for each of their shares of CBCC common stock (the "Per Share Exchange Ratio"). The maximum number of shares of Synovus common stock to be issued in the merger is 4,002,253 shares.

4. No fractional shares of Synovus common stock will be issued in the Merger. Instead, CBCC shareholders who would otherwise be entitled to a fractional share of Synovus common stock will be paid in cash for the fractional shares to be determined based upon the closing price per share of Synovus common stock on the NYSE on the fifth business day immediately preceding the effective date of the Merger.

5. Each CBCC shareholder has the right, pursuant to the state laws of Georgia, to dissent from the Merger. Each dissenting shareholder will be entitled to receive from Synovus (as the successor to CBCC), the fair value of his or her shares in cash as established by Georgia law.

6. Following the effective date of the Merger, Synovus will enter into an Employment Agreement with Mr. Gordon R. Teel, Chairman of the Board and Chief Executive Officer of CBCC and Mr. Donald D. Howard, President and
     Chief Executive Officer of Bank of North Georgia for two and three years respectively. The contracts will provide for Messrs. Teel and Howard to continue to receive substantially the same base salary and benefits which Messrs. Teel and Howard presently receive, and certain severance benefits and participation by Messrs. Teel and Howard in various Synovus incentive, welfare and benefit plans.

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 4

     Mr. Teel will be a director and executive officer, and Mr. Howard will be a director and executive officer of Bank of North Georgia and will enter into a covenant not to compete. The covenant not to compete will prohibit
     Messrs. Teel and Howard from competing with Synovus under certain circumstances.

     In consideration of Messrs. Teel and Howard entering into the Employment Agreement, both will be granted fair market value options to purchase 15,000 shares of Synovus common stock. No shares or compensation will be paid to these individuals as consideration for the covenant.

The following assumptions of fact have been made in regard to the proposed merger (and they form an integral part of the opinions contained herein) each of which you have examined and agree with:

     a) The fair market value of the Synovus voting common stock and cash to be received by each of the CBCC shareholders as a result of the merger will be approximately equal, in each instance, to the fair market value of the CBCC common stock exchanged therefor.


     b) There is no plan or intention by the CBCC shareholders to sell or otherwise dispose of any Synovus voting common stock received by them in the transaction which would reduce their ownership of Synovus voting common stock to a number of shares having, in the aggregate, a fair market value as of the date of the transaction of less than 50 percent of the fair market value of the formerly outstanding stock of CBCC as the date of the transaction. For purposes of this representation, shares of CBCC common stock exchanged for cash as a result of dissenters' rights or in lieu of fractional shares will be treated as outstanding stock of CBCC on the date of the transaction which was disposed of for cash. None of (i) Synovus, (ii) any member of Synovus's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Synovus, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph has the intent to, at the time of the merger, or shall, in a transaction that may be considered in connection with the merger, acquire or redeem (directly or indirectly) any shares of Synovus common stock issued in connection with the merger except for repurchases by Synovus of a small percentage of its stock in the open market as part of any ongoing stock repurchase program not created or modified in any way in connection with the merger. For purposes hereof, any entity described in (ii), (iii), or (iv) shall be referred to as a Synovus Related Party. An entity will be treated as a Synovus Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than CBCC or any CBCC Related Party) will be treated as a Synovus Related Party if the requisite relationship is created in connection with the merger. A CBCC Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by CBCC.

     c) Other than cash paid to former shareholders of CBCC who dissent from the merger and perfect their rights of appraisal, neither CBCC nor any CBCC Related Party has redeemed or acquired any CBCC common stock prior to and in connection with the merger.

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 5

     d) Synovus has no plan or intention to liquidate, to merge with and into another corporation, to sell or otherwise dispose of its stock, or to cause to sell or otherwise dispose of any assets of CBCC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

     e) The liabilities of CBCC assumed by Synovus and the liabilities to which the transferred assets of CBCC are subject were incurred by CBCC in the ordinary course of its business.

     f) The liabilities of Bank of North Georgia and the liabilities to which the transferred assets of Bank of North Georgia are subject were incurred by Bank of North Georgia in the ordinary cause of its business.

     g) Following the transaction, Synovus will continue the historic business of CBCC or use a significant portion of CBCC's historic assets in a business.

     h) Synovus and CBCC, and the shareholders of CBCC will each pay their own fees, expenses, and disbursements in connection with the merger.

     i) There is no intercorporate debt existing between Synovus, CBCC and Bank of North Georgia that was issued, acquired, settled or will be settled at a discount.

     j) No two parties to the merger (i.e. Synovus and CBCC) are investment companies within the meaning of such term as used in Section 368
          (a)(2)(F)(iii) and (iv).

     k)   Neither CBCC nor Bank of North Georgia is under the  jurisdiction of a
          court  in  a  Title  11  or  similar   case   within  the  meaning  of
          368(a)(3)(A).

     l) On the effective date of the Merger, the fair market value of the assets of CBCC transferred to Synovus will exceed the sum of the liabilities assumed by Synovus plus the amount of liabilities to which the transferred assets are subject.

     m) None of the Synovus common stock being issued to the CBCC shareholders will represent compensation for past or future services. The compensation to be paid to CBCC directors, officers, and employees who are stockholders of CBCC and who will be employed following the Merger will not be part of the consideration paid for their CBCC common stock but will be commensurate, in each instance, with past or future services.

     n) All distributions made by CBCC and Bank of North Georgia prior to the merger will be "regular, normal" distributions. o) The maximum amount of cash to be paid in lieu of fractional shares of Synovus voting common stock will, in the aggregate, be less than one percent of the total consideration paid to the CBCC shareholders in the transaction. The payment of cash in lieu of fractional shares of Synovus common stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

     p)   No event has occurred which made the poison pill rights exercisable.

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 6

     q) At the time of merger, each option to purchase or other right with respect to shares of CBCC common stock pursuant to stock options granted by CBCC, which are outstanding at the time of merger, whether or not exercisable, shall be converted into and become rights with respect to Synovus common stock, and Synovus shall assume each CBCC option, in accordance with the terms of the CBCC stock plan by which it is evidenced in substantially the same terms and conditions.

The opinions expressed in this letter are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, or state income tax aspect of this transaction. Therefore, no inference should be drawn on any matter not expressly opined on.

The opinions contained herein are based on the facts, circumstances, and assumptions stated above. If any of the above-stated facts, circumstances or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the incompleteness or inaccuracy could have a material effect on our conclusions and we have not independently verified each of the above facts or assumptions.

In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended; the regulations thereunder; and judicial and administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Such change could be retroactive in effect and therefore could have an effect on our conclusions. We undertake no responsibility to update our opinions in the event of any such change.

                                   DISCUSSION

Merger

Classification as a reorganization

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia, Treasury Regulation Section 1.368-2(b).

Requisite to all reorganizations under Section 368(a)(1) are (1) valid business purpose; (2) a continuity of the business enterprise under the modified corporate form; and (3) a continuity of interest in the corporation surviving the merger on the part of those persons who directly or indirectly were the owners of the merged corporation prior to the reorganization, Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another, Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historic business or use a significant portion of the transferor corporation's historic business assets, Regulation Section 1.368-1(d)(2).

This will be satisfied in this transaction as per assumption "g" above.

The regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation section 1.368-1(b) is satisfied if:

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 7

[T]here is  continuing  interest  through  stock  ownership in the  acquiring or transferee  corporation....  on the  part  of  the  former  shareholders  of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation... which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation... which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent definitive test of this revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less that 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. The Supreme Court in John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), 36-1 U.S.T.C. para 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B. 62. This requirement should be met in this transaction as per assumption "b" above.

In addition to the foregoing, it has been represented as a fact that this transaction is being undertaken for a bona fide corporate business reason, thus satisfying the first requirement stated above.

The merger of CBCC with and into Synovus will constitute a reorganization within the meaning of Section 368(a)(1)(A) provided that (1) the merger of CBCC with and into Synovus qualified as a statutory merger under the applicable federal and state laws and is undertaken for a valid business purpose as stated in the above facts; (2) after the transaction Synovus continues the historic business of CBCC; and (3) CBCC shareholders exchange for Synovus voting common stock an amount of the CBCC stock meeting the continuity of shareholder interest test. Synovus and CBCC will each be "a party to a reorganization" within the meaning of Section 368(b). As discussed above, each of the foregoing will be complied with in this transaction.

Federal income tax consequences to exchanging shareholders

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to a reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend,
Section 356(a)(2).  No loss will be recognized on the exchange,  Section 356(c).
Section 358 provides that, generally, shareholders are entitled to a carryover basis for stock received in a reorganization transaction qualifying under
Section 354 or 356.

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 8

The CBCC common shareholders who receive solely Synovus common stock in exchange for their CBCC common stock will not recognize any gain or loss pursuant to
Section 354(a)(1). The tax basis which these CBCC common shareholders will have in their newly received Synovus common stock will be the same as their tax basis in the CBCC common stock immediately prior to the merger under Section 358(a).

If the property received in an exchange (i.e., Synovus common stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

This tacking of the previous holding period applies only if the property exchanged (i.e., CBCC common stock) was a capital asset in the taxpayer's hands at the time of the exchange, Section 1223(1). The status of the property as a capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her CBCC common stock is a capital asset, then each CBCC shareholder will be able to include his or her respective ownership period of the CBCC common stock in determining the holding period of the Synovus common stock received in the proposed transaction.

Poison Pill Rights

The shares of Synovus common stock to be issued to the CBCC shareholders entitle such shareholders to receive the poison pill rights which will become excercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from the Synovus common stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of the Synovus common stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently, the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, and PLR 9040042 (among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 9

reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property which would give rise to current tax to the shareholders.The terms of the poison pill plan described in the ruling are comparable to the terms of the Synovus plan. This ruling is a published ruling, and therefore may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a CBCC common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.

                                   CONCLUSION

1. Based on the foregoing, it is the opinion of KPMG that the merger of CBCC with and into Synovus, provided it is in accordance with Georgia state law, will be treated as a reorganization under Section 368(a)(1)(A), and that Synovus and CBCC will each be a party to the reorganization as defined in
     Section 368(b).

2. No gain or loss will be recognized by the shareholders of CBCC who receive solely shares of Synovus voting common stock for their CBCC common stock upon consummation of the Merger. The basis of the Synovus shares received by such CBCC shareholders (including any fractional share to which they may be entitled) will be the same as the basis of the CBCC common stock surrendered in the exchange. Provided that the CBCC common stock was a capital asset in the shareholder's hands, the holding period of the Synovus common stock (including any fractional share to which they may be entitled) will include the holding period of the CBCC stock.

3. The payment by Synovus of cash in lieu of fractional share interests in its common stock will, for federal income tax purposes, be treated as if Synovus actually issued the fractional share interests to the CBCC common shareholders and then Synovus redeemed such fractional shares for cash. See Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected CBCC common shareholder should consult their own tax advisor for the tax effect to them of such redemption (i.e. exchange treatment or dividend).

4. Under Sections 357(a) and 361, no gain or loss will be recognized by CBCC upon the transfer of substantially all of its assets to Synovus in exchange for solely shares of Synovus common stock and the assumption by Synovus of the CBCC liabilities. Under Section 361(c), CBCC will not recognize any gain or loss upon the distribution of the Synovus common stock to its shareholders in pursuance of the plan of reorganization.

5. Under Revenue Ruling 57-278, 1957-1 C.B. 124, no gain or loss will be recognized by Synovus upon the acquisition of substantially all of the assets of CBCC in exchange for solely shares of Synovus common stock and the assumption of the CBCC liabilities.

6. Based on the discussion above under Poison Pill Rights, it appears reasonable to conclude that the Synovus poison pill rights plan adopted on April 20, 1989, should be treated as an attribute of the Synovus common stock, a right that is inseparable from other rights inherent in the stock and does not constitute other property received by the CBCC common shareholders in exchange for their CBCC common stock. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event the Service ultimately establishes that such poison pill rights constitute other property, then the CBCC shareholders, who realize gain on the exchange of their shares for Synovus common stock, will recognize such gain to the extent of the value of the poison pill

Board of Directors
Synovus Financial Corp.
Community Bank Capital Corporation
July 7, 1998
Page 10

     rights received.

7. No gain or loss will be recognized by CBCC and Bank of North Georgia upon the transfer of its assets, subject to its liabilities, to Synovus in the Merger (Section 357(a) and 361(a)).

8. The basis of the assets of CBCC and Bank of North Georgia in the hands of Synovus will be the same as the basis of such assets in the hands of CBCC and Bank of North Georgia immediately prior to the Merger (Section 362(b)).

9. The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by Synovus following the Merger.

10. Where a CBCC shareholder elects to receive cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her CBCC stock subject to the provisions and limitations of Section 302 of the Code.

We are furnishing this opinion to you solely in connection with Article V paragraph (A)(7) of the Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.


                                        KPMG Peat Marwick LLP


                                     PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

         Item 20.          Indemnification of Directors and Officers

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.


In accordance with Article VIII of the Company's Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefits plan), and reasonable expenses (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Item 21.          Exhibits and Financial Statement Schedules

         The  following   Exhibits  are  filed  as  part  of  this  Registration
Statement:

Exhibit No.                Description

         2 Agreement and Plan of Merger is attached as Appendix "A" to the Proxy Statement/Prospectus included in this Registration Statement.

         4.1 Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to
                           Exhibit 4(a) of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

         4.2 Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 3.2 of Synovus Financial Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission on March 6, 1997.

         4.3               Form of Rights Agreement incorporated by reference to
                           Exhibit 1 of Synovus Financial Corp.'s Registration Statement on Form 8-A dated May 3, 1989 filed with the Securities and Exchange Commission on May 3, 1989 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

         5                 Legal  opinion  of  the  Deputy  General  Counsel  of
                           Synovus   regarding  the  legality  of   the  Synovus
                           Common  Stock being issued in the Merger.

         8 Tax opinion of KPMG Peat Marwick LLP regarding the tax consequences of the Merger to shareholders of CBCC Common Stock is attached as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

         23.1              The consent of KPMG Peat Marwick LLP re: Consolidated
                           Financial Statements  of  Synovus   Financial   Corp.
                           and Subsidiaries.

         23.2              The  consent   of  Ernst  &  Young   re: Consolidated
                           Financial  Statements   of   Community  Bank  Capital
                           Corporation  and  Subsidiary.

         23.3 The consent of KPMG Peat Marwick LLP regarding its tax opinion filed as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

         23.4 The consent of the Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

         23.5              The consent of Brown, Burke  Capital  Partners,  Inc.
                           regarding its opinion as to the fairness of the consideration to be received by Community Bank Capital Corporation's shareholders.

         24 Powers of Attorney contained on the signature pages of the Registration Statement.

         99.1              Form of Proxy

         99.2 Opinion of Brown, Burke Capital Partners, Inc. as to the fairness of the consideration to be received by Community Bank Capital Corporation's shareholders is attached as Appendix "C" to the Proxy Statement/Prospectus included in this Registration Statement.

         The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

         Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 10th day of July, 1998.

                                   SYNOVUS FINANCIAL CORP.

                                   (Registrant)
                                   By:/s/James H. Blanchard
                                   ----------------------------------
                                   James H. Blanchard,
                                   Chairman of the Board and
                                   Principal Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Stephen L. Burts, Jr., and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/William B. Turner                                         Date: July 10, 1998
---------------------------------------------
William B. Turner,
Director and Chairman of
the Executive Committee


/s/James H. Blanchard                                        Date: July 10, 1998
------------------------------------------
James H. Blanchard,
Chairman of the Board and
Principal Executive Officer


------------------------------------------                   Date:
John T. Oliver, Jr.,
Director and Vice Chairman
of the Executive Committee


/s/James D. Yancey                                          Date: July 10, 1998
------------------------------------------
James D. Yancey,
President and Director


/s/Richard E. Anthony                                       Date: July 10, 1998
-------------------------------------------
Richard E. Anthony,
Vice Chairman of the Board


/s/Walter M. Deriso, Jr.                                    Date: July 10, 1998
---------------------------------------------
Walter M. Deriso, Jr.,
Vice Chairman of the Board


/s/Stephen L. Burts, Jr.                                    Date: July 10, 1998
--------------------------------------------
Stephen L. Burts, Jr.,
Vice Chairman of the Board


/s/Thomas J. Prescott                                       Date: July 10, 1998
------------------------------------------
Thomas J. Prescott,
Executive Vice President, Treasurer,
Principal Accounting and Financial Officer

                                                            Date:
------------------------------------------
Joe E. Beverly,
Director


/s/Richard Y. Bradley                                       Date: July 10, 1998
--------------------------------------------
Richard Y. Bradley,
Director


                                                            Date:
------------------------------------------
C. Edward Floyd,
Director


                                                            Date:
------------------------------------------
Gardiner W. Garrard, Jr.,
Director


                                                            Date:
------------------------------------------
V. Nathaniel Hansford,
Director


/s/John P. Illges, III                                      Date: July 10, 1998
-----------------------------------------------
John P. Illges, III,
Director


/s/Mason H. Lampton                                         Date: July 10, 1998
---------------------------------------------
Mason H. Lampton,
Director


                                                            Date:
------------------------------------------
Elizabeth C. Ogie,
Director

                                                            Date:
------------------------------------------
H. Lynn Page,
Director


/s/Robert V. Royall, Jr.                                    Date: July 10, 1998
--------------------------------------------
Robert V. Royall, Jr.,
Director


                                                            Date:
------------------------------------------
Melvin T. Stith,
Director